Exhibit 10.1

EXECUTION COPY

SENIOR UNSECURED CREDIT AGREEMENT

dated as of July 21, 2015

among

CHOICE HOTELS INTERNATIONAL, INC.,

as Borrower,

THE LENDERS NAMED HEREIN,

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent,

with

DEUTSCHE BANK SECURITIES INC.

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers,

and

DEUTSCHE BANK SECURITIES INC.

and

WELLS FARGO SECURITIES, LLC

as Joint Book-Running Managers,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Syndication Agent and Swingline Lender,

and

BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A

and

SUNTRUST BANK,

as Co-Documentation Agents

i

Exhibits
Exhibit A-1	Form of Notice of Borrowing
Exhibit A-2	Form of Notice of Account Designation
Exhibit A-3	Form of Notice of Prepayment
Exhibit A-4	Form of Notice of Conversion/Continuation
Exhibit A-5	Form of Competitive Bid Request
Exhibit A-6	Form of Invitation to Bid

Exhibit A-7	Form of Competitive Bid
Exhibit A-8	Form of Competitive Bid Accept/Reject Letter
Exhibit B	Form of Administrative Questionnaire
Exhibit C	Form of Assignment and Acceptance
Exhibit D	Form of Guarantee Agreement for Restricted Subsidiaries
Exhibit E	Form of Note
Exhibit F	Form of Designated Bank Note
Exhibit G	Form of Designation Agreement

Schedules
Schedule 1.01(a)	Mandatory Cost
Schedule 2.01	Commitments
Schedule 3.08	Subsidiaries
Schedule 6.02	Existing Liens

SENIOR UNSECURED CREDIT AGREEMENT

This SENIOR UNSECURED CREDIT AGREEMENT, dated as of July 21, 2015, is made by and among CHOICE HOTELS INTERNATIONAL, INC., a Delaware corporation (the “Borrower”), the Lenders referred to herein, DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent for the Lenders (in such capacity, together with any successor administrative agent appointed in accordance with Section 8.09, the “Administrative Agent”), DEUTSCHE BANK SECURITIES INC. and WELLS FARGO SECURITIES, LLC, as joint lead arrangers (the “Arrangers”), DEUTSCHE BANK SECURITIES INC. and WELLS FARGO SECURITIES, LLC, as joint book-running managers (the “Book-Running Managers”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as syndication agent (the “Syndication Agent”) and swingline lender (in such capacity, together with any successor swingline lender appointed in accordance with Section 9.04(l), the “Swingline Lender”), and BANK OF AMERICA, N.A., JPMORGAN CHASE BANK, N.A and SUNTRUST BANK, as co-documentation agents.

Capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 1.01.

The Borrower has requested the Lenders to extend certain credit facilities on the terms and subject to the conditions herein set forth. Accordingly, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Loan” shall mean any Loan denominated in dollars bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Accepting Lenders” shall have the meaning assigned to such term in Section 2.28(a).

“Adjusted LIBO Rate” shall mean, with respect to any Eurodollar Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Questionnaire’’ shall mean an Administrative Questionnaire in the form of Exhibit B.

“Administrative Agent” shall have the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Correspondent” shall mean Deutsche Bank AG, London Branch, or any other financial institution designated by the Administrative Agent to act as its correspondent hereunder with respect to the distribution and payment of Eurocurrency Loans.

“Affiliate” shall mean, when used with respect to a specified Person, another Person (whether now existing or hereafter organized) that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” shall mean this Senior Unsecured Credit Agreement.

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2%, or (c) the LIBO Rate for a one (1) month Interest Period (determined on a daily basis) plus 1%. For purposes hereof, “Prime Rate” shall mean the rate of interest per annum publicly announced from time to time by the Deutsche Bank AG New York Branch, as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. The parties hereto acknowledge that the rate announced publicly by Deutsche Bank AG New York Branch, as its Prime Rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers. “Federal Funds Effective Rate” shall mean the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then “Federal Funds Effective Rate” shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBO Rate, respectively.

“Alternative Currency” shall mean each lawful and freely available currency (other than dollars) that is freely transferable and freely convertible into dollars and in which dealings in deposits are carried on in the London interbank market, which shall be requested by the Borrower and approved by all of the Lenders.

“Alternative Currency Amount” shall mean with respect to each Revolving Loan made or continued (or to be made or continued) in an Alternative Currency, the amount of such Alternative Currency which is equivalent to the principal amount in dollars of such Revolving Loan at the most favorable Spot Exchange Rate determined by the Administrative Agent to be available to it at approximately 11:00 a.m. two (2) Business Days before such Revolving Loan is made or continued (or to be made or continued). When used with respect to any other sum expressed in dollars, “Alternative Currency Amount” shall mean the amount of such Alternative Currency which is equivalent to the amount so expressed in dollars at the most favorable Spot Exchange Rate determined by the Administrative Agent to be available to it at the relevant time.

“Alternative Currency Commitment” shall mean the lesser of (a) $35,000,000 and (b) the Commitment, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof.

“Anniversary Date” shall have the meaning set forth in Section 2.16(a).

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering including, without limitation, the United Kingdom Bribery Act of 2010 and the United States Foreign Corrupt Practices Act of 1977, as amended.

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering, or bribery, including the PATRIOT Act.

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts of governmental authorities and all orders and decrees of all courts and arbitrators.

“Applicable Percentage” shall mean, with respect to any Eurocurrency Loan, ABR Loan or Floating Rate Loan, as the case may be, the applicable percentage per annum as determined pursuant to clauses (a) and (b) below, as applicable:

(a) Unless and until the Borrower has achieved an Investment Grade Rating and delivered the notice described in clause (b) below electing to use the Ratings-Based Pricing Grid, the Applicable Percentage shall be the applicable percentage per annum set forth in the table below (the “Leverage-Based Pricing Grid”) under the caption “Applicable Percentage for Eurocurrency and Floating Rate Loans” or “Applicable Percentage for ABR Loans”, as the case may be, based upon the Consolidated Leverage Ratio as set forth below, provided that the Applicable Percentage for Eurocurrency Loans shall be increased by an amount equal to the applicable Mandatory Cost, as determined pursuant to the relevant formula set forth on Schedule 1.01(a) hereto:

Pricing Level	Consolidated Leverage Ratio	Applicable Percentage for Eurocurrency (excluding Mandatory Costs) and Floating Rate Loans	Applicable Percentage for ABR Loans
I	< 3.00:1.00	1.350%	0.350%
II	≥ 3.00:1:00 but < 3.50:1.00	1.500%	0.500%
III	≥ 3.50:1:00 but < 4.00:1.00	1.650%	0.650%
IV	≥ 4.00:1.00	1.750%	0.750%

The Applicable Percentage for each ABR Loan or Swingline Loan shall be determined by reference to the Consolidated Leverage Ratio in effect from time to time and the Applicable Percentage for any Interest Period for any Eurocurrency Loan or Eurodollar Loan (if applicable) comprising part of the same borrowing by the Borrower shall be determined by reference to the Consolidated Leverage Ratio in effect on the first day of such Interest Period; provided, however, that (a) the Applicable Percentage for the period from the Closing Date until the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.04(b) for the quarter ending June 30, 2015 shall be at Pricing Level II, (b) no change in the Applicable Percentage resulting from the Consolidated Leverage Ratio shall be effective until three Business Days after the date on which the Administrative Agent receives (i) the financial statements required to be delivered pursuant to Section 5.04(a) or (b), as the case may be, and (ii) a certificate of the Financial Officer of the Borrower demonstrating the Consolidated Leverage Ratio, and (c) the Applicable Percentage shall be at Pricing Level IV for so long as the Borrower has not submitted to the Administrative Agent as and when required under Section 5.04(a) or (b), as applicable, the information described in clause (b) of this proviso. If as a result of a restatement of the Borrower’s financial statements or other recomputation of the Consolidated Leverage Ratio on which the Applicable Percentage is based, the interest paid or accrued hereunder was paid or accrued at a rate lower than the interest that would have been payable had such Leverage Ratio been correctly computed, the Borrower shall pay to the Administrative Agent for the account of the Lenders within five (5) Business Days of written demand the difference between the amount that should have been paid or accrued and the amount actually paid or accrued.

(b) In the event that the Borrower shall have achieved an Investment Grade Rating, then the Borrower shall have the right, but not the obligation, upon written notice to the Administrative Agent, to make a written election (such notice to set forth the date for such election to be effective) to use the ratings-based pricing grid set forth below (the “Ratings-Based Pricing Grid”), in which case the Applicable Percentage shall be based on the Debt Rating of the Borrower, as set forth below, notwithstanding any subsequent failure of the Borrower to maintain an Investment Grade Rating:

Pricing Level	Debt Rating	Applicable Percentage for Eurocurrency (excluding Mandatory Costs) and Floating Rate Loans	Applicable Percentage for ABR Loans	Facility Fee	All-in Draw
I	> A-/A3	0.900%	0.000%	0.100%	1.000%
II	BBB+/Baa1	0.975%	0.000%	0.125%	1.100%
III	BBB/Baa2	1.050%	0.050%	0.150%	1.200%
IV	BBB-/Baa3	1.300%	0.300%	0.200%	1.500%
V	< BBB-/Baa3 or no Debt Rating	1.500%	0.500%	0.250%	1.750%

In all cases after making such election should the Applicable Percentage based on the Leverage-Based Pricing Grid set forth above be lower than the “All-in Draw” based on the Ratings-Based Pricing Grid set forth above, the Borrower shall have the option, upon written notice to the Administrative Agent, to make a written election to use the Leverage-Based Pricing Grid set forth in clause (a) above, which election shall apply until further notice is provided by the Borrower to the Administrative Agent pursuant to the provisions of this clause (b) above.

“Approved Fund” shall mean any Person (other than a natural person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, provided that such Approved Fund must be administered by (a) a Lender, (b) a Lender Affiliate or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” shall have the meaning specified in the recital of parties to this Agreement.

“Asset Sale” shall mean, with respect to the Borrower or any Subsidiary, any sale, transfer or other disposition of any assets or other properties (including individual business assets, patents, trademarks and other intangibles) of the Borrower or such Subsidiary, including the sale, transfer or disposition of any capital stock of or any merger or consolidation involving any Subsidiary and any issuance or sale by any Subsidiary of shares of its capital stock, other than (i) sales of inventory and used equipment in the ordinary course of business of the Person (whether the Borrower or a Subsidiary) owning and selling such inventory or used equipment; (ii) sales, transfers and other dispositions of any tangible assets by the Borrower or any Subsidiary that have become obsolete or have been determined by the management of the Borrower or such Subsidiary to no longer be necessary for the conduct of its business; (iii) sales, transfers and other dispositions of any assets to the Borrower or any Restricted Subsidiary; (iv) Sale and Lease-Back Transactions; (v) sales by the Borrower or Subsidiaries of assets acquired from Persons other than the Borrower or other Subsidiaries, which sales occur not more than 12 months after the respective dates on which such assets were acquired; and (vi) the disposition of Hedging Agreements.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in the form of Exhibit C.

“Assigned Commitments” shall have the meaning set forth in Section 2.16(d).

“Assignees” shall have the meaning set forth in Section 2.16(d).

“Assignment Date” shall have the meaning set forth in Section 2.16(d).

“Assignors” shall have the meaning set forth in Section 2.16(d).

“Assumed Commitment” shall have the meaning set forth in Section 2.16(d).

“Bainum Affiliates” shall have the meaning assigned to such term in the definition of “Permitted Holders”.

“Beneficial Ownership” shall have the meaning provided in Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Book-Running Managers” shall have the meaning specified in the recital of parties to this Agreement.

“Borrower” shall have the meaning specified in the recital of parties to this Agreement.

“Borrower Materials” shall have the meaning given such term in Section 5.04.

“Borrower’s Account” shall mean the deposit account of the Borrower identified in the applicable notice substantially in the form of Exhibit A-2 hereto (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or such deposit account as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time.

“Business Day” shall mean any day (other than a day which is a Saturday, Sunday or legal holiday) on which banks are open for business in New York, New York and Charlotte, North Carolina; provided, however, that (i) when used in connection with a Floating Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market and (ii) when used in connection with a Eurocurrency Loan, “Business Day” shall also mean any TARGET Day, and shall exclude any day on which commercial banks are not open for foreign exchange business in London or, if such reference relates to the date on which any amount is to be paid or made available in an Alternative Currency, in the principal financial center in the country of such Alternative Currency.

“Capital Lease Obligations” of any Person shall mean the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP applied on a consistent basis and, for the purposes of this Agreement, the amount of such obligations at any time shall be the liability therefor at such time determined in accordance with GAAP applied on a consistent basis.

“Capital Stock” shall mean (i) in the case of a corporation, capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership, partnership interests (whether general or limited), (iv) in the case of a limited liability company, membership interests and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person (excluding hypothetical shares of stock of the Borrower issued to employees as part of a “phantom stock” or similar compensation plan).

“Cash Management Agreement” shall mean any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer and other cash management arrangements.

“Cash Management Obligations” shall mean all existing or future payment and other obligations owing by the Borrower or any Restricted Subsidiary under any Cash Management Agreement (which such Cash Management Agreement is permitted hereunder) with any person that (i) is a Lender or a Lender Affiliate or (ii) was a Lender or a Lender Affiliate at the time such Cash Management Agreement is entered into.

“Change in Control” shall be deemed to have occurred if (i) any Person or two or more Persons acting in concert (other than, in either case, a Permitted Holder) shall have acquired Beneficial Ownership, directly or indirectly, of, or shall have acquired by contract or otherwise, Capital Stock of the Borrower (or other securities convertible into such Capital Stock) representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower, (ii) the direct or indirect sale, assignment, transfer, lease, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the Borrower’s and its Subsidiaries’ properties or assets, taken as a whole, to any “person” (individually and as that term is used in Section 13(d)(3) and Section 14(d)(2) of the Exchange Act), other than the Borrower or one of its Subsidiaries, or (iii) Continuing Directors shall cease for any reason to constitute a majority of the members of the board of directors of the Borrower then in office.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority, provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements or the Basel Committee on Banking Supervision, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as may be amended or modified from time to time.

“Commitment” shall mean, as to any Lender, the obligation of such Lender to (a) make Revolving Loans to the account of the Borrower hereunder and (b) purchase participations in Swingline Loans pursuant to Section 2.02(b), in each case in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name in the Register, as such amount may be increased or reduced at any time or from time to time pursuant to the terms hereof. The aggregate Commitments of all Lenders on the Closing Date shall be $450,000,000.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Competitive Bid” shall mean an offer by a Lender to make a Competitive Bid Loan pursuant to Section 2.04.

“Competitive Bid Accept/Reject Letter” shall mean a notification made by the Borrower pursuant to Section 2.04(c) in the form of Exhibit A-8.

“Competitive Bid Interest Period” shall have the meaning assigned thereto in Section 2.09(b)(ii).

“Competitive Bid Loan” shall mean any Loan bearing interest at the Competitive Bid Rate determined in accordance with Section 2.04.

“Competitive Bid Rate” shall mean, as to any Competitive Bid made by a Lender pursuant to Section 2.04 in the case of (a) a Eurodollar Competitive Bid Loan, the Adjusted LIBO Rate adjusted by the Competitive Margin and (b) a Fixed Rate Loan, the fixed rate of interest offered by the Lender making such Competitive Bid.

“Competitive Bid Reduction” shall have the meaning given such term in Section 2.01(a).

“Competitive Bid Request” shall mean a request made pursuant to Section 2.04(a) in the form of Exhibit A-5.

“Competitive Margin” shall mean, as to any Eurodollar Competitive Bid Loan, the margin (expressed as a percentage rate per annum in the form of a decimal to no more than four decimal places) to be added to or subtracted from the Adjusted LIBO Rate in order to determine the interest rate applicable to such Loan, as specified in the Competitive Bid relating to such Loan.

“Consent Date” shall have the meaning set forth in Section 2.16(a).

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, the Consolidated Net Income for such period taken as a single accounting period, plus (a) the sum of the following amounts of the Borrower and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP to the extent deducted in the determination of such Consolidated Net Income: (i) depreciation expense, (ii) amortization expense, (iii) interest expense, (iv) income and franchise tax expense, and (v) other non-cash charges (other than any increase in the allowance for doubtful accounts), minus (b) the portion of such Consolidated EBITDA attributable to any Domestic Subsidiary that is not a Restricted Subsidiary.

“Consolidated Fixed Charge Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated EBITDA for the fiscal four quarter period most recently ended for which financial statements of the Borrower are required to be delivered to the Administrative Agent pursuant to Section 5.04(a) or (b), as the case may be, to (ii) Consolidated Fixed Charges for such fiscal four quarter period.

“Consolidated Fixed Charges” shall mean, for any period, the sum of (a) Consolidated Interest Expense plus (b) aggregate distributions on Preferred Interests payable by the Borrower for such period and distributions made by the Borrower in such period for the purpose of paying dividends on Preferred Interests issued by the Borrower, provided that all such obligations of a Domestic Subsidiary that is not a Restricted Subsidiary shall be excluded from the determination of Consolidated Fixed Charges.

“Consolidated Indebtedness” shall mean, as of any date of determination without duplication, all obligations accounted for as Indebtedness on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries on such date, in accordance with GAAP consistently applied, whether such obligations are classified as long-term or short-term, and including in any event, without duplication, all (x) Guarantees of Indebtedness of others and (y) all obligations as an account party in respect of letters of credit and bankers’ acceptances, but excluding Indebtedness of the type described in clause (i) of the definition of Indebtedness, provided that all such obligations of a Domestic Subsidiary that is not a Restricted Subsidiary shall be excluded from the determination of Consolidated Indebtedness.

“Consolidated Interest Expense” shall mean, for any period, the aggregate cash interest expense of the Borrower and its Consolidated Subsidiaries for such period, including capitalized interest and the portion of any payments made in respect of Capital Lease Obligations deemed to represent interest, all as determined on a Consolidated basis in accordance with GAAP consistently applied, but excluding (a) deferred financing costs, and (b) other non-cash interest expenses.

“Consolidated Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Indebtedness to (ii) Consolidated EBITDA for the fiscal four quarter period most recently ended for which financial statements of the Borrower are required to be delivered to the Administrative Agent pursuant to Section 5.04(a) or (b), as the case may be. In the event the Borrower shall complete, directly or through a Subsidiary (other than a Domestic Subsidiary that is not a Restricted Subsidiary), an acquisition or divestiture of any Person or business unit during any period, the Consolidated Leverage Ratio as of the end of and for such period shall thereafter be determined on a pro forma basis as if such acquisition or divestiture had been completed on the first day of such period.

“Consolidated Net Assets” shall mean the Consolidated total assets of the Borrower and its Subsidiaries, after deducting therefrom all current liabilities of the Borrower and its Subsidiaries (other than the current portion of long-term Indebtedness of the Borrower and its Subsidiaries and Capitalized Lease Obligations of the Borrower and its Subsidiaries), all as set forth on the latest Consolidated balance sheet of the Borrower prepared in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, as determined on a Consolidated basis in accordance with GAAP consistently applied; provided, however, that with respect to interest income only cash interest income shall be included in the determination of Consolidated Net Income.

“Consolidated Total Assets” shall mean, as at any date of determination, the total assets of the Borrower and its Consolidated Subsidiaries at such time, as determined on a Consolidated basis in accordance with GAAP consistently applied, and including in any event and without limitation, the value of all investments by the Borrower or any Consolidated Subsidiary in any joint venture or other Person that is not Consolidated with the Borrower in accordance with GAAP, minus the portion of such Consolidated Total Assets attributable to any Domestic Subsidiary that is not a Restricted Subsidiary.

“Continuing Directors” shall mean, during any period of up to 24 consecutive months after the date hereof, individuals who at the beginning of such 24 month period were directors of the Borrower (together with any new director whose election by the Borrower’s board of directors or whose nomination for election by the Borrower’s stockholders was approved by a vote of (i) at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved or (ii) Permitted Holders representing not less than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Borrower).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have correlative meanings; provided, however, that the existence of a management contract by the Borrower or one of its Affiliates to manage another entity shall not be deemed to be Control.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“DBNY” shall mean Deutsche Bank AG New York Branch.

“Debt Rating” shall mean, as of any date, with respect to either Moody’s or S&P, the most recent credit rating assigned to the senior, unsecured, non-credit enhanced, long-term debt of the Borrower issued by such rating agency prior to such date; provided, however, that (a) if the Debt Ratings issued by Moody’s and S&P differ and such difference is less than two levels, the higher of such Debt Ratings shall apply and (b) if the Debt Ratings issued by Moody’s and S&P differ and such difference is two or more levels, the Debt Rating one level below the higher of such Debt Ratings shall apply. At any time, if either of Moody’s or S&P shall no longer perform the functions of a securities rating agency, then (x) the Borrower and the Administrative Agent shall promptly negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of each substitute rating agency with that of the rating agency being replaced), and (y) pending such amendment, (1) the Debt Rating of the other of rating agency described herein, if one has been provided, shall continue to apply and (2) if such Debt Rating is one of the ratings identified in clause (a) or (b) of the definition of Investment Grade Rating, as applicable, then the Borrower will be deemed to have achieved an Investment Grade Rating during such time.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (a) has failed to fund any portion of any Loan or any participation in any Swingline Loan required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless such amount is the subject of a good faith dispute, (c) has notified the Borrower, the Administrative Agent or any other Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement, or (d) has become or is, or whose direct or indirect parent company has become or is, insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in that Lender or any direct or indirect parent company thereof by a Governmental Authority. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.27(f)) upon delivery of written notice of such determination to the Borrower, the Swingline Lender and each Lender.

“Departing Lender” shall have the meaning assigned to such term in Section 2.26.

“Designated Bank” shall mean a special purpose entity that (i) shall have become a party to this Agreement pursuant to Section 9.04(i), and (ii) is not otherwise a Lender.

“Designated Bank Notes” shall mean promissory notes of the Borrower, substantially in the form of Exhibit F hereto, evidencing the obligation of the Borrower to repay Competitive Bid Loans made by Designated Banks, as the same may be amended, supplemented, modified or restated from time to time, and “Designated Bank Note” shall mean any one of such promissory notes issued under Section 9.04(i).

“Designating Lender” shall have the meaning set forth in Section 9.04(i).

“Designation Agreement” shall mean a designation agreement in substantially the form of Exhibit G attached hereto, entered into by a Lender and a Designated Bank and accepted by the Administrative Agent.

“dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is organized under the laws of any political subdivision of the United States of America (other than a Subsidiary described in clause (ii) of the definition of Foreign Subsidiary).

“Effective Date” shall mean the date on and as of which each of the conditions set forth in Section 4.02 shall have been satisfied.

“Eligible Assignee” shall mean (a) a Lender, (b) a Lender Affiliate, (c) an Approved Fund, and (d) any other person (other than a natural person) approved by (i) the Administrative Agent and the Swingline Lender and (ii) unless an Event of Default under clause (b), (c), (g) or (h) of Article VII or a Default in the performance and observance of Sections 6.11 and 6.12 has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed), provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

“EMU” shall mean economic and monetary union as contemplated in the Treaty on European Union.

“EMU Legislation” shall mean legislative measures of the Council of European Union for the introduction of, change over to or operation of the euro.

“Equivalent Dollar Amount” shall mean, (a) with respect to any Loan denominated in any Alternative Currency, the amount of dollars that would be required to purchase the amount of the Alternate Currency of such Loan on the date two (2) Business Days prior to the date of such Loan (or in the case of any determination made under Section 2.05 or redenomination under Section 2.15, on the date of determination or redenomination therein referred to), based upon the Spot Exchange Rate and (b) with respect to any amount of dollars on any date, such amount of dollars.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

“ERISA Affiliate” shall mean any person (whether or not incorporated) that is a member of a group of which the Borrower is a member and which is treated as a single employer under Section 414 of the Code or Section 4001(b) of ERISA.

“euro” shall mean the single currency to which the Participating Member States of the European Union have converted.

“Eurocurrency” when used in reference to any Loan shall refer to whether such Loan, or Loans, denominated in an Alternative Currency are bearing interest at a rate determined by reference to the LIBO Rate in accordance with the provisions of Article II.

“Eurodollar” when used in reference to any Loan shall refer to whether such Loan, or Loans, denominated in dollars are bearing interest at a rate determined by reference to the Adjusted LIBO Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall have the meaning given such term in Section 2.20(a).

“Existing Credit Agreement” shall mean the Senior Secured Credit Agreement dated as of July 25, 2012, among Choice Hotels International, Inc., Deutsche Bank AG New York Branch, as administrative agent, the lenders party thereto and the other parties identified therein, as amended, modified or supplemented to date.

“Existing Stockholder” shall mean any stockholder of the Borrower which, together with such stockholder’s affiliates, owns more than 5% of the common stock of the Borrower as of the Closing Date so long as the Bainum Affiliates continue to own more common stock of the Borrower than such Existing Stockholder.

“Extending Commitments” shall have the meaning set forth in Section 2.16(b)(ii).

“Extending Lender” shall have the meaning set forth in Section 2.16(a)(i).

“Extension Date” shall have the meaning given such term in Section 2.16.

“Facility” shall mean, at any time, the aggregate amount of the Commitments at such time.

“Facility Exposure” shall mean, at any date of determination, the sum of the aggregate principal amount of all outstanding Loans plus, without duplication, the outstanding Swingline Loans.

“Facility Fee” shall have the meaning assigned thereto in Section 2.07(a).

“FATCA” shall mean Sections 1471 through 1474 of the Code (as of the date hereof or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, Notice or similar guidance issued by the United States Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions) and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” shall have the meaning assigned to such term in the definition of “Alternate Base Rate”.

“Fee Letter” shall mean any fee letter agreement executed and delivered by the Borrower and to which any Arranger and/or the Administrative Agent is a party, as the same may be amended from time to time.

“Financial Officer” of any corporation shall mean the chief financial officer, principal accounting officer, treasurer or controller of such corporation.

“Fixed Rate Loan” shall mean any Competitive Bid Loan bearing interest at a fixed percentage rate per annum (expressed in the form of a decimal to no more than four decimal places) specified by the Lender making such Fixed Rate Loan in its Competitive Bid.

“Floating Rate Loan” shall mean any Eurodollar Loan and any Swingline Loan.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean (i) any Subsidiary that is not a Domestic Subsidiary, including any Subsidiary which is a “controlled foreign corporation” (within the meaning of Section 957 of the Code) or (ii) any Subsidiary organized under any political subdivision of the United States of America substantially all of the assets of which constitute the Capital Stock of one or more controlled foreign corporations.

“Franchise Agreement” shall mean a contract (whether called a franchise agreement, license agreement or otherwise) pursuant to which the Borrower grants a third party the right to operate a hotel under one or more hotel brands, as each such contract may be amended from time to time.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to the Swingline Lender, such Defaulting Lender’s Pro Rata Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to the Swingline Lender shall have been provided in accordance with the terms hereof.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and any other applicable authoritative bodies, provided that in the event of a conflict in the principles recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board and another applicable authoritative body, the principles in effect at such time and recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board shall control.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including (a) any obligation of such Person, direct or indirect, to assume, purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) any obligation of such Person to provide other credit support or to purchase property, securities or services in each case for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, and (c) any obligation of such Person to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term Guarantee shall not include (i) endorsements for collection or deposit, in either case in the ordinary course of business or (ii) performance guarantees, construction guarantees or customary Non-Recourse guarantees of Non-Recourse Indebtedness, unless and until a claim for payment has been made under any performance guarantee, construction guarantee or customary Non-Recourse guarantee, at which time any such performance guarantee, construction guarantee or customary Non-Recourse guarantee shall be deemed to be a Guarantee in an amount equal to such claim.

“Guarantee Agreement” shall mean the Guarantee Agreement, substantially in the form of Exhibit D, among the Guarantors and the Administrative Agent, and shall include any Guarantee Joinder Agreement.

“Guarantee Joinder Agreement” shall mean any joinder agreement pursuant to which a Restricted Subsidiary joins the Guarantee Agreement and becomes a Guarantor, either substantially in the form attached as an exhibit to the Guarantee Agreement or in such other form as may be requested by the Borrower and reasonably approved by the Administrative Agent for such purpose.

“Guarantor” shall mean each Restricted Subsidiary, to the extent required by Section 5.09(a)(ii).

“Hedging Agreement” shall mean any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

“Hedging Obligations” shall mean all existing or future payment and other obligations owing by the Borrower or any Restricted Subsidiary under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any person that (i) is a Lender or a Lender Affiliate or (ii) was a Lender or a Lender Affiliate at the time such Hedging Agreement is executed.

“Hotel Properties” shall mean any hotel properties owned on the Closing Date or acquired or constructed after the Closing Date, including fixtures and personalty associated therewith.

“Increasing Lender” shall have the meaning set forth in Section 2.16(a)(ii).

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed (valued at the lesser of (1) the amount of such indebtedness or (2) if such indebtedness is Non-Recourse to such Person, the fair market value of such property), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such Person in respect of Hedging Agreements, (j) all obligations of such Person as an account party in respect of letters of credit (other than (x) documentary letters of credit (including commercial and trade letters of credit) issued to secure payment obligations in respect of goods and services in the ordinary course of business and (y) letters of credit and surety bonds with respect to underlying obligations of such Person that are already accounted for as liabilities elsewhere in this definition) and bankers’ acceptances, (k) to the extent not otherwise included, all obligations of such Person under so-called forward equity purchase contracts where such Person is obligated to purchase or redeem any shares of equity securities issued by such Person, and (l) all obligations of such person in respect of any so-called “synthetic lease” (i.e., a lease of property which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes). Notwithstanding the foregoing, Indebtedness shall (x) not include “deferred revenues”, “current accounts payable” or “accrued and other expenses” (as such items are set forth in the financial statements of the Borrower and its Subsidiaries to be delivered to the Administrative Agent and each Lender pursuant to Section 5.04) incurred in the ordinary course of business, and (y) include the Indebtedness of any partnership in which such Person is a general partner, except to the extent that such Indebtedness is expressly stated to be non-recourse to such partner.

“Indenture” shall mean that certain Indenture, dated as of August 25, 2010, between the Borrower and Wells Fargo Bank, National Association, as trustee, as supplemented by a Supplemental Indenture dated as of August 25, 2010 and a Second Supplemental Indenture dated as of June 27, 2012, as the same may be further amended.

“Initial Maturity Date” shall mean July 21, 2020.

“Insignificant Subsidiary” shall mean, at any time, any Subsidiary of the Borrower that (x) has (i) assets of not greater than 10% of the Consolidated total assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Borrower) and (ii) revenue of less than 10% of the Consolidated revenues of the Borrower and its Subsidiaries for the most recently ended four-quarter period of the Borrower and its Subsidiaries (computed pro forma for any acquisitions or dispositions made during such four-quarter period) and (y) if aggregated with all other Subsidiaries of the Borrower with respect to which an event described under clause (g) or (h) of Article VII has occurred and is continuing, would have (i) assets of not greater than 10% of the Consolidated total assets of the Borrower and its Subsidiaries (determined as of the last day of the most recent fiscal quarter of the Borrower) and (ii) revenue of less than 10% of the Consolidated revenues of the Borrower and its Subsidiaries for the most recently ended four-quarter period of the Borrower and its Subsidiaries (computed pro forma for any acquisitions or dispositions made during such four-quarter period).

“Intellectual Property” shall have the meaning set forth in Section 3.20 hereof.

“Interest Payment Date” shall mean, with respect to any Loan, the last day of the Interest Period applicable thereto and, in the case of a Eurocurrency Loan or Eurodollar Loan with an Interest Period of more than three (3) months’ duration or a Fixed Rate Loan with an Interest Period of more than three (3) months’ duration, each day that would have been an Interest Payment Date for such Loan had successive Interest Periods of three months’ duration been applicable to such Loan and, in addition, the date of any refinancing or conversion of such Loan.

“Interest Period” shall mean (a) as to any Eurocurrency Loan or Eurodollar Loan, the period commencing on the date of such borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter, as the Borrower may elect, (b) as to any ABR Loan, the period commencing on the date of such ABR Loan and ending on the earliest of (i) the last Business Day of the calendar quarter in which such ABR Loan was made, (ii) the Maturity Date, or (iii) the date of prepayment of such Loan and (c) as to any Fixed Rate Loan, the period commencing on the date of such Fixed Rate Loan and ending on the date specified in the Competitive Bids in which the offer to make the Fixed Rate Loans were extended, which shall not be earlier than seven (7) days after the date of such Fixed Rate Loan or later than ninety (90) days after the date of such Fixed Rate Loan; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next Business Day unless, in the case of Eurocurrency Loans and Eurodollar Loans only, such next Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Rate Contract” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

“Interest Rate Determination Date” shall mean, in relation to any period for which an interest rate is to be determined with respect to a Eurodollar Loan or Eurocurrency Loan: (a) (if the currency is euro) two TARGET Days before the first day of that period; or (b) (for any other currency) two Business Days before the first day of that period, unless, in either case, market practice differs in the relevant interbank market for a currency, in which case the Interest Rate Determination Date for that currency will be determined by the Administrative Agent in accordance with market practice in the relevant interbank market (and if quotations would normally be given by leading banks in the relevant interbank market on more than one day, the Interest Rate Determination Date will be the last of those days).

“Investment Grade Rating” shall mean a Debt Rating of both (a) BBB- or better from S&P and (b) Baa3 or better from Moody’s. Subject to the last sentence of the definition of Debt Rating, no Person shall be considered to have achieved an Investment Grade Rating unless it shall have achieved each rating identified in clauses (a) and (b).

“Lender” shall mean (a) a Person listed on Schedule 2.01 and any other Person that shall become a party hereto pursuant to an Assignment and Acceptance or an accession agreement executed and delivered in accordance with Section 2.24 or 2.28(a), as the case may be, other than such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance or (b) a Designated Bank; provided, however, that the term “Lender” shall exclude each Designated Bank when used in reference to a Revolving Loan, the Commitments or terms relating to the Revolving Loans and the Commitments and shall further exclude each Designated Bank for all other purposes hereunder, except that any Designated Bank which funds a Competitive Bid Loan shall, subject to Section 9.04(i), have the rights (including, without limitation, the rights given to a Lender contained in Article IX) and obligations of a Lender associated with holding such Competitive Bid Loan.

“Lender Affiliate” shall mean, (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lending Office” shall mean, with respect to any Lender, the office of such Lender maintaining such Lender’s Pro Rata Percentage of the Loans.

“Leverage-Based Pricing Grid” shall have the meaning set forth in the definition of “Applicable Margin”.

“LIBO Rate” shall mean, with respect to any Eurodollar Loan or Eurocurrency Loan (other than Eurocurrency Loans denominated in Sterling) for any Interest Period, the rate appearing on the Reuters Screen LIBOR01 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the applicable currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in the applicable currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason or in the event of an Eurocurrency Loan denominated in Sterling, then the “LIBO Rate” with respect to such Eurodollar Loan or Eurocurrency Loan for such Interest Period shall be the rate at which deposits in the applicable currency of $5,000,000 (or its Equivalent Dollar Amount) and for a maturity comparable to such Interest Period are offered by the Administrative Agent’s Correspondent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on the Interest Rate Determination Date; provided, however, that for the avoidance of doubt, in no circumstance shall the LIBO Rate be less than zero. Each calculation by the Administrative Agent of the LIBO Rate shall be conclusive and binding for all purposes, absent manifest error.

“LIBOR Market Index Rate” shall mean, with respect to any Swingline Loan, as of any date of determination, the rate for 1 month dollar deposits as reported on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Swingline Lender from time to time for purposes of providing quotations of interest rates applicable to deposits in the applicable currency in the London interbank market) as of 11:00 a.m., London time, on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Swingline Lender from another recognized source or interbank quotation), as such rate may fluctuate on a daily basis; provided, however, that for the avoidance of doubt, in no circumstance shall the LIBOR Market Index Rate be less than zero.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, hypothecation, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (excluding rights of first refusal) with respect to such securities.

“Loans” shall mean the loans made by the Lenders to the Borrower pursuant to this Agreement, including each Revolving Loan, each Swingline Loan and each Competitive Bid Loan.

“Loan Documents” shall mean (a) this Agreement, (b) the Guarantee Agreement, (c) any Loan Modification Agreement, if requested by a Lender pursuant to Section 2.08(a), (d) each Note, (e) the Fee Letters, (f) if applicable, any Designation Agreements and Designated Bank Notes, and (g) each other document or instrument now or hereafter executed and delivered by a Loan Party in connection with, pursuant to or relating to this Agreement, excluding Hedging Agreements and Cash Management Agreements.

“Loan Modification Agreement” shall mean a Loan Modification Agreement in form and substance reasonably satisfactory to the Administrative Agent, the Borrower and the applicable Accepting Lenders, among the Borrower, the other Loan Parties, such Accepting Lenders and the Administrative Agent.

“Loan Modification Offer” shall have the meaning assigned to such term in Section 2.28(a).

“Loan Parties” shall mean the Borrower and the Restricted Subsidiaries.

“Mandatory Cost” shall mean the percentage rate per annum calculated by the Administrative Agent in accordance with Schedule 1.01(a) hereto.

“Margin Stock” shall mean “margin stock” or “margin securities” as such terms are defined in Regulation T, Regulation U and Regulation X.

“Material Adverse Effect” shall mean a materially adverse effect on the business, operations, assets, property or condition, financial or otherwise, of the Borrower, its Domestic Subsidiaries that are Restricted Subsidiaries, and its Foreign Subsidiaries, taken as a whole.

“Maturity Date” shall mean the earliest to occur of (a) the Initial Maturity Date, as such date may be extended in accordance with Section 2.16, (b) the date of termination of the Commitments by the Borrower pursuant to Section 2.06, (c) the date of termination of the Commitments by the Administrative Agent on behalf of the Lenders pursuant to Article VII or (d) the automatic termination of the Commitments pursuant to clause (g) or (h) of Article VII.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) is making or accruing an obligation to make contributions, or has within any of the preceding six (6) plan years made or accrued an obligation to make contributions.

“New Lender” shall have the meaning set forth in Section 2.16(d).

“New Maturity Date” shall have the meaning set forth in Section 2.16(a).

“Non-Consenting Lender” shall mean any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 9.08(b), requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.

“Non-Defaulting Lender” shall mean, at any time, any Lender that is not a Defaulting Lender at such time.

“Non-Extending Lender” shall have the meaning set forth in Section 2.16(a).

“Non-Recourse” shall mean, with reference to any obligation or liability of any person, any obligation or liability for which such person is not liable or obligated other than, if at all, as to its interest in a specifically identified asset only, subject to such limited exceptions to the non-recourse nature of such obligation or liability, such as fraud, misappropriation, misapplication and environmental indemnities, as are usual and customary in like transactions involving institutional lenders at the time of the incurrence of such obligation or liability.

“Note” shall mean shall mean a promissory note of the Borrower payable to the order of any Lender, in substantially the form of Exhibit E hereto, evidencing the indebtedness of the Borrower to such Lender under the Facility.

“Notice of Account Designation” shall have the meaning set forth in the definition of “Borrower’s Account”.

“Notice of Borrowing” shall have the meaning assigned thereto in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning assigned thereto in Section 2.10.

“Notice of Prepayment” shall have the meaning assigned thereto in Section 2.05(c).

“Obligations” shall mean (a) the Borrower’s obligations in respect of the due and punctual payment of principal of and interest on the Loans, in each case when and as due whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) all fees, expenses, indemnities, reimbursements and other obligations, monetary or otherwise, of the Borrower under this Agreement or any other Loan Document, (c) all obligations, monetary or otherwise, of each Loan Party under each Loan Document to which it is a party and (d) unless otherwise agreed upon in writing by the applicable Lender party thereto, all Hedging Obligations and Cash Management Obligations; provided, however, that in no event shall the Obligations of the Loan Parties under the Loan Documents include Excluded Swap Obligations.

“Participating Member State” shall mean each state so described in any EMU Legislation.

“PATRIOT Act” shall mean the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment in Full” shall mean, with respect to any Obligations, (a) the payment in full in cash of all such Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and (ii) Hedging Obligations and Cash Management Obligations that, at the time of determination, are allowed by the Person to whom such Obligations are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing the applicable Hedging Obligations or Cash Management Obligations), and (b) the termination or expiration of all of the Commitments.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Amendments” shall have the meaning assigned to such term in Section 2.28(c).

“Permitted Corporate Transaction” shall mean that transaction disclosed to the Lenders prior to the Closing Date.

“Permitted Currency” shall mean dollars or, subject to Section 1.05, any Alternative Currency, or each such currency, as the context requires.

“Permitted Holder” shall mean (a) (i) all lineal descendants of Stewart W. Bainum, and all spouses and adopted children of such descendants, (ii) all trusts for the benefit of any person described in clause (i) and trustees of such trusts, (iii) all legal representatives of any person or trust described in clauses (i) and (ii), and (iv) all partnerships, corporations, limited liability companies or other entities controlled by a Person described in clauses (i), (ii) or (iii) (such persons referred to in this clause (a) collectively, “Bainum Affiliates”); or (b) any other Existing Stockholder.

“Permitted Liquid Investments” shall mean (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), (b) investments in commercial paper having credit ratings of at least A-2 from S&P and P-2 from Moody’s, (c) investments in certificates of deposit, bankers acceptances and time deposits issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $200,000,000, (d) investments in the ordinary course of business in customary repurchase agreements with respect to freely marketable, short-term securities of the type customarily subject to repurchase agreements, (e) other readily marketable debt and equity securities traded on national securities exchanges or on other nationally recognized markets, including over-the-counter markets, (f) investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment funds or mutual funds, which are administered by reputable financial institutions, and the portfolios of which are limited to investments of the character, quality and maturity described in clauses (a) through (e) above, and (g) investments that fail to meet the requirements of clause (f) above solely because such investments do not constitute “current assets” due to their being maintained in irrevocable trusts in connection with the Borrower’s sponsorship of non-qualified retirement savings and investment plans for certain employees and senior executives of the Borrower.

“Person” shall mean any natural person, corporation, trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.

“Plan” shall mean any pension plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code which is maintained for employees of the Borrower or any ERISA Affiliate.

“Platform” shall have the meaning given such term in Section 5.04.

“Preferred Interests” shall mean, with respect to any Person, Capital Stock issued by such Person that are entitled to a preference or priority over any other Capital Stock issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Principal Property” shall have the meaning set forth in the Indenture.

“Principal Property Subsidiary” shall mean a “Restricted Subsidiary”, as such term is defined in the Indenture.

“Pro Rata Percentage” of any amount shall mean, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time (or, if the Commitments shall have expired or been terminated, such Lender’s Facility Exposure at such time) and the denominator of which is the aggregate amount of the Lenders’ Commitments at such time (or, if the Commitments shall have expired or been terminated, the aggregate Facility Exposure at such time).

“Proposed Additional Commitment” shall have the meaning set forth in Section 2.16(a)(ii).

“Proprietary Information” shall have the meaning given such term in Section 9.15.

“Public Lender” shall have the meaning given such term in Section 5.04.

“Ratings-Based Pricing Grid” shall have the meaning set forth in the definition of “Applicable Margin”.

“Recourse” shall mean, with reference to any obligation or liability of any person, any liability or obligation that is not Non-Recourse to such person.

“Reference Bank” shall mean the Administrative Agent.

“Register” shall have the meaning given such term in Section 9.04(d).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release Event” has the meaning specified in Section 9.20.

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Commitments representing at least a majority of the aggregate Commitments or, if the Commitments have been terminated, Lenders holding Loans representing at least a majority of the aggregate principal amount of the Loans then outstanding, provided that the Commitment of, and the portion of the Loans, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” of any corporation shall mean any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.

“Restricted Subsidiary” shall mean all Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.

“Revolving Loan” shall mean any revolving loan made to the Borrower pursuant to Section 2.01(a), and all such revolving loans as the context requires.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Lease-Back Transaction” shall mean any arrangement, directly or indirectly, with any person whereby such person shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctions” shall mean any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Senior Financing Transaction” means a financing transaction whereby senior unsecured Indebtedness is incurred by the Borrower.

“Share” shall have the meaning set forth in Section 2.16(d).

“Sharing Event” shall mean (a) the occurrence of an Event of Default with respect to the Borrower or a Restricted Subsidiary pursuant to clause (g) or (h) of Article VII, (b) the termination of the Commitments pursuant to Article VII or (c) the acceleration of the Loans pursuant to Article VII.

“Spot Exchange Rate” shall mean on the day two (2) Business Days prior to any calculation date with respect to any Alternative Currency (a) the rate appearing on Reuters Screen LIBOR01 or the applicable Reuters Screen Page (or such other relevant display page as determined by the Administrative Agent) for the sale or purchase, as applicable, of such Alternative Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time for purchase or delivery two (2) days later, or, if not available, (b) the spot selling rate or purchasing rate, as applicable, at which the Administrative Agent’s Correspondent offers to sell or purchase such Alternative Currency for dollars in the

London foreign exchange market at approximately 11:00 a.m. London time for delivery two (2) Business Days later; provided, however, that if, at the time of any such determination, no such spot rate can reasonably be quoted, the Administrative Agent may use any method (including obtaining quotes from two (2) or more market makers for the applicable Alternative Currency) as it deems applicable to determine such rate, and such determination shall be conclusive absent manifest error.

“Statutory Reserve Rate” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Sterling” shall mean, at any date of determination, the lawful currency of the United Kingdom.

“subsidiary” shall mean with respect to any Person, any corporation, association, joint venture, partnership or other business entity (whether now existing or hereafter organized) of which at least a majority of the voting Capital Stock or other Capital Stock having ordinary voting power for the election of directors (or the equivalent) is, at the time as of which any determination is being made, directly or indirectly owned or controlled by such Person or one or more subsidiaries of such Person or by such Person and one or more subsidiaries of such Person.

“Subsidiary” shall mean any subsidiary of the Borrower.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean the lesser of (a) $15,000,000 and (b) the aggregate Commitments of all Lenders.

“Swingline Lender” shall have the meaning specified in the recital of parties to this Agreement.

“Swingline Loan” shall mean any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.02, and all such swingline loans collectively, as the context requires.

“Swingline Resignation Date” shall have the meaning assigned to such term in Section 9.04(l).

“Syndication Agent” shall have the meaning specified in the recital of parties to this Agreement.

“TARGET” shall mean Trans-European Automated Real-time Gross Settlement Express Transfer payment system (or, if such system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement).

“TARGET Day” shall mean any day on which TARGET is open for the settlement of payments in euro.

“Taxes” shall have the meaning assigned to such term in Section 2.20(a).

“Termination Value” shall mean, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Lender Affiliate).

“Transactions” shall have the meaning assigned to such term in Section 3.02.

“Treaty on European Union” shall mean the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986, the Maastricht Treaty of 1992, and the Amsterdam Treaty of 1998, each as amended from time to time.

“Unrestricted Subsidiaries” shall mean all Foreign Subsidiaries of the Borrower and such other Subsidiaries as may be designated or redesignated as unrestricted by the Borrower in accordance with Section 5.09(a) or (b). As of the Closing Date, Schedule 3.08 lists all Subsidiaries and categorizes them as Restricted or Unrestricted.

“Unused Commitment” shall mean, with respect to any Lender at any date of determination, (a) such Lender’s Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Loans (excluding all Swingline Loans) made by such Lender (in its capacity as a Lender) and outstanding at such time plus (ii) such Lender’s Pro Rata Percentage of the aggregate principal amount of all Competitive Bid Loans outstanding at such time.

“Unused Fee” shall have the meaning assigned thereto in Section 2.07(a).

“WFB” shall mean Wells Fargo Bank, National Association.

“Wholly Owned Subsidiary” shall mean a Subsidiary all the Capital Stock or other ownership interest of which is owned by the Borrower or a Wholly Owned Subsidiary of the Borrower (including any Subsidiary that would be wholly owned but for directors’ qualifying shares or similar matters).

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Terms Generally. The definitions herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP consistently applied, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VI, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement applied on a basis consistent with the application used in preparing the Borrower’s audited financial statements referred to in Section 3.05.

SECTION 1.03. Effectiveness of Euro Provisions. With respect to any state (or the currency of such state) that is not a Participating Member State on the date of this Agreement, the provisions of Sections 2.09(f), 2.15(b), 2.15(c) and 2.23 shall become effective in relation to such state (and the currency of such state) at and from the date on which such state becomes a Participating Member State.

SECTION 1.04. Other Definitions and Provisions.

(a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

(b) Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

(c) References to Agreement and Laws. Unless otherwise expressly provided herein, (i) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (ii) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.05. Alternative Currencies. The Borrower may from time to time request that Revolving Loans be made in an alternative currency. Any such request shall be made to the Administrative Agent (which shall promptly notify each Lender thereof) not later than 12:00 p.m. (noon) 30 days prior to the date of the desired Revolving Loan. Each Lender shall notify the Administrative Agent, not later than 12:00 p.m. (noon) 15 Business Days after receipt of such request whether it consents, in its sole discretion, to making Revolving Loans in such requested currency. Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to make Revolving Loans in such requested currency. If all of the Lenders consent to making the Revolving Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall be deemed for all purposes to be an Alternative Currency hereunder. Upon any Lender’s refusal to make Revolving Loans in the requested currency, the Borrower may replace such Lender in accordance with Section 2.26.

ARTICLE II

THE CREDITS

SECTION 2.01. Revolving Loans; Competitive Bid Loans.

(a) Revolving Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Loans in a Permitted Currency to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.03, provided that based upon the Equivalent Dollar Amount of all outstanding Revolving Loans and Competitive Bid Loans, (i) the aggregate amount of the Commitments shall be deemed used from time to time to the extent of the aggregate amount of the Competitive Bid Loans then outstanding and such deemed use of the aggregate amount of the Commitments shall be allocated among the Lenders ratably according to their respective Commitments (such deemed use of the aggregate amount of the Commitments being a “Competitive Bid Reduction”), (ii) the aggregate principal amount of all outstanding Revolving Loans (after giving effect to any amount requested and the use of the proceeds thereof) shall not exceed the Commitment (as reduced by any Competitive Bid Reduction) minus the sum of all outstanding Swingline Loans, (iii) the aggregate principal amount of all outstanding Revolving Loans made in an Alternative Currency (after giving effect to any amount requested and the use of the proceeds thereof) shall not exceed the Alternative Currency Commitment and (iv) the aggregate principal amount of all outstanding Revolving Loans (after giving effect to any amount requested and the use of the proceeds thereof) from any Lender to the Borrower shall not at any time exceed such Lender’s Commitment (as reduced by such Lender’s Pro Rata Percentage of any Competitive Bid Reduction) minus such Lender’s Pro Rata Percentage of outstanding Swingline Loans. Each Revolving Loan by a Lender shall be in a principal amount equal to such Lender’s Pro Rata Percentage of the aggregate principal amount of Revolving Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Loans hereunder until the Maturity Date.

(b) Competitive Bid Loans. Subject to the terms and conditions of this Agreement, the Borrower may, prior to the Maturity Date and pursuant to the procedures set forth in Section 2.04, request the Lenders to make offers to make Competitive Bid Loans, provided that, based upon the Equivalent Dollar Amount of all outstanding Revolving Loans, the aggregate principal amount of all outstanding Competitive Bid Loans (after giving effect to any amount requested and the use of proceeds thereof) shall not exceed the Commitment minus the sum of all outstanding Revolving Loans and Swingline Loans. The Lenders may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in Section 2.04.

(c) Affiliates. Each Lender may, at its option, make any Loan under this Section 2.01 available to the Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided, however, that (i) any exercise of such option shall not affect the rights and obligations of the Borrower in accordance with the terms of this Agreement and (ii) nothing in this Section 2.01(c) shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation or warranty by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.02. Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender agrees to make Swingline Loans in dollars to the Borrower from time to time from the Closing Date through, but not including, the Maturity Date, provided that (i) all Swingline Loans shall be denominated in dollars and (ii) based upon the Equivalent Dollar Amount of all outstanding Revolving Loans, the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested and the use of proceeds thereof), shall not exceed the lesser of (A) the aggregate Commitments of all Lenders minus the sum of all outstanding Revolving Loans and Competitive Bid Loans and (B) the Swingline Commitment.

(b) Refunding.

(i) Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender (with a copy to the Administrative Agent). Such refundings shall be made by the Lenders in accordance with each Lender’s Pro Rata Percentage and shall thereafter be reflected as Revolving Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Pro Rata Percentage of Revolving Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made and Swingline Lender shall notify the Administrative Agent within one (1) Business Day of receipt of such refundings. No Lender’s obligation to fund its respective Pro Rata Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Pro Rata Percentage of a Swingline Loan, nor shall any Lender’s Commitment or Pro Rata Percentage be increased as a result of any such failure of any other Lender to fund its Pro Rata Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded and Swingline Lender shall notify the Administrative Agent within one (1) Business Day of receipt of such payment. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Pro Rata Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 8.05 and such notice was provided to the Swingline Lender prior to the extension of such Swingline Loan and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article IV. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in clauses (g) or (h) of Article VII shall have occurred, each Lender will, on the date the applicable Revolving Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Pro Rata Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount (with a copy to the Administrative Agent). Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded) and Swingline Lender shall copy the Administrative Agent on all correspondence with any Lender regarding such distributions and notify the Administrative Agent within one (1) Business Day of receipt of such distributions.

(iv) The Borrower shall repay to the Swingline Lender the outstanding principal amount of each Swingline Loan on or before the earliest of (A) demand made to the Borrower pursuant to Section 2.02(b)(ii), (B) the thirtieth (30th) day after the date such Swingline Loan was funded by the Swingline Lender and (C) the Maturity Date.

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.02, the Swingline Lender shall not be obligated to make any Swingline Loan at a time when any other Lender is a Defaulting Lender, unless the Swingline Lender has entered into arrangements with the

Borrower or such Defaulting Lender that are reasonably satisfactory to the Swingline Lender to eliminate the Swingline Lender’s Fronting Exposure (after giving effect to Section 2.27(c)) with respect to any such Defaulting Lender, including the delivery of cash collateral.

SECTION 2.03. Procedure for Advances of Revolving Loan and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice of its intention to borrow substantially in the form attached hereto as Exhibit A-1 (a “Notice of Borrowing”) not later than (i) 12:00 p.m. on the same Business Day as each ABR Loan, (ii) 1:00 p.m. on the same Business Day as each Swingline Loan, (iii) 12:00 p.m. at least three (3) Business Days before each Eurodollar Loan and (iv) subject to Section 1.05, 12:00 p.m. at least four (4) Business Days before each Eurocurrency Loan, is to be made, specifying (A) the date of such borrowing, which shall be a Business Day, (B) with respect to any Loan other than any Swingline Loan, whether the Loan shall be denominated in dollars or an Alternative Currency, (C) if such Loan is denominated in dollars, whether such Loan shall be a Floating Rate Loan or an ABR Loan, (D) the amount of such borrowing, which shall be in an amount equal to the amount of the Commitment or the Alternative Currency Commitment, as applicable, then available to the Borrower, or if less, (1) with respect to ABR Loans and Swingline Loans, in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof, and (2) with respect to Eurodollar Loans and Eurocurrency Loans, in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 (or the Alternative Currency Amount thereof, as applicable) in excess thereof, (E) whether such Loan is to be a Revolving Loan or a Swingline Loan, (F) in the case of a Eurodollar Loan or a Eurocurrency Loan, the duration of the Interest Period applicable thereto, and (G) with respect to any Loan other than any Swingline Loan, whether the proceeds of such Loan are to be disbursed to the Borrower’s Account or the account of the Swingline Lender in connection with the repayment of a Swingline Loan. A Notice of Borrowing received after the applicable deadline set forth above shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing and shall provide any Notice of Borrowing with respect to a Swingline Loan to the Swingline Lender by 2:00 p.m. on the same Business Day as receipt of such Notice of Borrowing, which notice may be provided via email.

(b) Disbursement of Revolving Loans Denominated in Dollars and Swingline Loans. Not later than 2:00 p.m. on the proposed borrowing date for any Revolving Loan denominated in dollars, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in dollars in funds immediately available to the Administrative Agent, such Lender’s Pro Rata Percentage of the Revolving Loan to be made on such borrowing date and the Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each such borrowing in immediately available funds by crediting or wiring such proceeds to the Borrower’s Account or any other account identified by the Borrower in the Notice of Borrowing with respect to such borrowing. Not later than 4:00 p.m. on the proposed borrowing date for any Swingline Loan, the Swingline Lender will make available to the Borrower at the Borrower’s Account in immediately available funds the Swingline Loan to be made on such borrowing date. Subject to Section 2.14 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Loan requested pursuant to Section 2.03(a) to the extent that any Lender has not made available to the Administrative Agent its Pro Rata Percentage of such Revolving Loan. Revolving Loans to be made for the purpose of purchasing interests in Swingline Loans shall be made by the Lenders as provided in Section 2.02(b).

(c) Disbursement of Revolving Loans denominated in an Alternative Currency. Not later than 11:00 a.m. (in the city in which the Administrative Agent’s Correspondent is located) on or before the proposed borrowing date for any Revolving Loan denominated in an Alternative Currency, each Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent’s Correspondent in the requested Alternative Currency in funds immediately available to the Administrative Agent, such Lender’s Pro Rata Percentage of the Revolving Loan to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section 2.03 in immediately available funds by crediting or wiring such proceeds to the Borrower’s Account. Subject to Section 2.14, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Loan requested pursuant to this Section 2.03 to the extent that any Lender has not made available to the Administrative Agent its Pro Rata Percentage of such Loan.

SECTION 2.04. Procedure for Advance of Competitive Bid Loans.

(a) Competitive Bid Request. In order to request Competitive Bids, the Borrower shall deliver to the Administrative Agent a duly completed Competitive Bid Request in the form of Exhibit A-5 hereto (a “Competitive Bid Request”) to be received by the Administrative Agent not later than 12:00 p.m. (i) five (5) Business Days before each proposed Eurodollar Competitive Bid Loan and (ii) two (2) Business Days before each proposed Fixed Rate Loan, provided that the Borrower may not submit more than two (2) Competitive Bid Requests during any period of five (5) consecutive Business Days. Notwithstanding the foregoing, the Borrower may not submit more than six (6) Competitive Bid Requests during any calendar month. No Eurocurrency Loan or ABR Loan shall be requested in, or made pursuant to, a Competitive Bid Request. A Competitive Bid Request that does not conform substantially to the form of Exhibit A-5 may be rejected in the Administrative Agent’s sole discretion, and the Administrative Agent shall promptly notify the Borrower of such rejection by telephone promptly confirmed by telecopy. Such request shall in each case refer to this Agreement and specify (i) whether the borrowing then being requested is to be a Eurodollar Competitive Bid Loan or a Fixed Rate Loan, (ii) the date of such borrowing (which shall be a Business Day), (iii) the aggregate principal amount of such borrowing which shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, and (iv) the Competitive Bid Interest Periods with respect to each Eurodollar Competitive Bid Loan and each Fixed Rate Loan which Competitive Bid Interest Periods may not expire on a date later than the first Business Day prior to the Maturity Date, provided that the Borrower may not request bids for more than three (3) different durations of Competitive Bid Interest Periods in the same Competitive Bid Request. Promptly after its receipt of a Competitive Bid Request that is not rejected as aforesaid, the Administrative Agent shall invite by facsimile (in the form set forth in Exhibit A-6 hereto) the Lenders to bid, on the terms and conditions of this Agreement, to make Competitive Bid Loans pursuant to the Competitive Bid Request.

(b) Competitive Bids.

(i) Each Lender may, in its sole discretion, make up to three (3) Competitive Bids to the Borrower in response to a Competitive Bid Request. Each Competitive Bid by a Lender must be received by the Administrative Agent via facsimile, in the form of Exhibit A-7 hereto, (A) not later than 10:30 a.m. three (3) Business Days before any proposed Eurodollar Competitive Bid Loan and (B) not later than 10:30 a.m. on the same Business Day as a proposed Fixed Rate Loan, and any Competitive Bid received by the Administrative Agent after such time can be rejected by the Administrative Agent. Competitive Bids that do not conform substantially to the form of Exhibit A-7 or otherwise include additional conditions to funding shall be rejected by the Administrative Agent and the Administrative Agent shall notify the Lender making such nonconforming bid of such rejection as soon as practicable. Each Competitive Bid shall refer to this Agreement and specify (A) the principal amount of the Competitive Bid Loan or Loans that the Lender is willing to make to the Borrower which shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof and may equal the entire principal amount of the Competitive Bid Loan requested by the Borrower, (B) the Competitive Bid Rate or Rates at which the Lender is prepared to make the Competitive Bid Loan or Loans and (C) the Competitive Bid Interest Period with respect thereto. A Competitive Bid submitted by a Lender pursuant to this Section 2.04(b)(i) shall be irrevocable.

(ii) If the Administrative Agent shall elect to submit a Competitive Bid in its capacity as a Lender, it shall submit such bid directly to the Borrower at least one quarter (1/4) of an hour earlier than the latest time at which the other Lenders are required to submit their bids to the Administrative Agent pursuant to Section 2.04(b)(i).

(iii) The Administrative Agent shall notify the Borrower by facsimile, (A) not later than 11:00 a.m. three (3) Business Days before a proposed Eurodollar Competitive Bid Loan and (B) not later than 11:00 a.m. on the same Business Day of each proposed Fixed Rate Loan, of all the Competitive Bids made, the Competitive Bid Rate or Rates, the principal amount of each Competitive Bid Loan in respect of which a Competitive Bid was made, the Competitive Bid Interest Period applicable to each such Eurodollar Competitive Bid Loan and the identity of the Lender that made each bid. The Administrative Agent shall send a copy of all Competitive Bids to the Borrower for its records as soon as practicable after completion of the bidding process set forth in this Section 2.04.

(iv) All notices required by this Section 2.04 shall be given in accordance with Section 9.01.

(c) Acceptance/Rejection.

(i) The Borrower may, in its sole and absolute discretion, subject only to the provisions of this paragraph (c), accept or reject any Competitive Bid referred to in paragraph (b) above. The Borrower shall notify the Administrative Agent by telephone, confirmed by facsimile in the form of Exhibit A-8 hereto (a “Competitive Bid Accept/Reject Letter”), whether and to what extent it has decided to accept or reject any or all of the bids referred to in Section 2.04(b), (A) not later than 12:00 p.m. three (3) Business Days before a proposed Eurodollar Competitive Bid Loan and (B) not later than 12:00 p.m. on the day of each proposed Fixed Rate Loan, provided that (A) the failure by the Borrower to give such notice shall be deemed to be a rejection of all the bids referred to in Section 2.04(b), (B) the acceptance of bids by the Borrower shall be made on the basis of ascending order (from lowest to highest) of bids for Eurodollar Competitive Bid Loans or Fixed Rate Loans within each Competitive Bid Interest Period and the Borrower shall not accept a bid made at a particular Competitive Bid Rate for a particular Competitive Bid Interest Period if the Borrower has rejected a bid made at a lower Competitive Bid Rate for the same Competitive Bid Interest Period, (C) if Competitive Bids are made by two (2) or more Lenders for the same Competitive Bid Rate and the same Competitive Bid Interest Period, the principal amount accepted shall be allocated among such Lenders by the Borrower (after consultation with the Administrative Agent) on a pro rata basis rounded to the nearest $1,000,000, (D) the aggregate amount of the Competitive Bids accepted by the Borrower shall not exceed the principal amount specified in the Competitive Bid Request, and (E) no bid shall be accepted for a Competitive Bid Loan unless such Competitive Bid Loan is in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. A notice given by the Borrower pursuant to this Section 2.04(c)(i) shall be irrevocable.

(ii) The Administrative Agent shall promptly notify each bidding Lender whether or not its Competitive Bid has been accepted (and if so, in what amount and at what Competitive Bid Rate) by facsimile, and each successful bidder will thereupon become bound, subject to the other applicable conditions hereof, to make the Competitive Bid Loan in respect of which its bid has been accepted.

(d) Disbursement of Competitive Bid Loans. Not later than 2:00 p.m. on the proposed borrowing date, each Lender whose Competitive Bid was accepted will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in funds immediately available to the Administrative Agent, such Lender’s Competitive Bid Loan to be made on such borrowing date. After receipt thereof from the applicable Lenders, the Administrative Agent shall disburse not later than 3:30 p.m. the proceeds of each borrowing accepted pursuant to Section 2.04(c) in immediately available funds by crediting such proceeds to the Borrower’s Account. The Administrative Agent shall not be obligated to disburse the proceeds of any Competitive Bid Loan accepted pursuant to Section 2.04(c) until the applicable Lender shall have made available to the Administrative Agent its Competitive Bid Loan.

SECTION 2.05. Repayment of Loans.

(a) Repayment on the Maturity Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Loans in full in the applicable Permitted Currency in which each Revolving Loan was initially funded on the Maturity Date, (ii) each Competitive Bid Loan on the expiration of the applicable Competitive Bid Interest Period in accordance with Section 2.08(b) and (iii) all Swingline Loans in accordance with Section 2.02(b), together, in each case, with all accrued but unpaid interest thereon. Each Lender agrees, promptly after a request from the Borrower following the Maturity Date, to return to the Borrower any Note issued to such Lender pursuant to this Agreement (including any Designated Bank Notes).

(b) Mandatory Repayment of Revolving Loans.

(i) Aggregate Commitments. If at any time (as determined by the Administrative Agent under Section 2.05(b)(iv)), based upon the Equivalent Dollar Amount of all outstanding Revolving Loans, (A) solely because of currency fluctuation, the outstanding principal amount of all Revolving Loans exceeds one hundred and five percent (105%) of the aggregate Commitments minus the sum of all outstanding Competitive Bid Loans and Swingline Loans or (B) for any other reason, the outstanding principal amount of all Revolving Loans exceeds the aggregate Commitments minus the sum of all outstanding Competitive Bid Loans and Swingline Loans, then, in each such case, the Borrower shall (I) first, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Swingline Loans (and/or reduce any pending request for a borrowing of such Loans on such day by the Equivalent Dollar Amount of such excess), (II), second, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Revolving Loans which are ABR Loans by the Equivalent Dollar Amount of such excess (and/or reduce any pending request for a borrowing of such Loans on such day by the Equivalent Dollar Amount of such excess), (III) third, if (and to the extent) necessary to eliminate such excess, immediately repay Revolving Loans which are Eurodollar Loans and Eurocurrency Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day by the Equivalent Dollar Amount of such excess), and (IV) fourth, if (and to the extent) necessary to eliminate such excess, to immediately repay Competitive Bid Loans, in the inverse order of maturity of any such Competitive Bid Loans.

(ii) Alternative Currency Commitment. If at any time (as determined by the Administrative Agent under Section 2.05(b)(iv)), based upon the Equivalent Dollar Amount of all outstanding Revolving Loans, (A) solely because of currency fluctuation, the outstanding principal amount of all Revolving Loans denominated in an Alternative Currency exceeds the lesser of (1) one hundred and five percent (105%) of the aggregate Commitments of all Lenders minus the sum of all outstanding Revolving Loans denominated in dollars and Competitive Bid Loans and Swingline Loans and (2) one hundred and five percent (105%) of the Alternative Currency Commitment or (B) for any other reason, the outstanding principal amount of all Alternative Currency Loans exceeds the lesser of (1) the aggregate Commitments of all Lenders minus the sum of all outstanding Revolving Loans denominated in dollars, Competitive Bid Loans and Swingline Loans and (2) the Alternative Currency Commitment, then, in each such case, such excess shall be immediately repaid in the currency in which such Revolving Loan(s) were initially funded by the Borrower to the Administrative Agent for the account of the Lenders.

(iii) Swingline Commitment. If at any time (as determined by the Administrative Agent under Section 2.05(b)(iv)), based upon the Equivalent Dollar Amount of all outstanding Revolving

Loans, and for any reason the outstanding principal amount of all Swingline Loans exceeds the lesser of (A) the aggregate Commitments of all Lenders minus the sum of all outstanding Revolving Loans and Competitive Bid Loans and (B) the Swingline Commitment, then, in each such case, such excess shall be immediately repaid by the Borrower to the Administrative Agent for the account of the Lenders.

(iv) Compliance and Payments. The Borrower’s compliance with this Section 2.05(b) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on the date on which the Borrower requests the Lenders to make a Revolving Loan under Section 4.01. All determinations of the outstanding principal amount of Loans shall be based on their Equivalent Dollar Amounts. To determine this, on such testing dates, the Administrative Agent shall determine the Spot Exchange Rate with respect to each Eurocurrency Loan. Each such repayment pursuant to this Section 2.05(b) shall be accompanied by any amount required to be paid pursuant to Section 2.18 hereof. In order to permit the Administrative Agent to determine the Borrower’s compliance pursuant to this Section, upon the request of the Administrative Agent, the Swingline Lender shall confirm for the Administrative Agent via telephone or email the principal amount of any Swingline Loans then outstanding.

(c) Optional Repayments. The Borrower may at any time and from time to time repay the Loans, in whole or in part, upon at least four (4) Business Days’ irrevocable notice to the Administrative Agent with respect to Eurocurrency Loans, upon at least three (3) Business Days’ irrevocable notice to the Administrative Agent with respect to Eurodollar Loans and Competitive Bid Loans and upon notice received no later than 2:00 p.m. (Eastern time) on the proposed date of repayment with respect to ABR Loans and Swingline Loans, substantially in the form attached hereto as Exhibit A-3 (a “Notice of Prepayment”), specifying (i) the date of repayment, (ii) the amount of repayment, (iii) whether the repayment is of the Revolving Loans, Competitive Bid Loans, Swingline Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each and (iv) whether the repayment is of Eurocurrency Loans, Floating Rate Loans, ABR Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of (i) $100,000 or a whole multiple of $100,000 in excess thereof with respect to ABR Loans and Swingline Loans, (ii) $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Eurodollar Loans and Eurocurrency Loans (based upon the Alternative Currency Amount thereof) and (iii) $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Competitive Bid Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 2.05(d).

(d) Limitation on Repayment of Certain Loans. The Borrower may not repay any Eurodollar Loan, any Eurocurrency Loan or any Competitive Bid Loan on any day other than on the last day of the Interest Period or Competitive Bid Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 2.18 hereof.

(e) Hedging Agreements and other Borrowings. No repayment or prepayment pursuant to this Section 2.05 shall affect any of the Borrower’s obligations under any Hedging Agreement or any of the Borrower’s right to obtain other Loans.

(f) Payment of Interest and Other Expenses. Each repayment or prepayment pursuant to this Section 2.05 shall be accompanied by accrued interest on the amount repaid.

SECTION 2.06. Permanent Reduction of the Commitments and the Alternative Currency Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Commitment at any time or (ii) portions of the Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Any such reduction shall (A) permanently reduce the Lenders’ Commitments pro rata in accordance with their respective Pro Rata Percentages and (B) permanently reduce the Alternative Currency Commitment pro rata in accordance with the relative amount of the Alternative Currency Commitment and the Commitment.

(b) Corresponding Payments. Each permanent reduction permitted pursuant to this Section 2.06 shall be accompanied by a payment of principal sufficient to reduce (i) the aggregate Equivalent Dollar Amount of all outstanding Revolving Loans and Swingline Loans, as applicable, after such reduction to the Commitment as so reduced and (ii) to the extent that the Alternative Currency Commitment is reduced, the aggregate Equivalent Dollar Amount of all outstanding Eurocurrency Loans to the Alternate Currency Commitment as so reduced. Any reduction of the Commitment to zero shall be accompanied by payment of all outstanding Revolving Loans, Competitive Bid Loans and Swingline Loans and shall result in the termination of the Commitment. If the reduction of the Commitment or the Alternative Currency Commitment, as applicable, requires the repayment of any Eurodollar Loan, any Eurocurrency Loan or any Competitive Bid Loans bearing interest at the Adjusted LIBO Rate, such repayment shall be accompanied by any amount required to be paid pursuant to Section 2.18 hereof.

SECTION 2.07. Fees.

(a) Unused Fee and Facility Fee. For any period when the Applicable Percentage is determined with reference to the Leverage-Based Pricing Grid pursuant to the definition of “Applicable Percentage”, the Borrower shall pay to the Administrative Agent for the account of the Lenders an unused commitment fee (the “Unused Fee”), from the Closing Date in the case of each initial Lender and from the effective date specified in the Assignment and Acceptance or accession agreement executed and delivered in accordance with Section 2.24 or 2.28(a), as applicable, pursuant to which it became a Lender in the case of each other Lender until the Maturity Date, payable in arrears quarterly on the last Business Day of each calendar quarter and on the Maturity Date, to be calculated for each period for which the Unused Fee is payable on the average daily Unused Commitment of such Lender during such period at the rate of 0.20% per annum; provided, however, that for any period when the Applicable Percentage is determined with reference to the Ratings-Based Pricing Grid pursuant to the definition of “Applicable Percentage”, the Borrower shall pay a facility fee (the “Facility Fee”) at the applicable rate set forth under the title “Facility Fee” in clause (b) of the definition of “Applicable Percentage”, times the actual daily amount of each Lender’s Commitment, regardless of usage. Each Facility Fee will be payable quarterly in arrears on the last Business Day of each calendar quarter commencing on September 30, 2015, and on the Maturity Date. The Unused Fees and Facility Fees will be calculated on a 360-day basis.

(b) Administrative Agent’s and Other Fees. The Borrower agrees to pay the fees set forth in the Fee Letter in accordance with the terms thereof.

(c) Competitive Bid Processing Fee. For each Competitive Bid Request received by the Administrative Agent hereunder, the Borrower shall pay to the Administrative Agent a competitive bid processing fee of $1,500.00.

SECTION 2.08. Evidence of Indebtedness.

(a) Loans. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Any Lender, through the Administrative Agent, may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns).

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

(c) Conclusive Evidence. To the extent no Note has been issued to a Lender, this Agreement shall be deemed to comprise conclusive evidence for all purposes of the indebtedness resulting from the Loans hereunder.

SECTION 2.09. Interest on Loans.

(a) Interest Rate Options. Subject to the provisions of this Section 2.09, at the election of the Borrower, (i) Revolving Loans denominated in dollars shall bear interest at (A) the Alternate Base Rate plus the Applicable Percentage or (B) the Adjusted LIBO Rate plus the Applicable Percentage, (ii) Revolving Loans denominated in an Alternative Currency shall bear interest at the LIBO Rate plus the Applicable Percentage (plus any applicable Mandatory Cost) and (iii) Swingline Loans shall bear interest at the LIBOR Market Index Rate plus the Applicable Percentage. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.03 or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.10. Any Loan or any portion thereof as to which the Borrower has not duly specified an interest rate (excluding Alternative Currency Loans) as provided herein shall be deemed an ABR Loan denominated in dollars. Requests for Alternative Currency Loans as to which the Borrower has not duly specified an interest rate and interest period shall be deemed a LIBO Rate Loan for a one (1) month interest period.

(b) Interest Periods.

(i) In connection with each Eurodollar Loan or Eurocurrency Loan, the Borrower, by giving notice at the times described in Section 2.09(a), shall elect an Interest Period to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months with respect to each such Loan, provided that:

(A) the Interest Period shall commence on the date of advance of or conversion to any Eurodollar or Eurocurrency Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(B) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next Business Day, provided that if any Interest Period with respect to a Eurodollar or Eurocurrency Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(C) any Interest Period with respect to a Eurodollar or Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period; and

(D) no Interest Period shall extend beyond the Maturity Date.

(ii) In connection with each Competitive Bid Loan, the Borrower, by giving notice at the times described in Section 2.04, shall elect an interest period (each, a “Competitive Bid Interest Period”) applicable to such Competitive Bid Loan, which Competitive Bid Interest Period shall be a period of such duration as accepted by the Borrower pursuant to Section 2.04(c), provided that:

(A) the Competitive Bid Interest Period for a Fixed Rate Loan shall not be less than seven (7) days nor more than ninety (90) days;

(B) the Competitive Bid Interest Period for any Eurodollar Competitive Bid Loan shall be a period of one (1), two (2), or three (3) months;

(C) the Competitive Bid Interest Period shall commence on the date of advance of any Competitive Bid Loan;

(D) if any Competitive Bid Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next Business Day; and

(E) no Competitive Bid Interest Period shall expire on a date later than the first Business Day prior to the Maturity Date.

(iii) There shall be no more than eight (8) Interest Periods in effect at any time.

(c) Default Rate. Upon the occurrence and during the continuance of any payment Event of Default, and at the option of the Required Lenders upon the occurrence and during the continuance of any other Event of Default, (i) the Borrower shall no longer have the option to request Eurocurrency Loans and Eurodollar Loans, Competitive Bid Loans or Swingline Loans, (ii) all outstanding Eurocurrency Loans and Eurodollar Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to such Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to ABR Loans, (iii) all outstanding Competitive Bid Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to such Competitive Bid Loan until the end of the applicable Competitive Bid Interest Period and thereafter of a rate equal to two percent (2%) in excess of the rate then applicable to ABR Loans and (iv) all outstanding ABR Loans, Swingline Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to ABR Loans or such other Obligations arising hereunder or under any other Loan Document. Interest at the default rate described in clauses (ii) through (iv) above shall accrue from and after the date on which the Required Lenders elect to impose such rate (or in the case of a payment Event of Default, from and after the occurrence of such Event of Default) and for so long as such event of Default exists. Interest shall continue to accrue on the Loans after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each ABR Loan and each Swingline Loan shall be payable in arrears on the last Business Day of each calendar quarter commencing September 30, 2015; and interest on each Eurodollar Loan, Eurocurrency Loan and Competitive Bid Loan shall be payable on the last day of each Interest Period or Competitive Bid Interest Period, respectively, applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Eurocurrency Loans denominated in Sterling and for ABR Loans when the Alternate Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(f) Basis of Accrual. Subject to Section 1.03, with respect to the currency of any state that becomes a Participating Member State, the accrual of interest or fees expressed in this Agreement with respect to such currency shall be based upon the applicable convention or practice in the London Interbank Market for the basis of accrual of interest or fees in respect of the euro, which such convention or practice shall replace such expressed basis effective as of and from the date on which such state becomes a Participating Member State, provided that if any Loan in the currency of such state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Loan, at the end of the then current Interest Period.

SECTION 2.10. Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding ABR Loans in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more Eurodollar Loans, (b) upon the expiration of any Interest Period, convert all or any part of its outstanding Eurodollar Loans in a principal amount equal to $3,000,000 or a whole multiple of $1,000,000 in excess thereof into ABR Loans or (c) upon the expiration of any Interest Period, continue any Eurodollar Loan or Eurocurrency Loan denominated in any Permitted Currency in a principal amount of $3,000,000 or any whole multiple of $1,000,000 in excess thereof (or with respect to Eurocurrency Loans, the Alternative Currency Amount in each case thereof) as a Eurodollar or Eurocurrency (as applicable) Loan in the same Permitted Currency. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit A-4 (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. four (4) Business Days (with respect to any Eurocurrency Loan) and three (3) Business Days (with respect to any Loan denominated in dollars) before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any Eurodollar Loan or Eurocurrency Loan to be converted or continued, the last day of the Interest Period therefor, (B) the Permitted Currency in which such Loan is denominated, (C) the effective date of such conversion or continuation (which shall be a Business Day), (D) the principal amount of such Loans to be converted or continued, and (E) the Interest Period to be applicable to such converted or continued Eurodollar Loan or Eurocurrency Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

SECTION 2.11. Manner of Payment.

(a) Loans Denominated in Dollars. Each payment by the Borrower on account of the principal of or interest on any Loan denominated in dollars or of any fee, commission or other amounts payable to the Lenders under this Agreement or any Loan (except as set forth in Section 2.11(b)) shall be made in dollars not later than 1:00 p.m. on the date specified for payment under this Agreement to, in connection with any Swingline Loans, the Swingline Lender, and in all other cases, the Administrative Agent for the account of the applicable Lenders (except as set forth below) pro rata in accordance with their respective Pro Rata Percentages (except as specified below) in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Article VII, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.

(b) Loans Denominated in Alternative Currencies. Each payment by the Borrower on account of the principal of or interest on the Revolving Loans denominated in any Alternative Currency shall be made in such Alternative Currency not later than 11:00 a.m. (in the city in which the Administrative Agent’s Correspondent is located) on the date specified for payment under this Agreement to the Administrative Agent’s account with the Administrative Agent’s Correspondent for the account of the applicable Lenders (except as set forth below) pro rata in accordance with their respective Pro Rata Percentages (except as set forth below) in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 12:00 noon (in the city in which the Administrative Agent’s Correspondent is located) on such day shall be deemed a payment on such date for the purposes of Article VII, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 12:00 noon (in the city in which the Administrative Agent’s Correspondent is located) shall be deemed to have been made on the next succeeding Business Day for all purposes.

(c) Pro Rata Treatment. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each applicable Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Pro Rata Percentage (except as specified below) and shall wire advice of the amount of such credit to each such Lender. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent. Each payment to the Administrative Agent with respect to a Swingline Loan (including, without limitation, the Swingline Lender’s fees or expenses) shall be made for the account of the Swingline Lender. Any amount payable to any Lender under Sections 2.16, 2.17, 2.18, 2.19, 2.20 or 9.05 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 2.09(b)(i), if any payment under this Agreement or any Loan shall be specified to be made upon a day which is not a Business Day, it shall be made on the next day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

(d) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.11, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, each payment by the Borrower hereunder shall be applied in accordance with Section 2.27(b).

SECTION 2.12. Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Article VII, all payments received by the Lenders upon the Loans and the other Obligations and all net proceeds from the enforcement of the Obligations (in each case, exclusive of all Excluded Swap Obligations) shall be applied: (a) first to all expenses then due and payable by the Borrower hereunder and under the other Loan Documents, (b) then to all indemnity obligations then due and payable by the Borrower hereunder and under the other Loan Documents, (c) then to all Administrative Agent’s fees then due and payable, (d) then to all facility and other fees and commissions then due and payable, (e) then to the accrued and unpaid interest on the Swingline Loan to the Swingline Lender, (f) then to the principal amount outstanding under the Swingline Loans to the Swingline Lender, (g) then pro rata to accrued and unpaid interest on the Loans (pro rata in accordance with all such amounts due), and (h) then pro rata to (i) the principal amount of the Loans (pro rata in accordance with all such amounts due), (ii) any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (pro rata in accordance with all such amounts due) and (iii) any Cash Management Obligations (including any principal amounts and any accrued and unpaid interest thereon) (pro rata in accordance with all such amounts due).

SECTION 2.13. Adjustments. If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or interest thereon, or if any Lender shall at any time receive any collateral in respect to the Obligations owing to it (whether voluntarily or involuntarily, by set-off or otherwise) in a greater proportion (taking into account any Competitive Bid Loans of such Lender) than any such payment to and collateral received by any other Lender, if any, in respect of the similar Obligations owing to such other Lender, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders in the applicable Facility such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders, provided that

(a) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned to the extent of such recovery, but without interest; and

(b) provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement, (B) the application of cash collateral provided for in Section 2.27 or (C) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

The Borrower agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

SECTION 2.14. Nature of Obligations of Lenders Regarding the Loans; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make the Loans are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with the terms hereof, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand interest, until paid, (a) with respect to any Loan denominated in dollars for each day after the date such amount was due until the date such amount is paid to the Administrative Agent, at the Federal Funds Effective Rate for the first day such payment is not made, and thereafter at the interest rate applicable to such Loan pursuant to Section 2.09(a) or (c), as the case may be, and (b) with respect to any Loan denominated in an Alternative Currency, for each day after the date such amount was due until the date such amount is paid to the Administrative Agent, at a rate per annum equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount for the first day such payment is not made, and thereafter at the interest rate applicable to such Loan pursuant to Section 2.09(a) or (c), as the case may be. A certificate of the Administrative Agent with respect to any amounts owing under this Section 2.14 shall be conclusive, absent manifest error. If such Lender’s Pro Rata Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to ABR Loans hereunder, on demand, from the Borrower. The failure of any Lender to make available its Pro Rata Percentage of any Loan requested by a Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Pro Rata Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Pro Rata Percentage of such Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Pro Rata Percentage of any Loan shall not (a) have any voting or consent rights under or with respect to any Loan Document or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document, in each case, as described further in Section 2.27.

SECTION 2.15. Redenomination of Eurocurrency Loans.

(a) Conversion to the Base Rate. If any Eurocurrency Loan is required to bear interest based at the Alternate Base Rate rather than the LIBO Rate pursuant to Section 2.09(c), Section 2.17 or any other applicable provision hereof, such Loan shall be funded in dollars in an amount equal to the Equivalent Dollar Amount of such Eurocurrency Loan, all subject to the provisions of Section 2.05(b). The Borrower shall reimburse the Lenders upon any such conversion for any amounts required to be paid under Section 2.18.

(b) Redenomination of Loans. Subject to Section 1.03, any Loan to be denominated in the currency of the applicable Participating Member State shall be made in euro.

(c) Redenomination of Obligations. Subject to Section 1.03, any obligation of any party under this Agreement or any other Loan Document which has been denominated in the currency of a Participating Member State shall be redenominated into euro.

(d) Further Assurances. The terms and provisions of this Agreement will be subject to such changes of construction as reasonably determined by the Administrative Agent in consultation with the Borrower to reflect the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced and to reflect market practice at that time, and subject thereto, to put the Administrative Agent, the Lenders and the Borrower in the same position, so far as possible, that they would have been if such implementation had not occurred. In connection therewith, the Borrower agrees, at the request of the Administrative Agent, at the time of or at any time following the implementation of the EMU in any Participating Member State or any market conventions relating to the fixing and/or calculation of interest being changed or replaced, to enter into an agreement amending this Agreement in such manner as the Administrative Agent shall reasonably request in consultation with the Borrower.

SECTION 2.16. Extension of Maturity Date.

(a) The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders) not less than 45 days and not more than 90 days prior to each of the first, second and third anniversaries of the Closing Date (each anniversary, an “Anniversary Date”), request that each Lender extend such Lender’s then current Maturity Date to the date (the “New Maturity Date”) that is one year after the then current Maturity Date. Each Lender, acting in its sole discretion, shall, by written notice to the Administrative Agent given no later than the date (the “Consent Date”) that is 20 days prior to the relevant Anniversary Date (provided that, if such date is not a Business Day, the Consent Date shall be the next succeeding Business Day), advise the Administrative Agent as to:

(i) whether or not such Lender agrees to such extension of its then current Maturity Date (each Lender so agreeing to such extension being an “Extending Lender”); and

(ii) only if such Lender is an Extending Lender, whether or not such Lender also irrevocably offers to increase the amount of its Commitment (each Lender so offering to increase its Commitment being an “Increasing Lender” as well as an Extending Lender) and, if so, the amount of the additional Commitment such Lender so irrevocably offers to assume hereunder (such Lender’s “Proposed Additional Commitment”).

Each Lender that determines not to extend its then current Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent (which shall notify the Lenders) of such fact promptly after such determination but in any event no later than the Consent Date, and any Lender that does not advise the Administrative Agent in writing on or before the Consent Date shall be deemed to be a Non-Extending Lender and (without limiting the Borrower’s rights under Section 2.16(c)) shall have no liability to the Borrower in connection therewith. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.16(a) no later than the date 15 days prior to the relevant Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).

(b) (i) If all of the Lenders are Extending Lenders, then, effective as of the Consent Date, the then current Maturity Date of each Lender shall be extended to the New Maturity Date, and the respective Commitments of the Lenders will not be subject to change at such Consent Date pursuant to this Section 2.16.

(ii) If and only if the sum of (x) the aggregate amount of the Commitments of the Extending Lenders plus (y) the aggregate amount of the Proposed Additional Commitments of the Increasing Lenders (such sum, the “Extending Commitments”) shall be equal to at least 50% of the then total Commitments, then:

(A) effective as of the Consent Date, the then current Maturity Date of each Extending Lender shall be extended to the New Maturity Date;

(B) the Borrower shall (so long as no Event of Default shall have occurred and be continuing) have the right, but not the obligation, to take either of the following actions with respect to each Non-Extending Lender during the period commencing on the Consent Date and ending on the immediately succeeding Anniversary Date:

(X) the Borrower may elect by notice to the Administrative Agent and such Non-Extending Lender that the Maturity Date of such Non-Extending Lender be changed to a date (which date shall be specified in such notice) on or prior to such immediately succeeding Anniversary Date (and, upon the giving of such notice, the Initial Maturity Date of such Non-Extending Lender shall be so changed); or

(Y) the Borrower may replace such Non-Extending Lender as a party to this Agreement in accordance with Section 2.16(c); and

(C) the Borrower shall have the right, but not the obligation, to pay the Extending Lenders (and to no other Lenders) an extension fee, provided that if such fee is paid, it will be shared on a ratable basis among the Extending Lenders.

(iii) If neither of the conditions specified in clause (i) or clause (ii) of this Section 2.16(b) is satisfied, then neither the then current Maturity Date nor the Commitment of any Lender will change pursuant to this Section 2.16 on such Consent Date, and the Borrower will not have the right to take any of the actions specified in Section 2.16(b)(ii)(B).

(c) Replacement by the Borrower of Non-Extending Lenders pursuant to Section 2.16(b)(ii)(B)(Y) shall be effected as follows (certain terms being used in this Section 2.16(c) having the meanings assigned to them in Section 2.16(d)) on the relevant Assignment Date:

(i) the Assignors shall severally assign and transfer to the Assignees, and the Assignees shall severally purchase and assume from the Assignors, all of the Assignors’ rights and obligations (including, without limitation, the Assignors’ respective Commitments) hereunder and under the other Loan Documents;

(ii) each Assignee shall pay to the Administrative Agent, for account of the Assignors, an amount equal to such Assignee’s Share of the aggregate outstanding principal amount of the Loans then held by the Assignors; and

(iii) the Borrower shall pay to the Administrative Agent, for account of the Assignors, all interest, fees and other amounts (other than principal of outstanding Loans) then due and owing to the Assignors by the Borrower hereunder (including, without limitation, payments due such Assignors, if any, under Sections 2.17(c), 2.18, 2.20, and 9.05).

The assignments provided for in this Section 2.16(c) shall be effected on the relevant Assignment Date in accordance with Section 9.04 and pursuant to one or more Assignments and Acceptances. After giving effect to such assignments, each Assignee shall have a Commitment hereunder (which, if such Assignee was a Lender hereunder immediately prior to giving effect to such assignment, shall be in addition to such Assignee’s existing Commitment) in an amount equal to the amount of its Assumed Commitment representing a Commitment. Upon any such termination or assignment, such Assignor shall cease to be a party hereto but shall continue to be obligated under Section 8.07 and be entitled to the benefits of Section 9.05, as well as to any fees and other amounts accrued for its account under Sections 2.07, 2.17(c), 2.18 or 2.20 and not yet paid.

(d) For purposes of this Section 2.16 the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Assigned Commitments” means the Commitments of Non-Extending Lenders to be replaced pursuant to Section 2.16(b)(ii)(B)(Y).

“Assignees” means, at any time, Increasing Lenders and, if the Assigned Commitments exceed the aggregate amount of the Proposed Additional Commitments, one or more New Lenders.

“Assignment Date” means the Anniversary Date or such earlier date as shall be acceptable to the Borrower, the relevant Assignors, the relevant Assignees and the Administrative Agent.

“Assignors” means, at any time, the Lenders to be replaced by the Borrower pursuant to Section 2.16(b)(ii)(B)(Y).

The “Assumed Commitment” of each Assignee shall be determined as follows:

(a) If the aggregate amount of the Proposed Additional Commitments of all of the Increasing Lenders shall exceed the aggregate amount of the Assigned Commitments, then (i) the amount of the Assumed Commitment of each Increasing

Lender shall be equal to (x) the aggregate amount of the Assigned Commitments multiplied by (y) a fraction, the numerator of which is equal to such Increasing Lender’s Commitment as then in effect and the denominator of which is the aggregate amount of the Commitments of all Increasing Lenders as then in effect; and (ii) no New Lender shall be entitled to become a Lender hereunder pursuant to Section 2.16(c) (and, accordingly, each New Lender shall have an Assumed Commitment of zero).

(b) If the aggregate amount of the Proposed Additional Commitments of all of the Increasing Lenders shall be less than or equal to the aggregate amount of the Assigned Commitments, then: (i) the amount of the Assumed Commitment of each Increasing Lender shall be equal to such Increasing Lender’s Proposed Additional Commitment; and (ii) the excess, if any, of the aggregate amount of the Assigned Commitments over the aggregate amount of the Proposed Additional Commitments shall be allocated among New Lenders in such a manner as the Borrower and the Administrative Agent may agree.

“New Lender” means an Eligible Assignee approved by the Administrative Agent that the Borrower has requested to become a Lender hereunder pursuant to this Section 2.16.

“Share” means, as to any Assignee, a fraction the numerator of which is equal to such Assignee’s Assumed Commitment and the denominator of which is the aggregate amount of the Assumed Commitments of all the Assignees.

(e) In the event that an extension is effected pursuant to this Section 2.16 (but subject to the provisions of Sections 2.05 and 2.06 and Article VII), the aggregate principal amount of all Loans shall be repaid in full ratably to the Lenders on the New Maturity Date. As of the Extension Date, any and all references in this Agreement or any of the other Loan Documents to the “Initial Maturity Date” or the “Maturity Date”, as applicable, shall refer to the New Maturity Date.

(f) Notwithstanding anything to the contrary set forth herein, this Section 2.16 shall supersede any provisions in Section 2.11(c) and Section 9.08 to the contrary.

SECTION 2.17. Changed Circumstances.

(a) Circumstances Affecting LIBO Rate, LIBOR Market Index Rate and Alternative Currency Availability. If with respect to any Interest Period for any Floating Rate Loan or Eurocurrency Loan the Administrative Agent or Required Lenders (after consultation with the Administrative Agent) shall determine that (i) by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars or an Alternative Currency in the applicable amounts are not being quoted via the Reuters Screen LIBOR01 or the applicable Reuters Screen Page or offered to the Administrative Agent or such Lender for such Interest Period, (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (iii) it has become otherwise materially impractical for the Administrative Agent or the Lenders to make such Loan in an Alternative Currency, then the Administrative Agent shall forthwith give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make Floating Rate Loans or Eurocurrency Loans, as applicable, and the right of the Borrower to convert any Loan to or continue any Loan as a Floating Rate Loan or a Eurocurrency Loan, as applicable, shall be suspended, and the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Floating Rate Loan or Eurocurrency Loan, as applicable, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Floating Rate Loan or Eurocurrency Loan, as applicable, or convert the then outstanding principal amount of each such Floating Rate Loan or Eurocurrency Loan, as applicable, to an ABR Loan in dollars as of the last day of such Interest Period.

(b) Laws Affecting LIBO Rate, LIBOR Market Index Rate and Alternative Currency Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Floating Rate Loan or any Eurocurrency Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of such Lender to make Floating Rate Loans or Eurocurrency Loans, as applicable, and the right of the Borrower to convert or continue any Loan made by such Lender as a Floating Rate Loan or a Eurocurrency Loan, as applicable, shall be suspended, and (ii) if such Lender may not lawfully continue to maintain a Floating Rate Loan or a Eurocurrency Loan, as applicable, to the end of the then current Interest Period applicable thereto as a Floating Rate Loan or Eurocurrency Loan, as applicable, the applicable Floating Rate Loan or an Eurocurrency Loan, as applicable, shall immediately be converted to an ABR Loan in dollars for the remainder of such Interest Period.

(c) Increased Costs. If any Change in Law shall:

(i) except as provided in Section 2.20(e), subject any of the Lenders (or any of their respective Lending Offices) to any tax, duty or other charge with respect to any Loan or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Lending Offices) of the principal of or interest on any Loan or any other amounts due under this Agreement in respect thereof (except for any Taxes covered by Section 2.20(c) or Excluded Taxes);

(ii) impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board), special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by any of the Lenders (or any of their respective Lending Offices); or

(iii) impose on any Lender (or any of their respective Lending Offices) or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing events described in clause (i), (ii) or (iii) above is to increase the costs to any of the Lenders of maintaining any Floating Rate Loan, Competitive Bid Loan or Eurocurrency Loan, as applicable, or to reduce the yield or amount of any sum received or receivable by any of the Lenders under this Agreement or under the Loans in respect of a Floating Rate Loan, Competitive Bid Loan or a Eurocurrency Loan, as applicable, then, upon the request of such Lender, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. The amount of such compensation shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Pro Rata Percentage of the Floating Rate Loans, Competitive Bid Loans or Eurocurrency Loans, as applicable, in the London interbank market and using any attribution or averaging methods which such Lender reasonably deems appropriate and practical. A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

(d) Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from the Administrative Agent, pay to the Administrative Agent or any applicable Lender, the amount of (i) any loss or cost or increased cost incurred by the Administrative Agent or any applicable Lender, (ii) any reduction in any amount payable to or in the effective return on the capital to the Administrative Agent or any applicable Lender, (iii) any interest or any other return, including principal, foregone by the Administrative Agent or any applicable Lender as a result of the introduction of, change over to or operation of the euro, or (iv) any currency exchange loss, that Administrative Agent or any Lender sustains as a result of any payment being made by a Borrower in a currency other than that originally extended to the Borrower or as a result of any other currency exchange loss incurred by the Administrative Agent or any applicable Lender under this Agreement. A certificate of the Administrative Agent setting forth the basis for determining such additional amount or amounts necessary to compensate the Administrative Agent or the applicable Lender shall be conclusively presumed to be correct save for manifest error.

SECTION 2.18. Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including, without limitation, any foreign exchange costs, but excluding loss of anticipated profits) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Eurodollar Loan, Competitive Bid Loan or a Eurocurrency Loan, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing, Competitive Bid Request or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any Eurodollar Loan, Competitive Bid Loan or Eurocurrency Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined based upon the assumption that such Lender funded its Pro Rata Percentage, as applicable, of the Eurodollar Loan, Competitive Bid Loan or Eurocurrency Loan in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 2.19. Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the capital of, or has affected or would affect the amount of capital or liquidity required to be maintained by, any Lender or any corporation controlling such Lender as a consequence of, or with reference to this Agreement, the Loans, the Commitments, the Swingline Commitment and other commitments of this type, below the rate which such Lender or such other corporation could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then within five (5) Business Days after written demand by any such Lender, the Borrower shall pay to such Lender from time to time as specified by such Lender additional amounts sufficient to compensate such Lender or other corporation for such reduction. A certificate submitted to the Borrower and the Administrative Agent by such Lender setting forth in reasonable detail such amounts, shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

SECTION 2.20. Taxes.

(a) Payments Free and Clear. Except as otherwise provided in Section 2.20(e), any and all payments by the Borrower hereunder or under the Loans shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholding, and all liabilities with respect thereto excluding, (i) in the case of each Lender and the Administrative Agent, income and franchise taxes imposed by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or is or should be qualified to do business or any political subdivision thereof, (ii) in the case of each Lender, income and franchise taxes imposed by the jurisdiction of such Lender’s Lending Office or any political subdivision thereof, (iii) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.26), any withholding tax that is imposed under any law in effect at the time such Foreign Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.20(a), (iv) in the case of a Foreign Lender, is attributable to such Foreign Lender’s failure or inability (other than as a result of the occurrence, after the date of this Agreement, of any Change in Law) to comply with Section 2.20(e) and (v) any U.S. federal withholding Taxes imposed under FATCA (all such taxes, levies, imposts, deductions, charges, withholdings and liabilities not excluded by items (i), (ii), (iii) or (iv) being hereinafter referred to as “Taxes,” and all such excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities described in items (i), (ii), (iii) or (iv) being hereinafter referred to as “Excluded Taxes”). If the Borrower shall be required by law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or under any Loan to any Lender or the Administrative Agent, (A) except as otherwise provided in Section 2.20(e), the sum payable shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.20) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the amount such party would have received had no such deductions or withholdings been made, (B) the Borrower shall make such deductions or withholdings, (C) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with Applicable Law, and (D) the Borrower shall deliver to the Administrative Agent and such Lender evidence of such payment to the relevant taxing authority or other Governmental Authority in the manner provided in Section 2.20(d).

(b) Stamp and Other Taxes. In addition, the Borrower shall pay any present or future stamp, registration, recordation or documentary taxes or any other similar fees or charges or excise or property taxes, levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Loans or the other Loan Documents, or the perfection of any rights or security interest in respect thereof (hereinafter referred to as “Other Taxes”).

(c) Indemnity. Except as otherwise provided in Section 2.20(e), the Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.20) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor. A certificate of the Administrative Agent or such Lender setting forth in reasonable detail the basis for determining such indemnification shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. Nothing contained in this Section 2.20(c) shall prevent the Borrower from pursuing, at the sole cost and expense of the Borrower, the refund of any such Taxes or Other Taxes from the Foreign Lender which paid, or upon whose behalf the Borrower paid, such Taxes or Other Taxes if the Borrower in good faith believes such taxes were incorrectly or illegally asserted.

(d) Evidence of Payment. Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower shall furnish to the Administrative Agent and the applicable Lender, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment satisfactory to the Administrative Agent.

(e) Delivery of Tax Forms. To the extent required by Applicable Law to reduce or eliminate withholding or payment of taxes, each Lender and the Administrative Agent shall deliver to the Borrower, with a copy to the Administrative Agent, on the Closing Date or concurrently with the delivery of the relevant Assignment and Acceptance or any accession agreement executed and delivered in accordance with Section 2.24 or 2.28(a), as applicable, (i) two United States Internal Revenue Service Forms W-9, Forms W-8ECI, Forms W-8BEN or Forms W-8BEN-E, as applicable (or successor forms) properly completed and certifying in each case that such Lender is entitled to a complete exemption from withholding or deduction for or on account of any United States federal income taxes, and (ii) an United States Internal Revenue Service Form W-9, W-8BEN or W-8BEN-E or W-8ECI or successor applicable form, as the case may be, to establish an exemption from United States backup withholding taxes. Each such Lender further agrees to deliver to the Borrower, with a copy to the Administrative Agent, as applicable, two Form W-9, Form W-8BEN, Form W-8BEN-E or Form W-8ECI, or successor applicable forms or manner of certification, as the case may be, on or before the date that any such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, certifying in the case of a Form W-9, Form W-8BEN, Form W-8BEN-E or Form W-8ECI (or successor forms) that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes (unless in any such case an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders such forms inapplicable or the exemption to which such forms relate unavailable and such Lender notifies the Borrower and the Administrative Agent that it is not entitled to receive payments without deduction or withholding of United States federal income taxes) and, in the case of a Form W-9, Form W-8BEN, Form W-8BEN-E or Form W-8ECI, establishing an exemption from United States backup withholding tax. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Notwithstanding anything in any Loan Document to the contrary, the Borrower shall not be required to pay additional amounts to any Lender or the Administrative Agent under Section 2.20 or Section 2.17(c), (i) if such Lender or the Administrative Agent fails to comply with the requirements of this Section 2.20(e), other than to the extent that such failure is due to a Change in Law occurring after the date on which such Lender or the Administrative Agent became a party to this Agreement or (ii) that are the result of such Lender’s or the Administrative Agent’s gross negligence or willful misconduct, as applicable.

(f) Survival. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower and Lenders contained in this Section 2.20 shall survive the payment in full of the Obligations and the termination of the Commitments of all Lenders.

(g) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole but reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable and documented out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph (g) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(h) Indemnification by Lenders. Each Lender shall indemnify the Administrative Agent within 10 days after demand therefor, for the full amount of any Excluded Taxes attributable to such Lender that are payable or paid by the Administrative Agent, and reasonable expenses arising therefrom or with respect thereto, whether or not such Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document against any amount due to the Administrative Agent under this paragraph (h). The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.

SECTION 2.21. Mitigation by Lenders. If any Lender requests compensation pursuant to Section 2.17 or Section 2.19, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, solely in the judgment of such Lender, such designation or assignment (a) would eliminate or reduce amounts payable pursuant to Section 2.17, Section 2.19 or Section 2.20, as the case may be, in the future and (b) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be practically disadvantageous to such Lender. Failure or delay on the part of any Lender to demand compensation pursuant to Section 2.17 or Section 2.19 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to such Sections for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Borrower of the event giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.22. General Policy of Lenders. Notwithstanding anything in this Agreement to the contrary, no Lender shall be entitled to compensation under Section 2.17, Section 2.18, Section 2.19 or Section 2.20 if it shall not be the general policy or practice of such Lender to demand such compensation in similar circumstances and unless such demand is generally consistent with such Lender’s treatment of comparable borrowers of such Lender with respect to similarly affected commitments or loans.

SECTION 2.23. Rounding and Other Consequential Changes. Subject to Section 1.03, without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and without prejudice to the respective obligations of the Borrower to the Administrative Agent and the Lenders and the Administrative Agent and the Lenders to the Borrower under or pursuant to this Agreement, except as expressly provided in this Agreement, each provision of this Agreement, including, without limitation, the right to combine currencies to effect a set-off, shall be subject to such reasonable changes of interpretation as the Administrative Agent may from time to time specify to be necessary or appropriate to reflect the introduction of or change over to the euro in Participating Member States.

SECTION 2.24. Increase in Commitments.

(a) After the Closing Date but prior to the Maturity Date, the Borrower shall have the right to request from time to time additional Commitments (the “Additional Commitments”) in an aggregate amount not to exceed $150,000,000, each which request shall be made by the Borrower giving written notice (the “Additional Commitment Notice”) to the Administrative Agent such details with respect thereto as are reasonably requested by the Administrative Agent. Each request for Additional Commitments shall request Additional Commitments in an amount not less than $25,000,000 (or such lesser amount approved by the Administrative Agent). Upon receipt of such request, the Administrative Agent shall notify the existing Lenders of the requested Additional Commitments and offer each such Lender an opportunity to participate at its sole discretion in the Additional Commitments. Any existing Lender that does not agree (in its sole discretion) to provide a portion of the proposed Additional Commitments within 10 days after receipt from the Administrative Agent of such notice shall be deemed to have declined participation in any amount of such proposed Additional Commitments. Notwithstanding any existing Lender’s rejection of any portion of the proposed Additional Commitments, each existing Lender shall remain a Lender hereunder, subject to the terms and conditions hereof. In addition, the Borrower and the Administrative Agent may offer to additional proposed Lenders that qualify as Eligible Assignees (including any required consent of the Administrative Agent and/or the Swingline Lender, such consent not to be unreasonably withheld) the opportunity to accept all or a portion of the amount of the proposed Additional Commitments. The allocation of the Additional Commitments among the Lenders and Eligible Assignees who agree to accept any portion thereof shall be made by the Borrower, in consultation with the Administrative Agent. Upon the effectiveness of the Additional Commitments, (i) each Eligible Assignee (that is not an existing Lender) which has been allocated any portion of the Additional Commitments shall execute an accession agreement to this Agreement, (ii) the Commitments of the existing Lenders which have been allocated any portion of the Additional Commitments shall be increased by such amount, (iii) the Pro Rata Percentages of the Lenders (including the Eligible Assignees as the new Lenders) shall be adjusted to reflect such allocations, (iv) if applicable, and subject to the payment of applicable amounts pursuant to Section 2.18 in connection therewith, the Borrower shall be deemed to have made such borrowings and repayments of the Revolving Loans, and the Lenders shall make such adjustments of outstanding Revolving Loans between and among them, as shall be necessary to effect the reallocation of the Commitments such that, after giving effect thereto, the Revolving Loans shall be held by the Lenders (including the Eligible Assignees as the new Lenders) ratably in accordance with their Commitments and (v) other changes shall be made to the Loan Documents as may be necessary to reflect the aggregate amount, if any, by which Lenders (including the Eligible Assignees as the new Lenders) have agreed to increase their respective Commitments or make new Commitments in response to the Borrower’s request for an increase in the aggregate Commitments pursuant to this Section 2.24 and which other changes do not adversely affect the rights of those Lenders who do not elect to increase their respective Commitments, in each case without the consent of the Lenders other than those Lenders increasing their Commitments.

(b) Notwithstanding the foregoing, an increase in the aggregate amount of the Commitments pursuant to Section 2.24(a) shall be effective only if (i) no Default or Event of Default shall have occurred and be continuing on the date such increase is to become effective; (ii) each of the representations and warranties made by the Borrower in this Agreement and the other Loan Documents shall be true and correct on and as of the date of the Additional Commitment Notice and the date such increase is to become effective with the same force and effect as if made on and as of such date (or, if any such representation or warrant is expressly stated to have been made as of a specific date, as of such specific date); and (iii) the Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the authorization of such increase.

SECTION 2.25. Special Provisions Regarding Revolving Loans.

(a) Upon the occurrence of a Sharing Event, automatically (and without the taking of any action) (x) all then outstanding Eurocurrency Loans shall be automatically converted into Eurodollar Loans denominated in dollars (in an amount equal to the Equivalent Dollar Amount of the aggregate principal amount of the Eurocurrency Loans on the date such Sharing Event first occurred, which Eurodollar Loans denominated in dollars (i) shall thereafter be deemed to be ABR Loans and (ii) unless the Sharing Event resulted solely from a termination of the Commitments of all Lenders pursuant to clause (i) in the last paragraph of Article VII, shall be immediately due and payable on the date such Sharing Event has occurred) and (y) unless the Sharing Event resulted solely from a termination of the Commitments of all Lenders, all accrued and unpaid interest and other amounts owing with respect to such Eurocurrency Loans shall be immediately due and payable in dollars, taking the Equivalent Dollar Amount of such accrued and unpaid interest and other amounts.

(b) Upon the occurrence of a Sharing Event (i) no further Revolving Loans or Swingline Loans shall be made, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, any outstanding Eurocurrency Loans (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such purchase) shall be payable in dollars as if such Eurocurrency Loans had originally been made in dollars and shall be distributed by the relevant Lenders (or their affiliates) to the Administrative Agent for the account of the Lenders which made such Revolving Loans or are participating therein and (iii) the Commitments of the Lenders and the Swingline Commitment of the Swingline Lender shall be automatically terminated.

SECTION 2.26. Replacement of Certain Lenders. In the event any Lender (a) shall have requested additional compensation from the Borrower under Section 2.17(c), Section 2.19 or Section 2.20, (b) shall have given notice under Section 2.17 of its inability to make or maintain as such any Eurocurrency Loan or Floating Rate Loan, (c) is a Defaulting Lender hereunder, (d) shall have refused to make Revolving Loans in requested alternative currencies under Section 1.05, or (e) is a Non-Consenting Lender, the Borrower may, at its sole expense and effort, require such Lender (each, a “Departing Lender”) to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in, and the consents required by, Section 9.04) all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) such assignment shall not conflict with any Applicable Law, (ii) the Borrower shall have received a written consent of the Administrative Agent in the case of an assignee that is not a Lender, which consent shall not unreasonably be withheld, and (iii) the Borrower or such assignee shall have paid to the Departing Lender in immediately available funds the principal of and interest accrued to the date of such payment on the Loans made by it hereunder and all other amounts owed to it hereunder. If such Departing Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Acceptance and/or any other documentation necessary to reflect such replacement within a period of time deemed reasonable by the Administrative Agent after the later of (x) the date on which the replacement Lender executes and delivers such Assignment and Acceptance and/or such other documentation and (y) the date on which the Departing Lender receives all payments described in clause (iii), then such Departing Lender shall be deemed to have executed and delivered such Assignment and Acceptance and/or such other documentation as of such date and the Borrower shall be entitled (but not obligated) to execute and deliver such Assignment and Acceptance and/or such other documentation on behalf of such Departing Lender.

SECTION 2.27. Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.08(b) and the definition of “Required Lenders”.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent for the account of such Defaulting Lender pursuant to Section 9.06), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Swingline Lender hereunder; third, if so determined by the Administrative Agent or requested by the Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the

Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Swingline Loan; sixth, to the payment of any amounts owing to the Administrative Agent, the Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by the Administrative Agent, any Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided that if (i) such payment is a payment of the principal amount of any Revolving Loans or of any funded participations in Swingline Loans for which such Defaulting Lender has not fully funded its appropriate share and (ii) such Revolving Loans or funded participations in Swingline Loans were made at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Revolving Loans of, and funded participations in Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Revolving Loans of, or funded participations in Swingline Loans owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.27(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Reallocation of Pro Rata Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, all or any part of such Defaulting Lender’s obligation to acquire, refinance or fund participations in Swingline Loans pursuant to Section 2.02(b) shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (computed without giving effect to the Commitment of such Defaulting Lender), provided that (i) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists, (ii) the representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such reallocation with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, and (iii) the aggregate obligation of each Non-Defaulting Lender to acquire, refinance or fund participations in Swingline Loans shall not exceed the positive difference, if any, of (A) the Commitment of that Non-Defaulting Lender as decreased in connection with any outstanding Competitive Bid Loan in accordance with Section 2.01(a) minus (B) the sum of (1) the aggregate outstanding principal amount of the Revolving Loans of that Lender plus (2) such Lender’s Pro Rata Percentage of outstanding Swingline Loans. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d) Prepayment of Swingline Loans. Promptly on demand by the Swingline Lender or the Administrative Agent from time to time, the Borrower shall prepay Swingline Loans in an amount of all Fronting Exposure with respect to the Swingline Lender (after giving effect to Section 2.27(c)).

(e) Certain Fees.

(i) No Defaulting Lender shall be entitled to receive any Unused Fee or Facility Fee pursuant to Section 2.07(a) for any period during which that Lender is a Defaulting Lender.

(ii) With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (i) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fees otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to Section 2.27(c), (y) pay to the Swingline Lender the amount of any such fees otherwise payable to such Defaulting Lender to the extent allocable to such Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay any remaining amount of any such fees.

(f) Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swingline Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Revolving Loans and funded and unfunded participations in Swingline Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Percentages (without giving effect to Section 2.27(c)), whereupon such Lender will cease to be a Defaulting Lender, provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

SECTION 2.28. Certain Permitted Amendments.

(a) The Borrower may, by written notice to the Administrative Agent from time to time beginning on the date that is 18 months after the Closing Date, but not more than three times during the term of this Agreement (and with no more than one such offer outstanding at any one time), make one or more offers (each, a “Loan Modification Offer”) to all the Lenders to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days or more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent). Notwithstanding anything to the contrary in Section 9.08, each Permitted Amendment shall only require the consent of the Borrower, the Administrative Agent and those Lenders that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”), and each Permitted Amendment shall become effective only with respect to the Loans and Commitments of the Accepting Lenders. In connection with any Loan Modification Offer, the Borrower may, at its sole option, terminate the aggregate Commitments of one or more of the Lenders that are not Accepting Lenders, and in connection therewith shall repay in full all outstanding Loans, and accrued but unpaid interest and fees (along with any amount owing pursuant to Section 2.18), at such time owing to such terminated Lender, with such termination taking effect, and any related repayment being made, upon the effectiveness of the Permitted Amendment. Additionally, to the extent the Borrower has terminated the Commitments of such Lenders, it may request any other Eligible Assignee (including any required consent of the Administrative Agent and/or the Swingline Lender, such consent not to be unreasonably withheld) to provide a commitment to make loans on the terms set forth in such Loan Modification Offer in an amount not to exceed the amount of the Commitments terminated pursuant to the preceding sentence, provided that each Eligible Assignee (that is not an existing Lender) shall execute an accession agreement to this Agreement. Upon the effectiveness of any Permitted Amendment and any termination of any Lender’s Commitments (and any related repayment of Loans and unpaid interest and fees) pursuant to this section and any related commitment of an Eligible Assignee with respect to such terminated Commitments, subject to the payment of applicable amounts pursuant to Section 2.18 in connection therewith, the Borrower shall be deemed to have made such borrowings and repayments of the Loans, and the Lenders shall make such adjustments of outstanding Loans between and among them, as shall be necessary to effect the reallocation of the Commitments such that, after giving effect thereto, the Loans shall be held by the Lenders (including the Eligible Assignees as the new Lenders) ratably in accordance with their Commitments.

(b) The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent a Loan Modification Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder. Notwithstanding the foregoing, no Permitted Amendment shall become effective unless the Administrative Agent, to the extent reasonably requested by the Administrative Agent, shall have received legal opinions, board resolutions, officer’s and secretary’s certificates and other documentation consistent with those delivered on the Closing Date under this Agreement.

(c) “Permitted Amendments” means any or all of the following: (i) an extension of the Maturity Date, (ii) an increase in the interest rate with respect to the Loans and/or Commitments of the Accepting Lenders, (iii) the inclusion of additional fees to be payable to the Accepting Lenders in connection with the Permitted Amendment (including any upfront fees), (iv) such amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to provide the rights and benefits of this Agreement and other Loan Documents to each new “Class” of loans and/or commitments resulting therefrom, provided that (A) the allocation of the participation exposure with respect to any then-existing or subsequently made Swingline Loan as between the commitments of such new “Class” and the Commitments of the then-existing Lenders shall be made on a pro rata basis as between the commitments of such new “Class” and the Commitments of the then-existing Lenders, (B) the Swingline Commitment may not be extended without the prior written consent of the Swingline Lender, and only to the extent the Swingline Commitment so extended does not exceed the aggregate Commitments extended pursuant to clause (i) above, (C) payments of principal and interest on Loans (including loans of Accepting Lenders) shall continue to be shared pro rata in accordance with Section 2.11(c), except that notwithstanding Section 2.11(c) the Loans and Commitments of the Lenders that are not Accepting Lenders may be repaid and terminated on their applicable Maturity Date, without any pro rata reduction of the Commitments and repayment of loans of Accepting Lenders with a different Maturity Date, and (v) such other amendments to this Agreement and the other Loan Documents as shall be appropriate, in the reasonable judgment of the Administrative Agent, to give effect to the foregoing Permitted Amendments.

(d) This Section 2.28 shall supersede any provision in Section 9.08 to the contrary. Notwithstanding any reallocation into extending and non-extending “Classes” in connection with a Permitted Amendment, all Loans to the Borrower under this Agreement shall rank pari passu in right of payment.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to each of the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and the Restricted Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, except for inactive Restricted Subsidiaries that do not engage in any business and whose failure to be validly existing or in good standing would not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in every jurisdiction where such qualification is required, except where the failure so to qualify would not result in a Material Adverse Effect, and (d) in the case of each Loan Party, has the power and authority to execute, deliver and perform its obligations under each Loan Document to which it is party and each other agreement or instrument contemplated thereby and in the case of the Borrower, to borrow and incur other obligations hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party and in the case of the Borrower the borrowings of the Loans, the use of proceeds thereof (collectively, the “Transactions”) (a) have been duly authorized by all requisite action, including approval of such Loan Party’s Board of Directors (if applicable) and if required, stockholder action on the part of such Loan Party, or, in the case of the use of proceeds thereof, will be so authorized in the ordinary course after the Closing Date, and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to the Borrower or any Subsidiary if such matter could reasonably be expected to have a Material Adverse Effect, or of the certificate or articles of incorporation or other constitutive documents or by-laws of the Borrower or any Subsidiary, (B) any order of any Governmental Authority if such matter could reasonably be expected to have a Material Adverse Effect or (C) any provision of any indenture, agreement or other instrument to which the Borrower or any Subsidiary is a party or by which any of them or any of their property is or may be bound if such matter could reasonably be expected to have a Material Adverse Effect, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under any such indenture, agreement or other instrument if such matter could reasonably be expected to have a Material Adverse Effect or (iii) result in the creation or imposition of any Lien (other than pursuant to the Loan Documents or the Indenture) upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any Restricted Subsidiary.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by the Loan Parties party thereto will constitute, a legal, valid and binding obligation of the Borrower and the other Loan Parties enforceable against the Borrower and the other Loan Parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except such as have been made or obtained and are in full force and effect or will be made or obtained in accordance with applicable laws, except when failure to obtain any such consents or approvals could not reasonably be expected to cause a Material Adverse Effect or jeopardize enforceability of any of the Loan Documents.

SECTION 3.05. Financial Statements. The Borrower has heretofore furnished to Administrative Agent (i) the Consolidated balance sheets and statements of income and cash flow of the Borrower and its Consolidated Subsidiaries as of and for the fiscal year ended December 31, 2014, audited and accompanied by the opinion of Ernst & Young LLP, independent public accountants and (ii) the unaudited Consolidated balance sheets and statements of income and cash flow of the Borrower and its Consolidated Subsidiaries as of and for the fiscal quarter ended March 31, 2015 certified by the Financial Officer of the Borrower. Such financial statements present fairly the financial condition and results of operations of the Borrower and its Consolidated Subsidiaries as of such dates and for such periods. Such balance sheets and the notes thereto disclose all material liabilities, direct or contingent, of the Borrower and its Consolidated Subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.

SECTION 3.06. No Material Adverse Change. As of the date hereof, there has been no material adverse change in the business, assets, operations, property, condition, financial or otherwise, material contingent liabilities or material agreements of the Borrower and the Restricted Subsidiaries, taken as a whole, since December 31, 2014, not previously disclosed in writing to the Administrative Agent or Lenders or disclosed in public filings of the Borrower made with the Securities and Exchange Commission prior to the Closing Date and publicly available electronically at www.sec.gov or www.choicehotels.com (it being understood that changes in general economic conditions shall not be deemed to constitute such a material adverse change).

SECTION 3.07. Title to Properties; Possession Under Leases.

(a) Each of the Borrower and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its properties and assets, except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where such failure would not otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Liens permitted by Section 6.02(a).

(b) Each of the Borrower and the Restricted Subsidiaries has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect. Each of the Borrower and the Subsidiaries enjoys peaceful and undisturbed possession under all such material leases, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the date hereof a list of all Subsidiaries of the Borrower, their respective jurisdictions of formation and the percentage ownership interest of the Borrower therein.

SECTION 3.09. Litigation; Compliance with Laws.

(a) There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of any Responsible Officer of the Borrower, threatened against or affecting the Borrower or any Restricted Subsidiary or any business, property or rights of any such Person and to the knowledge of any Responsible Officer of the Borrower there are not any investigations now pending or threatened against the Borrower or any Restricted Subsidiary, in each case, (i) which involve any Loan Document or the Transactions (excluding any such actions, suits or proceedings threatened by the Lenders or the Administrative Agent) or (ii) as to which there is a reasonable probability of an adverse determination and which, if such probable adverse determination occurred, could, individually or in the aggregate, reasonably be anticipated to result in a Material Adverse Effect.

(b) To the best knowledge of any Responsible Officer of the Borrower, neither the Borrower nor any of the Subsidiaries is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be anticipated to result in a Material Adverse Effect.

SECTION 3.10. Agreements.

(a) Neither the Borrower nor any of the Subsidiaries is a party to any agreement or instrument or subject to any corporate or other restriction that has resulted or could reasonably be anticipated to result in a Material Adverse Effect.

(b) Neither the Borrower nor any of its Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be anticipated to result in a Material Adverse Effect.

SECTION 3.11. Federal Reserve Regulations.

(a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) Following application of the proceeds of each Loan, not more than twenty-five percent (25%) of the value of the assets of the Borrower will be Margin Stock. No part of the proceeds of any Loan has been used for any purpose that violates the provisions of Regulations T, U or X.

SECTION 3.12. Investment Company Act. Neither the Borrower nor any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans in accordance with Section 5.08.

SECTION 3.14. Tax Returns. Each of the Borrower and the Restricted Subsidiaries has filed or caused to be filed all Federal, state, local and foreign tax returns required to have been filed by it and has paid or caused to be paid all taxes shown to be due and payable on such returns or on any assessments received by it, except, in each case, (a) taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary shall have set aside on its books reserves as shall be required in conformity with GAAP or (b) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (other than information of a general economic or industry nature) contained or contains any untrue statement of material fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not materially misleading, provided that notwithstanding the foregoing with respect to financial projections, financial projections shall, to the actual knowledge of the chief financial officer, represent good faith estimates of the financial condition and operations of the Borrower and its Subsidiaries (using assumptions that the chief financial officer believes in good faith to be reasonable at the time prepared and made available, it being recognized by the Administrative Agent and the Lenders that such projections are not to be viewed as facts or guaranties of future performance, that actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material and that the Borrower makes no representation that such projections will in fact be realized).

SECTION 3.16. Employee Benefit Plans. With respect to each of the Plans, each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the regulations and published interpretations thereunder. No Reportable Event has occurred as to which the Borrower or any ERISA Affiliate was required to file a report with the PBGC except as would not reasonably be expected to have a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on those assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed by more than $5,000,000 the value of the assets of such Plan. Neither the Borrower nor any ERISA Affiliate has incurred any Withdrawal Liability or any other liability under Title IV of ERISA (other than premiums not yet due) that remains unpaid and that could result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, and to the best knowledge of any Responsible Officer of the Borrower no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, where such reorganization or termination has resulted or could reasonably be expected to result, through increases in the contributions required to be made to such Plan or otherwise, in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has received any notice from the PBGC regarding the funded status of any plan.

SECTION 3.17. Environmental Matters. Except with respect to matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, the Borrower and each Restricted Subsidiary has complied with all Federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control or to employee health or safety. Except with respect to matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, neither the Borrower nor any Restricted Subsidiary has received notice of any failure so to comply. Except with respect to matters that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect, the Borrower’s and the Subsidiaries facilities do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances, toxic pollutants or substances similarly denominated, as those terms or similar terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act or any other applicable law, in violation of any such law or any regulations promulgated pursuant thereto.

SECTION 3.18. Solvency. As of the Effective Date, with respect to the Borrower and the Restricted Subsidiaries, collectively, (a) the fair valuation of and the present fair saleable value of their assets exceed the amount that will be required to be paid on or in respect of their existing debts and other probable liabilities at a fair valuation (including contingencies) as such debts and liabilities mature, as such value and such liabilities are determined in accordance with Sections 101 of the Bankruptcy Code or Sections 1 and 2 of the Uniform Fraudulent Transfer Act, (b) their assets do not constitute unreasonably small capital for the Borrower and the Restricted Subsidiaries to carry out their businesses as now conducted and as proposed to be conducted and (c) they do not intend to incur debts or liabilities beyond their ability to pay such debts and liabilities as they mature.

SECTION 3.19. OFAC. No Loan Party is a Person that is, or is owned or controlled by Persons that are (i) the subject of any Sanctions or (ii) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

SECTION 3.20. Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect:

(a) The Borrower and each of its Restricted Subsidiaries owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights (collectively, “Intellectual Property”) necessary to the conduct of their respective businesses as now conducted, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, or other proprietary right of any other Person;

(b) The Borrower and each of its Restricted Subsidiaries have taken all such steps as they deem reasonably necessary to protect their respective rights under and with respect to such Intellectual Property;

(c) To the knowledge of any Responsible Officer of the Borrower, no claim has been asserted in writing by any Person with respect to the use of any Intellectual Property by the Borrower or any of its Restricted Subsidiaries, or challenging or questioning the validity of any Intellectual Property; and

(d) The use of such Intellectual Property by the Borrower and each of its Restricted Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any material liabilities on the part of the Borrower or any of its Restricted Subsidiaries.

SECTION 3.21. Anti-Corruption Laws. The Borrower, the Guarantors, and all of their respective Subsidiaries and, to the knowledge of any Responsible Officer of the Borrower or any Guarantor, all directors, officers, employees, agents or Affiliates thereof, are in compliance in all material respects with Anti-Corruption Laws.

ARTICLE IV

CONDITIONS OF LENDING

The effectiveness of this Agreement and the obligations of the Lenders to make Loans hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the date of the making of each Loan (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a notice of such Credit Event as required by Section 2.03, Section 2.04, or Section 2.10, as the case may be.

(b) The representations and warranties set forth in Article III hereof shall be true and correct in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date, unless qualified as to materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects and except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date.

(c) No Default or Event of Default shall have occurred and be continuing. Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

SECTION 4.02. First Credit Event. On the Effective Date:

(a) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation (or analogous documents) and all amendments thereto of each Loan Party certified as of a recent date by the Secretary of State (or other appropriate Governmental Authority) of the state (or country) of its organization or such other evidence as is reasonably satisfactory to the Administrative Agent; (ii) a certificate as to the good standing (or other analogous certification to the extent available) of each Loan Party as of a recent date, from the appropriate Secretary of State (or other appropriate Governmental Authority) or such other evidence as is reasonably satisfactory to the Administrative Agent; (iii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Effective Date and certifying (A) that attached thereto is a true and complete copy of the by-laws (or such other analogous documents to the extent available) of such Loan Party as in effect on the Effective Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which it is party, and in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation (or analogous documents) of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of good standing (or other analogous certification or such other evidence reasonably satisfactory to the Administrative Agent) furnished pursuant to clause (i) or (ii) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; (iv) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (iii) above; and (v) such other documents as the Administrative Agent or the Lenders may reasonably request.

(b) The Administrative Agent shall have received a certificate of the Borrower, dated the Effective Date and signed by a Financial Officer of the Borrower confirming compliance with the conditions precedent set forth in paragraphs (b) and (c) of Section 4.01.

(c) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date.

(d) The Administrative Agent shall have received a favorable written opinion of (i) Hogan Lovells US LLP, special counsel to the Borrower and the Guarantors and (ii) Alston & Bird, LLP, Georgia counsel to the Borrower and Guarantors, each dated the Effective Date and addressed to the Administrative Agent and the Lenders, in form and substance satisfactory to the Administrative Agent and the Lenders, and the Borrower hereby instructs such counsel to deliver such opinions to the Administrative Agent.

(e) Neither the Borrower nor any of its Restricted Subsidiaries shall have outstanding any Indebtedness, other than (i) Indebtedness incurred under the Loan Documents and (ii) other Indebtedness permitted under Section 6.01 and outstanding on the Effective Date.

(f) The Existing Credit Agreement and all commitments thereunder to lend shall have been terminated, all letters of credit issued thereunder shall have been terminated, all amounts outstanding thereunder shall have been paid in full and all Liens, if any, securing any obligations thereunder or under any related agreement shall have been permanently released and the Administrative Agent shall have received evidence satisfactory in form and substance to it demonstrating such termination, payment and release.

(g) The Administrative Agent shall have received counterparts of all Loan Documents signed on behalf of each applicable Loan Party.

(h) The Administrative Agent shall have received an original Note duly executed by the Borrower and payable to the order of each Lender that has requested the same.

(i) The Administrative Agent shall have received completed requests for information dated a recent date, including UCC, judgment, tax, litigation and bankruptcy searches with respect to each applicable Loan Party, and, in the case of UCC searches, listing all effective financing statements filed in the jurisdictions specified by the Administrative Agent that name any Loan Party as debtor, together with copies of such financing statements.

(j) The Loan Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Loan Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

(k) No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

(l) No material adverse change in the business, assets, operations, property, liabilities (actual or contingent) or condition (financial or otherwise) of the Loan Parties and their Subsidiaries, taken as a whole, shall have occurred since December 31, 2014 except as disclosed in public filings of the Borrower made with the Securities and Exchange Commission prior to the Closing Date and publicly available electronically at www.sec.gov or www.choicehotels.com.

(m) The Borrower and each Guarantor shall have provided to the Administrative Agent and the Lenders the documentation and other information requested by the Administrative Agent in order to comply with requirements of the PATRIOT Act.

(n) The Administrative Agent shall have received a breakage indemnity letter agreement in form and substance reasonably satisfactory to it, dated not later than the earliest applicable deadline set forth in Section 2.03(a), signed on behalf of the Borrower.

(o) The Administrative Agent shall have received a Notice of Account Designation in the form attached hereto as Exhibit A-2.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notices shall be conclusive and binding.

ARTICLE V

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other expenses or amounts payable under any Loan Document shall be unpaid (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), unless the Required Lenders shall otherwise consent in writing, the Borrower shall, and shall cause each of the Restricted Subsidiaries to:

SECTION 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 6.05, and except for inactive Restricted Subsidiaries that do not engage in any business and except for Restricted Subsidiaries whose failure to maintain legal existence would not reasonably be expected to have a Material Adverse Effect.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names used in the conduct of its business, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect; comply with all applicable laws, rules, regulations and orders of any Governmental Authority, whether now in effect or hereafter enacted, except to the extent any failure to do so would not reasonably be expected to have a Material Adverse Effect.

(c) (i) maintain and operate its business in primarily the manner in which it is presently conducted and operated; and (ii) at all times maintain and preserve all property used in the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, provided that the foregoing clauses (i) and (ii) shall not prohibit the Borrower or any Restricted Subsidiary from discontinuing or changing the operation and maintenance of any Restricted Subsidiary, property or business if such discontinuance or change would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.02. Insurance. Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

SECTION 5.03. Taxes. Pay and discharge promptly when due all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful and valid claims for labor, materials and supplies or otherwise which, if unpaid, would reasonably be expected to have a Material Adverse Effect; provided, however, that such payment and discharge shall not be required with respect to any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or such Restricted Subsidiary shall have set aside on its books reserves with respect thereto as shall be required in conformity with GAAP.

SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent (for further delivery by the Administrative Agent to the Lenders in accordance with its customary practice):

(a) within 90 days after the end of each fiscal year, its audited Consolidated balance sheets and related statements of income and cash flow, showing the financial condition of the Borrower and its Consolidated Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Subsidiaries during such year, all audited by independent public accountants of recognized national standing reasonably acceptable to the Administrative Agent and accompanied by an opinion of such accountants (which shall not be qualified in any material respect) to the effect that such Consolidated financial statements fairly present the financial condition and results of operations of the Borrower on a Consolidated basis in accordance with GAAP consistently applied;

(b) within 50 days after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending June 30, 2015, its unaudited Consolidated balance sheets and related statements of income and cash flow, showing the financial condition of the Borrower and its Consolidated Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, all certified by the Financial Officer of the Borrower as fairly presenting in all material respects the financial condition and results of operations of the Borrower on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of the accounting firm or the Financial Officer of the Borrower opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) and in any event will be based on the actual knowledge after due inquiry of the Person giving the certificate, and:

(i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

(ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Sections 6.11 and 6.12 (except that the requirements set forth in this clause (ii) shall not apply to the quarterly financial statements related to the fiscal quarter ending on June 30, 2015); and

(iii) with respect to the computations delivered pursuant to Section 5.04(c)(ii), the Financial Officer shall break out and separately provide the financial information relating solely to Domestic Subsidiaries that are Unrestricted Subsidiaries and certify the accuracy of such information;

(d) promptly after the same become publicly available, copies (which such deliveries may be made by email or facsimile) of all periodic and other reports, proxy statements and other materials filed by it with the Securities and Exchange Commission, or any Governmental Authority succeeding to any of or all the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(e) promptly upon a Responsible Officer becoming aware of a change in the Debt Rating (including the initial issuance of any Investment Grade Rating or the failure to maintain any Investment Grade Rating); and

(f) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request, including, without limitation, any information that the Administrative Agent or any Lender deems reasonably necessary from time to time in order to ensure compliance with all applicable Sanctions and Anti-Corruption Laws.

Any of the deliveries required by this Section 5.04 may be made by email or facsimile to the Administrative Agent in accordance with Section 9.01, provided that the financial statements required to be delivered pursuant to paragraphs (a) and (b) above and the information required to be delivered pursuant to paragraph (d) above shall be deemed to have been delivered on the date on which the Borrower has posted, and has provided notice to the Administrative Agent of such posting of, such information on the Borrower’s and/or the Securities and Exchange Commission’s website on the internet at the website address provided in such notice, or at another website accessible by the Lenders without charge. Notwithstanding the foregoing, (i) the Borrower shall deliver paper copies of the reports and financial statements referred to in paragraphs (a) and (b) of this Section 5.04 to the Administrative Agent or any Lender who requests the Borrower to deliver such paper copies until written notice to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) upon request of the Administrative Agent, the Borrower shall deliver a paper copy of the certificate required by paragraph (c) of this Section 5.04.

The Borrower hereby acknowledges that (a) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that, if requested by the Administrative Agent, it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Proprietary Information, they shall be treated as set forth in Section 9.15); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, (x) the Borrower shall be under no Obligation to mark any Borrower Materials “PUBLIC” and (y) each Public Lender shall designate to the Administrative Agent one or more persons who are entitled to receive and view Borrower Materials containing material non-public information to the same extent as Lenders that are not Public Lenders.

SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice of the following promptly after learning of it (for further delivery by the Administrative Agent to the Lenders in accordance with its customary practice):

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof as to which there is a reasonable probability of an adverse determination and which, if such probable adverse determination occurred, could reasonably be anticipated to result in a Material Adverse Effect; and

(c) any development that has resulted in a Material Adverse Effect.

SECTION 5.06. ERISA. (a) Comply in all material respects with the applicable provisions of ERISA and (b) furnish to the Administrative Agent and each Lender (i) as soon as possible, and in any event within 30 days after any Responsible Officer of the Borrower or any ERISA Affiliate either knows or has reason to know that any Reportable Event has occurred that alone or together with any other Reportable Event could reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount exceeding $10,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such Reportable Event and the action proposed to be taken with respect thereto, together with a copy of the notice, if any, of such Reportable Event given to the PBGC, (ii) promptly after receipt thereof, a copy of any notice the Borrower or any ERISA Affiliate may receive from the PBGC relating to the funded status of any Plan or to the intention of the PBGC to terminate any Plan or Plans (other than a Plan maintained by an ERISA Affiliate which is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code) or to appoint a trustee to administer any Plan or Plans, (iii) within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required installment or other payment with respect to a Plan, a statement of a Financial Officer of the Borrower setting forth details as to such failure and the action proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC and (iv) promptly and in any event within 30 days after receipt thereof by the Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, a copy of each notice received by the Borrower or any ERISA Affiliate concerning (A) the imposition of Withdrawal Liability in excess of $5,000,000 or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and upon reasonable notice by any Lender permit any representatives designated by such Lender, subject to Section 9.15, to visit and inspect the financial records and the properties of the Borrower or any Restricted Subsidiary at reasonable times during normal business hours and as often as requested and to make extracts from and copies of such financial records, and permit any representatives designated by any Lender to discuss the affairs, finances and condition of the Borrower or any Restricted Subsidiary with the officers thereof and independent accountants therefor. So long as no Event of Default exists, the Borrower shall not be required to reimburse for expenses incurred in connection with more than one inspection or examination per fiscal year, which such one inspection or examination shall be arranged by the Administrative Agent.

SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans only (a) to pay off the Existing Credit Agreement and certain other existing Indebtedness of the Borrower and its Subsidiaries on the Closing Date, (b) to pay fees and expenses in connection with the entering into of this Agreement and the

Facilities, and the related transactions, and (c) for general corporate purposes of the Borrower and its Restricted Subsidiaries, including, without limitation, working capital, investments, acquisitions, payments of dividends, repurchasing outstanding capital stock and capital expenditures (provided that such activities are permitted by any other provisions of this Agreement and the other Loan Documents). In no event shall (a) any part of the proceeds of the Loans be used by any Loan Party (i) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or (ii) fund any operations in, finance any investments or activities in, or make any payments to, a Person in violation of any Anti-Terrorism Law or any Anti-Corruption Laws, (b) the funds used to repay the Facilities be derived from any unlawful activity in violation of any Anti-Terrorism Law or any Anti-Corruption Laws (c) more than twenty-five percent (25%) of the value of the assets of the Borrower and its Subsidiaries be Margin Stock.

SECTION 5.09. Subsidiaries; Principal Properties.

(a) Additional Domestic Subsidiary. If at any time after the Closing Date the Borrower or any Subsidiary creates or acquires any Domestic Subsidiary with assets in excess of $5,000,000 (other than in connection with a Permitted Corporate Transaction), then:

(i) not later than the required date of delivery of the certificate required by Section 5.04(c) for the fiscal period in which such Domestic Subsidiary was formed or acquired (or such date that is no more than 60 days later as may be agreed by the Administrative Agent, in its discretion), designate such Domestic Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary in accordance with Section 5.09(b);

(ii) in the case of a Restricted Subsidiary, the Borrower shall, not later than the required date of delivery of the certificate required by Section 5.04(c) for the fiscal period in which such Domestic Subsidiary was formed or acquired (or such date that is no more than 60 days later as may be agreed by the Administrative Agent, in its discretion) cause such Restricted Subsidiary to deliver to the Administrative Agent (A) a duly executed Guarantee Joinder Agreement and (B) such other documents and certificates as may be reasonably requested by the Administrative Agent with respect to such Domestic Subsidiary and its Guarantee Joinder Agreement, all in form, content and scope reasonably satisfactory to the Administrative Agent, provided that in the event any such Domestic Subsidiary is a Wholly Owned Subsidiary but is intended to be disposed of, in whole or in part (so that it will cease to be a Wholly Owned Subsidiary) by the Borrower or Subsidiary of the Borrower that owns the equity interests in such Domestic Subsidiary not later than the end of the fiscal quarter immediately following the fiscal quarter in which such Domestic Subsidiary was created or acquired, and such intent is provided to the Administrative Agent in a written notice not later than the required date of delivery of the certificate required by Section 5.04(c) for the fiscal period in which such Domestic Subsidiary was formed or acquired, the foregoing requirements of this Section 5.09(a)(ii) shall not be required unless such Domestic Subsidiary remains a Wholly Owned Subsidiary as of the last day of such next succeeding fiscal quarter, in which case such requirements shall be required to be satisfied in accordance with this Section 5.09(a)(ii) as if such Domestic Subsidiary had been created or acquired during such next succeeding fiscal quarter.

(b) Designation and Redesignation of Subsidiaries. So long as no Default or Event of Default exists or would result from such designation or redesignation, the Borrower may, at any time upon written notice to the Administrative Agent, (1) redesignate any Restricted Subsidiary as an Unrestricted Subsidiary, (2) redesignate any Unrestricted Subsidiary as a Restricted Subsidiary, (3) designate any newly created or acquired Domestic Subsidiary as an Unrestricted Subsidiary or (4) designate any Domestic Subsidiary formed in connection with a Permitted Corporate Transaction as a Restricted Subsidiary or an Unrestricted Subsidiary. Other than in connection with a Permitted Corporate Transaction, no such designation of a new Subsidiary as an Unrestricted Subsidiary or redesignation of a Restricted Subsidiary as an Unrestricted Subsidiary under this subsection (b) shall be permitted unless, at the time in question, the Borrower would have the right, without causing a Default or Event of Default, to (i) distribute to its shareholders as an in-kind dividend the equity interest owned by the Borrower (directly or indirectly) in such Restricted Subsidiary or newly created or acquired Domestic Subsidiary, (ii) to distribute to its shareholders as a cash dividend an amount of money equal to the fair market value of the assets owned by such Restricted Subsidiary or newly created or acquired Domestic Subsidiary or (iii) invest an amount of money equal to the value of such Unrestricted Subsidiary’s assets directly or indirectly in the equity of such Unrestricted Subsidiary within the applicable dollar limits prescribed by Section 6.04.

(c) Certain Releases. Other than during the continuance of a Default or Event of Default, at the request of the Borrower, the Administrative Agent shall release any Guarantor from the Guarantee Agreement in connection with (i) the sale, transfer or other disposition of such Guarantor, permitted by this Agreement (including, without limitation, in connection with any transaction that results in such Guarantor ceasing to be a Wholly Owned Domestic Subsidiary), of all or substantially all of the assets owned by such Guarantor in an Asset Sale permitted by this Agreement, or (ii) a redesignation of such Guarantor as an Unrestricted Subsidiary pursuant to Section 5.09(b), provided that prior to any such release pursuant to clause (i) of this subsection (c), the Borrower shall deliver a certificate of the Financial Officer of the Borrower setting forth in reasonable detail computations evidencing compliance with Sections 6.11 and 6.12 on a pro forma basis after giving effect to such release and certifying that no Default or Event of Default has occurred and is continuing, or would occur after giving effect to such release.

(d) Principal Properties. Cause the Borrower’s direct or indirect interest in each Principal Property to be acquired directly by the Borrower or through a Wholly Owned Subsidiary that holds no other material assets other than such Principal Property and assets relating thereto.

ARTICLE VI

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender and the Administrative Agent that, so long as this Agreement shall remain in effect or the principal of or interest on any Loan, any fees or any other expenses or amounts payable under any Loan Document shall be unpaid (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted), unless the Required Lenders shall otherwise consent in writing, the Borrower shall not, and shall not cause or permit any of the Restricted Subsidiaries to:

SECTION 6.01. Indebtedness. Incur, create or assume any Indebtedness if (a) a Default or an Event of Default would exist after giving effect to the incurrence, creation or assumption of such Indebtedness or (b) in the case of Indebtedness incurred by an Unrestricted Subsidiary that is not a Guarantor, such Indebtedness is Recourse to the Borrower or any Loan Party.

SECTION 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any Restricted Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights (excluding rights of first refusal) in respect of any thereof, except Liens satisfying any of the following tests:

(a) Liens on property or assets of the Borrower and its Restricted Subsidiaries existing on the date hereof and set forth in Schedule 6.02; provided, however, that such Liens shall secure only those obligations which they secure on the date hereof except as otherwise permitted hereunder;

(b) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary; provided, however, that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(c) Liens for taxes, assessments or governmental or quasi-governmental charges or levies not yet due or which are being contested in compliance with Section 5.03;

(d) carriers’, warehousemen’s, mechanics, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not due or which are being contested in compliance with Section 5.03;

(e) statutory liens of landlords in respect of property leased by the Borrower or any Restricted Subsidiary;

(f) pledges and deposits made in the ordinary course of business in compliance with workmen’s compensation, unemployment insurance and other social security laws or regulations;

(g) deposits and other Liens in scope consistent with industry practice to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(h) zoning restrictions, easements, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(i) Liens created under the Loan Documents to secure the Obligations (and refinancings thereof);

(j) other Liens to secure purchase-money Indebtedness (including Capital Lease Obligations) of the Borrower or any Restricted Subsidiary; and refinancings, renewals and replacements thereof, provided that (i) such Liens do not apply to any property or assets of the Borrower or any Restricted Subsidiary consisting of franchise brands (whether now owned or hereafter acquired) and related Franchise Agreements and (ii) each such Lien is limited to the property and assets acquired in connection with such purchase-money Indebtedness;

(k) other Liens to secure Non-Recourse Indebtedness of the Borrower or any Restricted Subsidiary and refinancings, renewals and replacements thereof, provided that such Liens do not apply to any property or assets of the Borrower or any Restricted Subsidiary consisting of franchise brands (whether now owned or hereafter acquired) and related Franchise Agreements;

(l) Liens to secure Recourse Indebtedness of the Borrower or any Restricted Subsidiary and permitted refinancings thereof, provided that (i) such Lien does not apply to any property or assets of the Borrower or such Restricted Subsidiary consisting of franchise brands (whether now owned or hereafter acquired) and related Franchise Agreements and (ii) the aggregate outstanding principal amount of Recourse Indebtedness secured by Liens shall not at any time exceed the greater of (A) $25,000,000 and (B) 15% of Consolidated Net Assets;

(m) Liens on the property of the Borrower or any of its Restricted Subsidiaries in favor of landlords securing licenses, subleases or leases entered into in the ordinary course of business and not materially interfering with the conduct of the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(n) Liens arising from precautionary UCC financing statement filings (or equivalent filings, registrations or agreements in foreign jurisdictions) regarding operating leases entered into by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(o) Liens securing judgments which do not constitute an Event of Default or Liens created by or existing from any litigation or legal proceeding that are currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves are being maintained in accordance with GAAP;

(p) customary Liens in favor of a banks or other depository or financial institutions arising as a matter of law and encumbering deposits or other funds maintained with such financial institution (including rights of setoff);

(q) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(r) Liens of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection;

(s) Liens in the nature of good faith deposits required in connection with, or escrow arrangements securing indemnification obligations associated with, any investment transaction permitted under Section 6.04;

(t) Liens resulting from the refinancing, renewal or extension of obligations secured by any Lien permitted by clause (a) or (b) of this Section 6.02, so long as (x) the principal amount of the obligations secured thereby is not increased as a result thereof (except to the extent Liens securing any such incremental obligations are independently permitted under (and applied as a utilization of the basket described in) Section 6.02(l) above) and (y) such renewals, replacements and extensions do not result in Liens applying to any property or assets which are not already subject to the Liens securing the respective obligations being renewed, replaced or extended; and

(u) Liens on any Principal Property or the Capital Stock of any Principal Property Subsidiary granted in favor of the trustee under the Indenture that are pari passu with the Liens granted in favor of the Administrative Agent under the Loan Documents.

SECTION 6.03. Sale and Lease-Back Transactions. Enter into any Sale and Lease-Back Transaction unless immediately thereafter the value (determined as of the time of sale in accordance with GAAP) of all property the subject of Sale and Lease-Back Transactions, when added to the aggregate principal amount of Indebtedness of the Borrower or any Restricted Subsidiary secured at such time by Liens permitted only under Sections 6.02(j) and (k), does not exceed 15% of Consolidated Total Assets at such time.

SECTION 6.04. Investments, Loans and Advances. Purchase, hold or acquire any Capital Stock, comparable ownership interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or make any investment or any other interest in, any other Person, except:

(a) loans, advances, capital contributions, guarantees and other investments existing on the date hereof and loans, advances, capital contributions, guarantees and other investments by the Borrower or any Restricted Subsidiary in the capital stock or comparable ownership interests of any Subsidiary, including by means of contributions by any Subsidiary of Hotel Properties, provided that all such investments made in Unrestricted Subsidiaries following the Effective Date (other than all such investments in Unrestricted Subsidiaries made in connection with a Permitted Corporate Transaction) shall not exceed an aggregate amount of $50,000,000 at any time outstanding;

(b) loans, advances, capital contributions, guarantees and other investments by the Borrower to Restricted Subsidiaries or by Subsidiaries to the Borrower or any Restricted Subsidiary, in each case to the extent no Default or Event of Default would result after giving effect thereto;

(c) Permitted Liquid Investments;

(d) so long as no Default or Event of Default has occurred and is continuing, loans and advances by the Borrower and its Restricted Subsidiaries to their employees, officers, and directors in the ordinary course of business in an aggregate amount outstanding at any time not in excess of $2,000,000;

(e) other investments, capital contributions, guarantees, loans and advances made in connection with hospitality-related business activities and ancillary business activities reasonably related thereto other than investments in Unrestricted Subsidiaries (which shall be governed by subsection (a) above), provided that (i) no Default or Event of Default has occurred and is continuing, or would exist after giving effect thereto and (ii) the Borrower is in compliance with Sections 6.11 and 6.12 (both immediately before and immediately after giving effect thereto);

(f) so long as no Default or Event of Default has occurred and is continuing, repurchases of the outstanding stock of the Borrower in accordance with Section 6.10;

(g) other investments, capital contributions, guarantees, loans and advances not otherwise permitted pursuant to this Section 6.04 in an aggregate amount outstanding at any time not in excess of $5,000,000; and

(h) Hedging Agreements of the Borrower or any of its Restricted Subsidiaries entered into by such Person in the ordinary course of business for non-speculative purposes.

For purposes of Section 5.09(a) and clauses (a) and (g) of this Section 6.04, calculations shall be on the basis of amounts actually invested, net of any return on investment or return of capital with respect to such investments, and without regard to any write-up or write-down of the value of such investments.

SECTION 6.05. Mergers and Consolidations. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all its assets whether now owned or hereafter acquired, except that:

(a) (i) the Borrower may merge or consolidate with a Subsidiary or (ii) a Subsidiary may merge or consolidate with the Borrower, in each case so long as the Borrower is the surviving entity;

(b) any Subsidiary may merge or consolidate with any Restricted Subsidiary so long as the Restricted Subsidiary is the surviving entity or so long as the surviving entity becomes a Restricted Subsidiary and promptly complies with Section 5.09(a) (unless such Subsidiary is then designated as an Unrestricted Subsidiary in accordance with Section 5.09);

(c) any Restricted Subsidiary may merge or consolidate with another Restricted Subsidiary;

(d) the Borrower or any Subsidiary may merge or consolidate with another Person; provided, however, that (i) the Borrower or such Subsidiary is the surviving entity, or in the case of a Subsidiary, such merger or consolidation of such Subsidiary into another Person is an Asset Sale permitted hereunder and (ii) no Default or Event of Default has occurred and is continuing, or would exist after giving effect to such merger or consolidation; and

(e) the Borrower and any of its Restricted Subsidiaries may consummate Asset Sales permitted by Section 6.06.

SECTION 6.06. Asset Sales. Consummate any Asset Sale if (a) a Default or Event of Default has occurred and is continuing, or would occur after giving effect thereto or (b) such Asset Sale consists of any franchise brand (whether now owned or hereafter acquired) and the Borrower would not be in pro forma compliance with the covenants set forth in Sections 6.11 and 6.12 after giving effect to such Asset Sale and any substantially simultaneous repayment of Indebtedness with the proceeds thereof.

SECTION 6.07. Transactions with Affiliates. Except in connection with a Permitted Corporate Transaction, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise enter into any other transactions with, any of its Affiliates unless (i) such transaction is conducted in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arms-length basis from unrelated third parties, (ii) such transaction is between or among the Borrower and the Restricted Subsidiaries or (iii) permitted by Sections 6.04, 6.05 or 6.10, provided that the Borrower or any Restricted Subsidiary may not enter into any of the foregoing transactions with an Affiliate that is an Unrestricted Subsidiary if a Default or an Event of Default has occurred and is continuing.

SECTION 6.08. Certain Accounting Changes; Organizational Documents. (a) Change its fiscal year end from December 31, or make any change in its accounting treatment and reporting practices except as required or permitted by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner that is adverse in any material respect to the rights or interests of the Lenders.

SECTION 6.09. Negative Pledges. Except with respect to prohibitions against other encumbrances on specific property encumbered to secure payment of particular Indebtedness (which Indebtedness relates solely to such specific property, and improvements and accretions thereto and proceeds thereof, and is otherwise permitted hereby), enter into any agreement prohibiting the creation or assumption of any Lien upon the properties or assets of the Borrower or any Loan Party to secure the Obligations, whether now owned or hereafter acquired, provided that the foregoing shall not apply to (w) any prohibitions or requirements set forth either (i) in any Loan Document or (ii) in any document with respect to any other Indebtedness so long as such prohibition permits a Lien securing the Obligations either without securing such other Indebtedness or by requiring such other Indebtedness also to be secured by a Lien on such assets, either pari passu with or on a subordinated basis to the Obligations, (x) restrictions or conditions imposed by law, (y) customary restrictions and conditions contained in agreements relating to the sale of any asset or property pending such sale, provided such restrictions and conditions apply only to the asset or property that is sold and such sale is permitted hereunder or (z) customary provisions in leases, licenses and other agreements restricting the assignment thereof.

SECTION 6.10. Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Capital Stock now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Capital Stock, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such; provided, however, that the Borrower may take such actions only so long as no Event of Default shall have occurred and be continuing or would result therefrom and (a) any such dividends or other payments declared or paid by the Borrower shall not exceed $50,000,000 in the aggregate for any calendar year if the Consolidated Leverage Ratio exceeds 4.00:1.00 both immediately before and immediately after giving effect to the payment of such contemplated dividend or payment or (b) such actions are taken in connection with a Permitted Corporate Transaction.

SECTION 6.11. Consolidated Leverage Ratio. As of the last day of each fiscal quarter commencing with the fiscal quarter ending on September 30, 2015 and thereafter, in the case of the Borrower, permit the Consolidated Leverage Ratio to exceed 4.50:1.00.

SECTION 6.12. Consolidated Fixed Charge Coverage Ratio. In the case of the Borrower, permit the Consolidated Fixed Charge Coverage Ratio as of the last day of each fiscal quarter commencing with the fiscal quarter ending on September 30, 2015 to be less than 2.50:1.00; provided, that if the Borrower shall have achieved an Investment Grade Rating, then so long as the Borrower maintains an Investment Grade Rating, the requirements of this Section 6.12 shall no longer apply.

SECTION 6.13. Use of Proceeds. The Borrower will not directly or indirectly use the proceeds of the Loans, or lend, contribute or otherwise make available to any Subsidiary, joint venture partner or other Person such extensions of credit or proceeds, (A) to fund any activities or businesses of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of Sanctions, or (B) in any other manner that would result in a violation of Sanctions by any Person (including any Person participating in the Facility, whether as underwriter, advisor, investor, or otherwise) or any Anti-Corruption Laws.

ARTICLE VII

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default’’):

(a) any representation or warranty made or deemed made (such representation or warranty being deemed made as provided in Section 4.01) in or in connection with any Loan Document or Loan hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Section 5.01(a) or in Article VI;

(e) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied (i) for a period of 10 Business Days after notice thereof from the Administrative Agent to the Borrower in the case of Sections 5.04(a), 5.04(b), 5.04(c), 5.05(a), and 5.09 or (ii) for a period of 30 days after notice from the Administrative Agent to the Borrower in all other cases;

(f) the Borrower or any other Loan Party shall (i) fail to pay any principal or interest due in respect of any Indebtedness (other than in respect of the Facility) in an aggregate principal amount (or, with respect to any Hedging Agreement, the Termination Value) in excess of $30,000,000, when and as the same shall become due and payable by the Borrower or such Loan Party, after taking into account all applicable notice, grace or cure periods or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any Indebtedness (other than in respect of the Facility) in an aggregate principal amount (or, with respect to any Hedging Agreement, the Termination Value) in excess of $30,000,000, or permit any other event to occur, if the effect of any failure or event referred to in this clause (ii) is to cause, or to permit the holder or holders of such

Indebtedness or a trustee on its or their behalf to cause, after taking into account all applicable notice, grace or cure periods, such Indebtedness to become due prior to its stated maturity or, with respect to a Hedging Agreement, such Hedging Agreement to be terminated;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any other Loan Party (other than an Insignificant Subsidiary), or of a substantial part of the property or assets of the Borrower or any other Loan Party (other than an Insignificant Subsidiary), under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party (other than an Insignificant Subsidiary), or for a substantial part of the property or assets of the Borrower or any other Loan Party (other than an Insignificant Subsidiary), or (iii) the winding-up or liquidation of the Borrower or any other Loan Party (other than an Insignificant Subsidiary); and such proceeding or petition shall continue undismissed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) the Borrower or any other Loan Party (other than an Insignificant Subsidiary), shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any other Loan Party (other than an Insignificant Subsidiary) or for a substantial part of the property or assets of the Borrower or any other Loan Party (other than an Insignificant Subsidiary), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments for the payment of money in an aggregate amount (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) in excess of $30,000,000 shall be rendered against the Borrower, any other Loan Party or any combination thereof and the same shall remain undischarged for a period of 90 consecutive days during which execution shall not be effectively stayed, or any judgment creditor shall levy upon assets or properties of the Borrower or any other Loan Party to enforce any such judgment and such levy has not been effectively stayed within 10 days;

(j) a Reportable Event or Reportable Events, or a failure to make a required installment or other payment (within the meaning of Section 430 of the Code), shall have occurred with respect to any Plan or Plans that reasonably could be expected to result in liability of the Borrower to the PBGC or to a Plan in an aggregate amount exceeding $10,000,000 and, within 30 days after the reporting of any such Reportable Event to the Administrative Agent or after the receipt by the Administrative Agent of the statement required pursuant to Section 5.06, the Administrative Agent shall have notified the Borrower in writing that (i) the Required Lenders have made a determination that, on the basis of such Reportable Event or Reportable Events or the failure to make a required payment, there are reasonable grounds (A) for the termination of such Plan or Plans by the PBGC, (B) for the appointment by the appropriate United States District Court of a trustee to administer such Plan or Plans or (C) for the imposition of a lien in favor of a Plan or the PBGC and (ii) as a result thereof an Event of Default exists hereunder; or a trustee shall be appointed by a United States District Court to administer any such Plan or Plans; or the PBGC shall institute proceedings to terminate any Plan or Plans;

(k) (i) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan, (ii) the Borrower or such ERISA Affiliate does not have reasonable grounds for contesting such Withdrawal Liability or is not in fact contesting such Withdrawal Liability in a timely and appropriate manner and (iii) the amount of the Withdrawal Liability specified in such notice, when aggregated with all other amounts required to be paid to Multiemployer Plans in connection with Withdrawal Liabilities (determined as of the date or dates of such notification), exceeds $10,000,000 or requires payments exceeding $2,000,000 in any year;

(l) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if solely as a result of such reorganization or termination the aggregate annual contributions of the Borrower and its ERISA Affiliates to all Multiemployer Plans that are then in reorganization or have been or are being terminated have been or will be increased over the amounts required to be contributed to such Multiemployer Plans for their most recently completed plan years by an amount exceeding $2,500,000;

(m) there shall have occurred a Change in Control; or

(n) Any provision of any Loan Document after delivery thereof pursuant to Section 5.09(a)(ii) or Section 9.20 shall for any reason (other than pursuant to the terms thereof) cease to be valid and binding on or enforceable against any Loan Party which is party to it, or any such Loan Party shall so state in writing;

then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in clause (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE VIII

THE AGENT

SECTION 8.01. Appointment. Each of the Lenders hereby irrevocably designates and appoints the Administrative Agent named herein to act on its behalf as the Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes the Administrative Agent named herein, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Article VIII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.

SECTION 8.02. Delegation of Duties. The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care, provided that this Section 8.02 shall not be construed to relieve such agents or attorneys-in-fact from liability.

SECTION 8.03. Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned directly by its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of the Loan Parties or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrower or any of the Loan Parties to perform its obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrower or any of the Loan Parties.

SECTION 8.04. Reliance by the Administrative Agent.

(a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, email, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Documents, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

(b) For purposes of determining compliance with the conditions specified in Section 4.02, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

(c) The Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Federal, state or foreign bankruptcy, insolvency, receivership or similar law.

SECTION 8.05. Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Swingline Lender and the other Lenders (and if the notice comes from the Swingline Lender or any other Lender, to the Borrower). The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, when expressly required hereby, all the Lenders), provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

SECTION 8.06. Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and its Subsidiaries and made its own decision to make its Loans and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower or any Loan Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower or any of the Loan Parties which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, subsidiaries or Affiliates. Nothing in this Agreement or any other Loan Document shall require the Administrative Agent or any of its directors, officers, agents or employees to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its respective directors, officers, agents or employees.

SECTION 8.07. Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to the respective amounts of their Pro Rata Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan

Documents, or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section 8.07 shall survive the payment of the Obligations and the termination of this Agreement.

SECTION 8.08. The Administrative Agent in Its Individual Capacity. The Administrative Agent and its respective subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not the Administrative Agent hereunder. With respect to any Loans made or renewed by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity. The relationship between the Administrative Agent and the Lenders, and the relationship among the Lenders, is not intended by the parties to create, and shall not create, any trust, joint venture or partnership relation between them.

SECTION 8.09. Resignation of the Administrative Agent; Successor Administrative Agent. Subject to the appointment and acceptance of a successor as provided below, the Administrative Agent may resign as the Administrative Agent at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall appoint from among the Lenders a successor Administrative Agent for the Lenders, which successor Administrative Agent shall be consented to by the Borrower at all times other than during the existence of an Event of Default (which consent of the Borrower shall not be unreasonably withheld or delayed). If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which successor shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, (ii) all payments, and communications provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly and (iii) all determinations provided to be made by the Administrative Agent shall instead be made by the Required Lenders, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of any appointment as an Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder without any other or further act or deed on the part of such retiring Administrative Agent or any other Lender. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VIII and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Required Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above.

SECTION 8.10. Other Agents, Arrangers and Managers. None of the Persons identified on the facing page, in the preamble of this Agreement or on the signature pages of this Agreement as a “syndication agent,” “documentation agent,” “book-running manager” or “joint lead arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such capacity. Without limiting the foregoing, none of the Persons so identified shall in such capacity have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

SECTION 8.11. Mandatory Cost Information. Each Lender shall supply the Administrative Agent with any information required by the Administrative Agent in order to calculate the Mandatory Cost in accordance with Schedule 1.01(a).

ARTICLE IX

MISCELLANEOUS

SECTION 9.01. Notices. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail, telecopy and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing:

(a) if to the Borrower or any Guarantor, at 1 Choice Hotels Circle, Suite 400, Rockville, Maryland 20850, Attention of General Counsel, with a copy to the Chief Financial Officer of the Borrower (Facsimile No. (301) 592-6314);

(b) if to the Administrative Agent, to c/o Hanover Street Capital, LLC, 48 Wall Street, 14th floor, New York, New York 10005, Attention: Amy Sinensky, telecopier number (212) 380-9396 and at its address at c/o DB Services New Jersey, Inc., Global Business Services, 60 Wall Street, New York, New York 10005, Attention: Mark Kellam II, telecopier number (904) 271-2469 and its address at c/o Deutsche Bank Securities Inc., Commercial Real Estate, 200 Crescent Court, Suite 550, Dallas, Texas 75201, Attention: Linda Davis, or, if applicable, at amy.sinensky@hanoverstcap.com, agency.transaction@db.com and Linda-x.davis@db.com; and

(c) if to a Lender, to it at its address (or facsimile number) set forth in Schedule 2.01 or in the Assignment and Acceptance or accession agreement executed and delivered in accordance with Section 2.24 or 2.28(a), as the case may be, pursuant to which such Lender became a party hereto.

Except as otherwise provided in Section 9.14(c), all notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01.

SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Administrative Agent and the Lenders and shall survive the making by the Lenders of the

Loans, regardless of any investigation made by the Administrative Agent or the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and so long as the Commitments have not been terminated.

SECTION 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each Lender, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower may not assign or delegate its rights or obligations hereunder or any interest herein without the prior consent of all the Lenders.

SECTION 9.04. Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided, however, that (i) except in the case of an assignment to a Lender or a Lender Affiliate, the Borrower (unless an Event of Default has occurred and is continuing, in which case the Borrower’s consent to such assignment shall not be required) and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld), (ii) except in the case of an assignment to a Lender or a Lender Affiliate or an assignment of all of a Lender’s Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and the amount of the Commitment of such Lender remaining after such assignment shall not be less than $5,000,000 or shall be zero, (iii) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 for the account of the Administrative Agent (provided, however, that (A) no such fee shall be payable in the case of an assignment to a Lender Affiliate and (B) the Administrative Agent shall have the right to waive such fee in its sole discretion) and (iv) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Upon acceptance and recording pursuant to Section 9.04(e), from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lenders rights and obligations under this Agreement, such Lender shall cease to be a party hereto (but shall continue to be entitled to the benefits of Sections 2.17, 2.18, 2.19, 2.20 and 9.05, as well as to any fees accrued for its account hereunder and not yet paid)). If the consent of the Borrower is required pursuant to this Section 9.04, and the Borrower does not respond to the Administrative Agent’s request for consent within five (5) Business Days of the receipt of such request, the consent shall be deemed given. Notwithstanding the foregoing, no such assignment will be made by any Lender to any Defaulting Lender or any of their respective Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this sentence.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in clause (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (with respect to such Lender’s information), at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee together with (i) an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), (ii) if applicable, the processing and recordation fee referred to in Section 9.04(b) and (iii) if required, the written consent of the Borrower and the Administrative Agent to such assignment, the Administrative Agent shall (A) accept such Assignment and Acceptance, (B) record the information contained therein in the Register and (C) give prompt notice thereof to the Lenders.

(f) Each Lender may without the consent of or notice to the Borrower, the Administrative Agent or any other Lender sell participations to one or more banks or other entities (excluding any natural person, the Borrower or any Affiliate or Subsidiary of the Borrower) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it) in a minimum gross amount of $5,000,000 per participating bank or entity; provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.17, 2.18, 2.19, 2.20 and 9.06 to the same extent as if they were Lenders but not in excess of those cost protections to which the Lender from which it purchased its participation would be entitled to under Sections 2.17, 2.18, 2.19, 2.20 and 9.06 and (iv) the Borrower, the Administrative Agent, and the other

Lenders shall continue to deal solely and directly with such Lender (and shall not be required to deal with any participating bank or other entity, notwithstanding any other provision contained herein) in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder to such Lender, increasing the Commitment of such Lender or decreasing the amount of principal of or the rate at which interest is payable on the Loans of such Lender, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans of such Lender or releasing any Loan Party from its Guarantee under the Guarantee Agreement (except as provided in Section 5.09(c) or the Guarantee Agreement) or limiting any Loan Party’s liability in respect of its Guarantee Agreement).

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided, however, that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such confidential information. It is understood that confidential information relating to the Borrower would not ordinarily be provided in connection with assignments or participations of Competitive Bid Loans.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement, including in favor of the Federal Reserve Bank; provided, however, that no such assignment shall release a Lender from any of its obligations hereunder.

(i) Any Lender (each, a “Designating Lender”) may at any time designate one Designated Bank to fund Competitive Bid Loans on behalf of such Designating Lender subject to the terms of this Section 9.04(i), and the provisions in 9.04(b) and (f) shall not apply to such designation. No Lender may designate more than one (1) Designated Bank. The parties to each such designation shall execute and deliver to the Administrative Agent for its acceptance a Designation Agreement. Upon such receipt of an appropriately completed Designation Agreement executed by a Designating Lender and a designee representing that it is a Designated Bank, the Administrative Agent will accept such Designation Agreement and will give prompt notice thereof to the Borrower, whereupon, (i) if requested by the Designated Bank, the Borrower shall execute and deliver to the Designated Bank a Designated Bank Note payable to the order of the Designated Bank, (ii) from and after the effective date specified in the Designation Agreement, the Designated Bank shall become a party to this Agreement with a right to make Competitive Bid Loans on behalf of its Designating Lender pursuant to Section 2.04 after the Borrower has accepted a Competitive Bid Loan (or portion thereof) of such Designating Lender, and (iii) the Designated Bank shall not be required to make payments with respect to any obligations in this Agreement except to the extent of excess cash flow of such Designated Bank which is not otherwise required to repay obligations of such Designated Bank which are then due and payable; provided, however, that regardless of such designation and assumption by the Designated Bank, the Designating Lender shall be and remain obligated to the Borrower, the

Administrative Agent and the other Lenders for each and every of the obligations of the Designating Lender and its related Designated Bank with respect to this Agreement, including, without limitation, any indemnification obligations hereunder and any sums otherwise payable to the Borrower by the Designated Bank. Each Designating Lender shall serve as the Administrative Agent of the Designated Bank and shall on behalf of, and to the exclusion of, the Designated Bank: (i) receive any and all payments made for the benefit of the Designated Bank and (ii) give and receive all communications and notices and take all actions hereunder, including, without limitation, votes, approvals, waivers, consents and amendments under or relating to this Agreement and the other Loan Documents. Any such notice, communication, vote, approval, waiver, consent or amendment shall be signed by the Designating Lender as Administrative Agent for the Designated Bank and shall not be signed by the Designated Bank on its own behalf but shall be binding on the Designated Bank to the same extent as if actually signed by the Designated Bank. The Borrower, the Administrative Agent and Lenders may rely thereon without any requirement that the Designated Bank sign or acknowledge the same. No Designated Bank may assign or transfer all or any portion of its interest hereunder or under any other Loan Document, other than assignments to the Designating Lender which originally designated such Designated Bank.

(j) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and Swingline Loans in accordance with its Pro Rata Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(k) Upon notice to the Borrower from the Administrative Agent or any Lender of the loss, theft, destruction or mutilation of any Lender’s promissory note, the Borrower will execute and deliver, in lieu of such original promissory note, a replacement promissory note, identical in form and substance to, and dated as of the same date as, the promissory note so lost, stolen or mutilated, subject to delivery by such Lender to the Borrower of an affidavit of lost note and indemnity in customary form. Upon the execution and delivery of the replacement promissory note, all references herein or in any of the other Loan Documents to the lost, stolen or mutilated promissory note shall be deemed references to the replacement promissory note.

(l) In the event WFB ceases to be a Lender hereunder (other than in the capacity as Swingline Lender) as a result of the operation of Section 2.16(c), Section 2.26 or otherwise, WFB shall resign as Swingline Lender effective upon the date upon WFB ceases to be a Lender hereunder (other than in the capacity as Swingline Lender) (such date, the “Swingline Resignation Date”). It shall be the responsibility of the Borrower and the Administrative Agent to appoint a successor to the Swingline Lender which successor shall accept by assignment all duties and obligations of the Swingline Lender. If no such successor shall have been so appointed by the Swingline Resignation Date, then, whether or not a successor has been appointed, such resignation shall nevertheless become effective and the Borrower and the Lenders shall repay in full all obligations owing to the Swingline Lender hereunder or under any other Loan Document as of such Swingline Resignation Date, the Swingline Commitment of WFB shall be terminated and WFB will have no further obligations or duties in its capacity as Swingline Lender hereunder.

SECTION 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay all reasonable and documented out-of-pocket expenses (i) incurred by each of the Administrative Agent, the Arrangers and their Affiliates in connection with the preparation of this Agreement and the other Loan Documents delivered on the Closing Date and the syndication of the facilities provided for herein (whether or not the transactions hereby contemplated shall be consummated), (ii) incurred by the Administrative Agent in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions thereby contemplated shall be consummated), including without limitation, all costs related to electronic or internet distribution of information hereunder or (iii) incurred by the Administrative Agent or any Lender in connection with the enforcement or protection of their rights (as such rights may relate to the Borrower or any Restricted

Subsidiary) in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, in each case including the reasonable and documented out-of-pocket fees and disbursements of the Administrative Agent, and, in connection with any “work-out” or any enforcement or protection of the rights of the Lenders or the Administrative Agent hereunder, any other counsel for the Administrative Agent and counsel for any Lender; provided, however, that in connection with any one such action or any separate but substantially similar or related actions in the same jurisdiction, the Borrower shall not be liable for the fees and expenses of more than one counsel to the Administrative Agent (along with one local counsel in each applicable jurisdiction) and one separate counsel to the Lenders (along with one local counsel in each applicable jurisdiction), unless there shall exist an actual conflict of interest among such Persons, and in such case, not more than one additional counsel to the affected parties (along with one additional local counsel in each applicable jurisdiction).

(b) The Borrower agrees to indemnify the Administrative Agent, the Swingline Lender, each Lender, each Arranger, each Book-Running Manager, the Syndication Agent and their respective directors, officers, employees, agents and Affiliates (each such Person, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, obligations, actions or causes of action brought by a third party, settlement payments and related expenses, including reasonable and documented out-of-pocket counsel fees and expenses, incurred, suffered, sustained or required to be paid by or asserted against any Indemnitee by reason of or resulting from or in connection with any claim, litigation, investigation or proceeding (regardless of whether any Indemnitee is a party thereto) in any way related to (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions or (ii) the use of the proceeds of the Loans; provided, however, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (1) the gross negligence or willful misconduct of such Indemnitee or (2) the breach in bad faith by such Indemnitee of such Indemnitee’s obligations under any Loan Document, (y) arise out of any claim or action that does not involve an act or omission of the Borrower or any of its Subsidiaries and that is brought by an Indemnitee against any other Indemnitee (other than any claim or action against any Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, Swingline Lender or Arranger under the Facility) or (z) constitute amounts in respect of Excluded Taxes other than taxes arising from any non-tax claim. In the case of any claim, litigation, investigation or proceeding to which the indemnity in this Section 9.05(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or any Indemnitee (subject to the proviso in the preceding sentence), whether or not any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated by the Loan Documents are consummated. Promptly after receipt by an Indemnitee of notice of any complaint or the commencement of any action or proceeding with respect to which indemnification is being sought hereunder, such Person shall notify the Borrower of such complaint or of the commencement of such action or proceeding, but failure so to notify the Borrower will relieve the Borrower from any liability which the Borrower may have hereunder only if and to the extent that such failure results in the forfeiture by the Borrower of substantial rights and defenses, and shall not in any event relieve the Borrower from any other obligation or liability that the Borrower may have to any Indemnitee otherwise than under this Agreement. If the Borrower so elects or is requested by such Indemnitee, the Borrower shall assume the defense of such action or proceeding, including the employment of counsel reasonably satisfactory to the Indemnitee and the payment of the reasonable fees and disbursements of such counsel. In the event, however, such Indemnitee reasonably determines in its judgment that having common counsel would present such counsel with a conflict of interest or if the defendant in, or targets of, any such action or proceeding include both the Indemnitee and the Borrower, and such Indemnitee reasonably concludes that there may be legal defenses available to it or other Indemnitees that are different from or in addition to those available to the Borrower or if the Borrower fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such Indemnitee, in either case in a timely manner, then the Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Borrower shall pay the reasonable fees and disbursements of such counsel.

In any action or proceeding the defense of which the Borrower assumes, the Indemnitee shall have the right to participate in such litigation and to retain its own counsel at the Indemnitee’s own expense. The Borrower further agrees that it shall not, without the prior written consent of the Indemnitee, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not an Indemnitee is an actual or potential party to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes (i) an unconditional release of each Indemnitee hereunder from all liability arising out of such claim, action, suit or proceeding or (ii) a covenant not to sue each Indemnitee, or another similar alternative which is consented to by each Indemnitee party to such claim, action, suit or proceeding, which covenant not to sue or other approved alternative has the effect of an unconditional release of each Indemnitee hereunder from all liability arising out of such claim, action, suit or proceeding.

(c) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, any Arranger or any Lender. All amounts due under this Section 9.05 shall be payable upon written demand therefor.

SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, but excluding trust accounts) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the Obligations held by such Lender which are then due and owing, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, but the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have (it being assumed for purposes of this Section 9.06 that such Lender shall convert any amount so setoff into the relevant currency on the date of such setoff). Notwithstanding the foregoing, if any Defaulting Lender exercises any such right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.27(b) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Swingline Lender and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

SECTION 9.07. Applicable Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (2007 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 600 (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent or any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the

Administrative Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies which they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided, however, that (subject to Section 2.28 in the case of Permitted Amendments) no such agreement shall (i) decrease the principal amount of, or extend (other than as contemplated in Section 2.16) the maturity of or any scheduled principal payment date or date for the payment of any interest on, any Loan or fees, or waive or excuse any such payment or any part thereof, or decrease any fees or the rate of interest on any Loan (other than (A) interest or fees arising in connection with the occurrence of an Event of Default, (B) the fee described in Section 9.04(b) or (C) amendments to Section 6.11 or the defined terms related to Section 6.11 which shall only require the consent of the Required Lenders), without, in each case, the prior written consent of each Lender affected thereby, (ii) increase any Commitment without the prior written consent of the Lender holding such Commitment (including pursuant to Section 2.24, if applicable), (iii) release the Borrower from its obligations under the Loan Documents or release all or substantially all of the value of the Guarantee Agreement (except as permitted by Section 5.09(c), Section 9.20 or as provided in the Guarantee Agreement), without, in each case, the written consent of each Lender, or (iv) amend or modify the provisions of Section 2.11(c), the provisions of this Section 9.08(b), the definition of the “Required Lenders” or modify any other provisions requiring payment to be made for the ratable account of the Lenders, without, in each case, the prior written consent of each affected Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Swingline Lender hereunder without the prior written consent of the Administrative Agent or such Swingline Lender. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(c) Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Designating Lender on behalf of its Designated Bank affected thereby, (i) subject such Designated Bank to any additional obligations, (ii) reduce the principal of, interest on, or other amounts due with respect to, the Designated Bank Note made payable to such Designated Bank, or (iii) postpone any date fixed for any payment of principal of, or interest on, or other amounts due with respect to, the Designated Bank Note made payable to the Designated Bank.

SECTION 9.09. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.10. Waiver of Jury Trial; Consequential and Punitive Damages. Each party hereto hereby waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or any of the other Loan Documents and (b) any claims for punitive damages (to the extent such claims arise from the use of proceeds of the Loans for the purpose of acquisitions). Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.10. Further, each Loan Party hereby agrees not to assert any claim against any Indemnitee on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Loans, the Loan Documents or any of the transactions contemplated by the Loan Documents.

SECTION 9.11. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or by e-mail (with the executed counterpart of the signature page attached to the e-mail in PDF format or similar format) shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.14. Jurisdiction; Consent to Service of Process; Judgment Currency.

(a) Each of the Borrower, the Lenders and the Administrative Agent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County and City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.

(b) Each of the Borrower, the Lenders and the Administrative Agent hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) The Borrower and each other party hereto consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due hereunder in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under applicable law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the Person obtaining such judgment on the Business Day preceding that on which final judgment is given.

(e) The parties agree, to the fullest extent that they may effectively do so under applicable law, that the obligations of the Borrower to make payments in any currency of the principal of and interest on the Loans of the Borrower and any other amounts due from the Borrower hereunder to the Administrative Agent as provided in Sections 2.05(a) (i) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, in any currency other than the relevant currency, except to the extent that such tender or recovery shall result in the actual receipt by the Administrative Agent at its relevant office on behalf of the Lenders of the full amount of the relevant currency expressed to be payable in respect of the principal of and interest on the Loans and all other amounts due hereunder (it being assumed for purposes of this clause (i) that the Administrative Agent will convert any amount tendered or recovered into the relevant currency on the date of such tender or recovery), (ii) shall be enforceable as an alternative or additional cause of action for the purpose of recovering in the relevant currency the amount, if any, by which such actual receipt shall fall short of the full amount of the relevant currency so expressed to be payable and (iii) shall not be affected by an unrelated judgment being obtained for any other sum due under this Agreement.

SECTION 9.15. Confidentiality. Unless otherwise agreed to in writing by the Borrower, each of the Administrative Agent and the Lenders hereby agrees to keep all Proprietary Information (as defined below) confidential and not to disclose or reveal any Proprietary Information to any Person other than the Administrative Agent’s, such Lender’s and their respective Affiliates’ directors, officers, employees, Affiliates, attorneys, accountants and agents and to actual or potential assignees and participants (subject to Section 9.04(g) in the case of disclosure to actual or potential assignees and participants) and actual or potential counterparties (or Advisors) to any swap or derivatives transaction, and then, in each case, only to such Persons who need to know such Proprietary Information in connection with the transactions contemplated hereby, if they are informed of the confidential nature of such Proprietary Information and directed to observe the confidentiality obligations of this paragraph as if they were parties hereto; provided, however, that the Administrative Agent or any Lender may disclose Proprietary Information (a) as required by law, rule, regulation or judicial process (in which case, such disclosing party shall, to the extent permitted by law, inform the Borrower promptly in advance thereof), (b) as requested or required by any state or Federal or foreign authority or examiner regulating banks or banking, (c) subject to appropriate confidentiality protections for the benefit of the Borrower, in any legal proceedings between the Administrative Agent or such Lender and the Borrower arising out of this Agreement or (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder. For purposes of this Agreement, the term “Proprietary Information” shall include all information about the Borrower or any of their Affiliates which has been furnished by or on behalf of the Borrower or any of its Affiliates, whether furnished before or after the date hereof, and regardless of the manner in which it is furnished; provided, however, that Proprietary Information does not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or any Lender not permitted by this Agreement, (y) was obtained or otherwise became available to the Administrative Agent or any Lender on a nonconfidential basis prior to its disclosure to the Administrative Agent or such Lender by the Borrower or any of its Affiliates or (z) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a Person other than the Borrower or its Affiliates who, to the best knowledge of the Administrative Agent or such Lender, as the case may be, is not otherwise bound by a confidentiality agreement with the Borrower or any of its Affiliates, or is not otherwise prohibited from transmitting the information to the Administrative Agent or such Lender. Notwithstanding any other provision in this Agreement or any other Loan Document to the contrary, (x) the parties hereby agree that each party (and each employee, representative, or other agent of each party) may each disclose to any and all persons, without limitation of any kind, the United States tax treatment and United States tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to each party relating to such United States tax treatment and United States tax structure and (y) the Administrative Agent may disclose the identity of any Defaulting Lender to the other Lenders and the Borrower if requested by any Lender or the Borrower.

SECTION 9.16. Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 9.17. USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower and each Guarantor, which information includes the name and address of the Borrower and each Guarantor and other information that will allow the Administrative Agent and each such Lender to identify the Borrower and each Guarantor in accordance with the PATRIOT Act.

SECTION 9.18. No Fiduciary Duties. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Administrative Agent, any Lender or any Affiliate thereof, on the one hand, and such Loan Party, its stockholders or its Affiliates, on the other. The Loan Parties agree that the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions. Each Loan Party agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each of the Loan Parties acknowledges that the Administrative Agent, the Lenders and their respective Affiliates may have interests in, or may be providing or may in the future provide financial or other services to other parties with interests which a Loan Party may regard as conflicting with its interests and may possess information (whether or not material to the Loan Parties) other than as a result of (x) the Administrative Agent acting as administrative agent hereunder or (y) the Lenders acting as lenders hereunder, that the Administrative Agent or any such Lender may not be entitled to share with any Loan Party. Without prejudice to the foregoing, each of the Loan Parties agrees that the Administrative Agent, the Lenders and their respective Affiliates may (a) deal (whether for its own or its customers’ account) in, or advise on, securities of any Person, and (b) accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with other Persons in each case, as if the Administrative Agent were not the Administrative Agent and as if the Lenders were not Lenders, and without any duty to account therefor to the Loan Parties. Each of the Loan Parties hereby irrevocably waives, in favor of the Administrative Agent, the Lenders and the Arrangers, any conflict of interest which may arise by virtue of the Administrative Agent, the Arrangers and/or the Lenders acting in various capacities under the Loan Documents or for other customers of the Administrative Agent, any Arranger or any Lender as described in this Section 9.18.

SECTION 9.19. No Bankruptcy Proceedings. Each of the Borrower, the Administrative Agent, and each Lender hereby agrees that it will not institute against any Designated Bank or join any other Person in instituting against any Designated Bank any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, until the later to occur of (i) one year and one day after the payment in full of the latest maturing commercial paper note issued by such Designated Bank and (ii) the Maturity Date.

SECTION 9.20. Release of Guarantors. Within five (5) Business Days following the written request by any Responsible Officer of the Borrower, the Administrative Agent, on behalf of the Lenders, shall release all Guarantors from their respective obligations under this Agreement and each other Loan Document so long as: (a) there is no Event of Default under clauses (b) or (c) of Article VII existing under this Agreement at the time of such request and no Default or Event of Default will exist immediately following such release; (b) the Borrower shall have received and have in effect at such time an Investment Grade Rating; and (c) a Responsible Officer of the Borrower shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent stating that each Guarantor is either being contemporaneously released from its obligation as a guarantor or co-borrower under any Senior Financing Transaction or has not then provided (and is not then required by the terms of such Senior Financing Transaction to provide) a guaranty or become obligated as a co-borrower with respect to any Senior Financing Transaction to which the Borrower is a party or to which it is simultaneously (or substantially simultaneously) entering into; provided, however, that in the event the Borrower is not able to make such statement with respect to any specific Guarantor, such Guarantor shall not be released from its obligations under this Agreement and each other Loan Document until the Borrower makes such statement with respect to such Subsidiary Guarantor, but all other Subsidiary Guarantors shall be released as provided herein (collectively, clauses (a), (b) and (c) shall be considered a “Release Event”). In addition, at any time following a Release Event, (x) a Restricted Subsidiary shall not be required to become a Guarantor hereunder unless and until such Subsidiary thereafter becomes a guarantor or co-borrower in respect of any Indebtedness under a Senior Financing Transaction and (y) if the Borrower shall fail to maintain an Investment Grade Rating, then (A) the Borrower shall cause each Restricted Subsidiary to deliver to the Administrative Agent (but only to the same extent such Restricted Subsidiary would be required to do so under Section 5.09(a)(ii)) within 15 days (or such longer period as may be agreed by the Administrative Agent, in its sole discretion) (1) a duly executed Guarantee Agreement and (2) such other documents and certificates as may be reasonably requested by the Administrative Agent with respect to such Restricted Subsidiary and its Guarantee Agreement, all in form, content and scope reasonably satisfactory to the Administrative Agent and (B) the provisions of Section 5.09(a)(ii) shall thereafter apply.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Borrower, the Administrative Agent and the Lenders have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BORROWER:

CHOICE HOTELS INTERNATIONAL, INC.

By:	/s/ David L. White
Name:	David L. White
Title:	Senior Vice President, Chief Financial Officer and Treasurer

S-1	Choice Hotels – Credit Agreement (2015)

ADMINISTRATIVE AGENT AND LENDER:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Lender

By:	/s/ Murray Mackinnon
Name:	Murray Mackinnon
Title:	Vice President

By:	/s/ James Rolison
Name:	James Rolison
Title:	Managing Director

S-2	Choice Hotels – Credit Agreement (2015)

SWINGLINE LENDER AND LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Swingline Lender and Lender

By:	/s/ Barbara K. Angel
Name:	Barbara K. Angel
Title:	Senior Vice President

S-3	Choice Hotels – Credit Agreement (2015)

LENDER:

Bank of America, N.A., as Lender

By:	/s/ John Sletten
Name:	John Sletten
Title:	Vice President

S-4	Choice Hotels – Credit Agreement (2015)

LENDER:

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Joon Hur
Name:	Joon Hur
Title:	Vice President

S-5	Choice Hotels – Credit Agreement (2015)

LENDER:

SUNTRUST BANK, as Lender

By:	/s/ Daniel L. Nichols
Name:	Daniel L. Nichols
Title:	Vice President

S-6	Choice Hotels – Credit Agreement (2015)

LENDER:

SUNTRUST BANK, as Lender

By:	/s/ Kayode Sulola
Name:	Kayode Sulola
Title:	Assistant Vice President

S-7	Choice Hotels – Credit Agreement (2015)

LENDER:

BMO HARRIS BANK, N.A., as Lender

By:	/s/ Gwendolyn Gatz
Name:	Gwendolyn Gatz
Title:	Vice President

S-8	Choice Hotels – Credit Agreement (2015)

LENDER:

Capital One, National Association, as Lender

By:	/s/ Van Buren Knick II
Name:	Van Buren Knick II
Title:	Senior Vice President

S-9	Choice Hotels – Credit Agreement (2015)

LENDER:

PNC BANK, NATIONAL ASSOCIATION,
A National Banking Association, as Lender

By:	/s/ Bremmer Kneib
Name:	Bremmer Kneib
Title:	Vice President

S-10	Choice Hotels – Credit Agreement (2015)

LENDER:

US BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Steven T. Sawyer
Name:	Steven T. Sawyer
Title:	Senior Vice President

S-11	Choice Hotels – Credit Agreement (2015)

LENDER:

FIFTH THIRD BANK, as Lender

By:	/s/ Martin H. McGinty
Name:	Martin H. McGinty
Title:	Vice President

S-12	Choice Hotels – Credit Agreement (2015)

Schedule 1.01(a)

To

Credit Agreement

Mandatory Cost Formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the United Kingdom’s Financial Conduct Authority and/or the Prudential Regulation Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter), the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Lending Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Lending Office.

4.	The Additional Cost Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan denominated in Pounds Sterling:

AB + C(B – D) + E × 0.01	percent per annum
100 – (A + C)

(b)	in relation to a Loan denominated in any currency other than Pounds Sterling:

E × 0.01	percent per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Margin and Mandatory Cost and, if the relevant Loan is an unpaid sum, the additional rate of interest specified in Section 6.1(d) (Default Rate) payable for the relevant Interest Period on the relevant Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

Sch. 1.01(a) - 1

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in Pounds Sterling per £1,000,000.

5.	For the purposes of this Schedule 1.01(a):

(a)	“Eligible Liabilities” has the meaning given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Conduct Authority and the Prudential Regulation Authority Fees Manuals or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(d)	“Reference Banks” means the principal London Office of Wells Fargo Bank, National Association or such other bank as may be appointed by the Administrative Agent after consultation with the Borrower;

(e)	“Special Deposits” has the meanings given to it from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England; and

(f)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5 percent will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Conduct Authority and the Prudential Regulation Authority, supply to the Administrative Agent the rates of charge payable by that Reference Bank to the Financial Conduct Authority and the Prudential Regulation Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Conduct Authority and the Prudential Regulation Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for those financial years) and expressed in Pounds Sterling per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Lending Office; and

Sch. 1.01(a) - 2

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its Lending Office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule 1.01(a) in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.	The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties of any amendments which are required to be made to this Schedule 1.01(a) in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Conduct Authority and the Prudential Regulation Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of their functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

Sch. 1.01(a) - 3

Schedule 2.01

Commitments

Lender Name and Address	Commitment	Pro Rata Percentage
Deutsche Bank AG New York Branch	$65,000,000.00	14.44%
c/o DB Services New Jersey, Inc.
5022 Gate Parkway, Suite 400
Jacksonville, Florida 32256
Attention: Phelecia Parker

Wells Fargo Bank, N.A.	$65,000,000.00	14.44%
7711 Plantation Road
Roanoke, Virginia 24019
Facsimile: (866) 270-7214
Attention: Wholesale Loan Servicing, Roanoke
Loan Center

Bank of America, N.A.	$45,000,000.00	10.00%
101 N Tryon Street
Charlotte, North Carolina 28255
Facsimile: (312) 453-4750
Attention: Kavitha Thakur, Credit Service
Representative

JPMorgan Chase Bank, N.A.	$45,000,000.00	10.00%
Prestige Tech Park, Sartapur Outer Rd
Floor 4, Bangalore – 560087, India
Facsimile: (214) 307-6874
Attention: Jitesh Chaurasia, Deal Administrator

SunTrust Bank	$45,000,000.00	10.00%
211 Perimeter Center Parkway
Atlanta, Georgia 30346
Facsimile: (801) 567-6267
Attention: Charlene Conley, Operations Analyst

Barclays Bank PLC	$40,000,000.00	8.89%
1 Churchill Place
Canary Wharf
London E14 5HP

For ABR and Swingline Loans only:
Barclays Bank PLC London c/o Barclays Capital Services LLC
Global Services Unit as US Dollar Funding
Administrator
700 Prides Crossing
Newark, Delaware 19713
Facsimile: (201) 510-8101

1

Lender Name and Address	Commitment	Pro Rata Percentage

BMO Harris Bank, N.A.	$30,000,000.00	6.67%
115 S. LaSalle #35W
Chicago, Illinois 60603
Attention: Jimmy Chin

Capital One, National Association	$30,000,000.00	6.67%
6200 Chevy Chase Drive
Laurel, Maryland 20707
Facsimile: (855) 267-0849
Attention: Richard Fath, Sr. Ops Coordinator

PNC Bank, National Association	$30,000,000.00	6.67%
249 Fifth Avenue
One PNC Plaza
Pittsburgh, Pennsylvania 15222
Facsimile: (866) 641-2751
Attention: Derrell Groce

US Bank, National Association	$30,000,000.00	6.67%
401 City Center
Oshkosh, Wisconsin 54901
Facsimile: (920) 237-7993
Attention: CLS Syndication Services

Fifth Third Bank	$25,000,000.00	5.56%
5050 Kingsley Drive
Cincinnati, Ohio 45227
Facsimile: (513) 358-3480
Attention: Joyce Elam, Commercial Participation
Analyst

TOTAL:	$450,000,000.00	100%

2

Schedule 3.08

Subsidiaries

Entity Name	Country (State) of Incorporation	Equity Interest	Restricted/ Unrestricted
ChoChoice Hotels International, Inc.	U.S. (DE)	—	Borrower
CHH VM 2010 LLC	U.S. (DE)	100%	Unrestricted
Choice Capital Corp.	U.S. (DE)	100%	Unrestricted
Capital Horizon Fund, LLC	U.S. (DE)	100%	Unrestricted
Choice Hotels (Ireland) Limited	Ireland	100%	Unrestricted
Choice Hotels Argentina, S.A.	Argentina	100%	Unrestricted
Choice Hotels International Pty. Ltd.	Australia	100%	Unrestricted
Choice Hotels International Services Corp.	U.S. (DE)	100%	Restricted
Choice Hotels Funding, LLC	U.S. (DE)	100%	Unrestricted
Brentwood Boulevard Hotel Development, LLC	U.S. (DE)	100%	Unrestricted
Dry Pocket Road Hotel Development, LLC	U.S. (DE)	100%	Unrestricted
Park Lane Drive Hotel Development, LLC	U.S. (DE)	100%	Unrestricted
CSES, LLC	U.S. (DE)	100%	Unrestricted
CS WO LLC	U.S. (DE)	100%	Unrestricted
CS Rockland, LLC	U.S. (DE)	100%	Unrestricted
ORL CS Member LLC	U.S. (DE)	100%	Unrestricted
Ortel Partners, LLC	U.S. (DE)	100%	Unrestricted
CS at Ninth LLC	U.S. (DE)	100%	Unrestricted
MG CS Member LLC	U.S. (DE)	100%	Unrestricted
CS White Plains, LLC	U.S. (DE)	100%	Unrestricted
CS NYC Member, LLC	U.S. (DE)	100%	Unrestricted
CS Main Ave SA LLC	U.S. (DE)	100%	Unrestricted
CHI COH Holding Company LLC	U.S. (DE)	100%	Unrestricted
Columbus-Hunt Park Dr BNK Investors LLC	U.S. (DE)	100%	Unrestricted
Choice International Hospitality Services, Inc.	U.S. (DE)	100%	Unrestricted
CHI International GP1, LLC	U.S. (DE)	100%	Unrestricted
CHI International GP2, LLC	U.S. (DE)	100%	Unrestricted
AF Holding Subsidiary Corporation	U.S. (DE)	100%	Unrestricted
International CH Holding Company C.V.	Netherlands	99%	Unrestricted
Choice Hotels International Holding Company C.V.	Netherlands	99%	Unrestricted
Choice Hotels Netherlands Antilles N.V., in liquidation	Curacao	100%	Unrestricted

Sch. 3.08 - 1

Choice Hotels Licensing B.V.	Netherlands	100%	Unrestricted
Choice Hotels France, S.A.S.	France	100%	Unrestricted
Choice Hotels Franchise, GmbH	Germany	100%	Unrestricted
Choice Hospitality (India) Private Limited	India	100%	Unrestricted
Choice Hotels Australasia Pty. Ltd.	Australia	100%	Unrestricted
Choice Hotels International Asia Pacific Pty. Ltd.	Australia	100%	Unrestricted
Choice Hotels Australia Pty. Ltd.	Australia	100%	Unrestricted
Choice Hotels International Licensing, ULC	Canada	100%	Unrestricted
Choice Hotels de Mexico S. de R.L. de C.V.	Mexico	99%	Unrestricted
Quality Hotels Limited	United Kingdom	100%	Unrestricted
Choice Hotels Licensing 2 B.V.	Netherlands	100%	Unrestricted
Clarion Hotel Pty. Ltd.	Australia	100%	Unrestricted
Comfort Hotels Pty. Ltd.	Australia	100%	Unrestricted
Comfort Inn Pty. Ltd.	Australia	100%	Unrestricted
Quality Hotels (Ireland) Limited	Ireland	100%	Unrestricted
Quality Hotels Europe, Inc.	U.S. (DE)	100%	Unrestricted
Quality Hotels Pty. Ltd.	Australia	100%	Unrestricted
Quality Inn Pty. Ltd.	Australia	100%	Unrestricted
Quality Inns International, Inc.	U.S. (DE)	100%	Unrestricted
SkyTouch Solutions, LLC	U.S. (DE)	100%	Unrestricted
Sleep Inn Pty. Ltd.	Australia	100%	Unrestricted
Suburban Franchise Holding Company, Inc.	U.S. (GA)	100%	Restricted
Suburban Franchise Systems, Inc.	U.S. (GA)	100%	Restricted

Sch. 3.08 - 2

Schedule 6.02

Existing Liens

None.

Sch. 6.02 – 1

EXHIBIT A-1

to

Senior Unsecured Credit Agreement

dated as of July 21, 2015

by and among

Choice Hotels International, Inc.,

as Borrower,

the Lenders party thereto

and

Deutsche Bank AG New York Branch,

as Administrative Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of:

Deutsche Bank AG New York Branch

  as Administrative Agent

c/o Hanover Street Capital, LLC

48 Wall Street, 14th floor

New York, New York 10005

Attention: Amy Sinensky

Fax: (212) 380-9396

Email: amy.sinensky@hanoverstcap.com

c/o DB Services New Jersey, Inc.

Global Business Services

60 Wall Street

New York, New York 10005

Attention: Mark Kellam II

Fax: (904) 271-2469

Email: agency.transaction@db.com

c/o Deutsche Bank Securities Inc.

Commercial Real Estate

200 Crescent Court, Suite 550

Dallas, Texas 75201

Attention: Linda Davis

Email: Linda-x.davis@db.com

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.03(a) of the Senior Unsecured Credit Agreement dated as of July 21, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc., a Delaware corporation (the “Borrower”), the Lenders and Deutsche Bank AG New York Branch, as Administrative Agent.

1. The Borrower hereby requests that the [Lenders] [Swingline Lender] make a [Revolving Loan] [Swingline Loan] denominated in [dollars][Alternative Currency] to the Borrower in the aggregate principal amount of $            .1

2. The Borrower hereby requests that the Loan requested herein be made on the following Business Day:             .2

[1]	Complete with a Permitted Currency and an amount in accordance with Section 2.03(a). All Swingline Loans must be denominated in dollars.
[2]	Complete with a Business Day in accordance with Section 2.03(a) of the Credit Agreement for Revolving Loans or Swingline Loans.

EXH. A-1-1

3. The Borrower hereby requests that the Loan bear interest at the following interest rate, plus the Applicable Percentage, as set forth below:

Component of Loan	Interest Rate[3]	Interest Period[4]	Termination Date for Interest Period (if applicable)

4. The Borrower hereby directs the Administrative Agent to disburse the proceeds of the Loan to the [Borrower’s Account][the account of the Swingline Lender]5.

5. The principal amount of all Loans outstanding as of the date hereof (including the requested Loan) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

6. All of the conditions applicable to the Loan requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

7. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

[3]	Indicate Alternate Base Rate or Adjusted LIBO Rate for Loans denominated in dollars, or LIBO Rate for Loans denominated in an Alternative Currency. All Swingline Loans must bear interest at the LIBOR Market Index Rate.
[4]	Include for Adjusted LIBO Rate or LIBO Rate loans only. May be one, two, three or six months.
[5]	Borrower to fill out as applicable, with the account of the Swingline Lender to be used in cases where the requested advance is to be used to repay an outstanding Swingline Loan.

EXH. A-1-2

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the          day of             ,         .

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

EXH. A-1-3

EXHIBIT A-2

to

Senior Unsecured Credit Agreement

dated as of July 21, 2015

by and among

Choice Hotels International, Inc.,

as Borrower,

the Lenders party thereto

and

Deutsche Bank AG New York Branch,

as Administrative Agent

FORM OF NOTICE OF ACCOUNT DESIGNATION

EXH. A-2-1

NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Deutsche Bank AG New York Branch

  as Administrative Agent

c/o Hanover Street Capital, LLC

48 Wall Street, 14th floor

New York, New York 10005

Attention: Amy Sinensky

Fax: (212) 380-9396

Email: amy.sinensky@hanoverstcap.com

c/o DB Services New Jersey, Inc.

Global Business Services

60 Wall Street

New York, New York 10005

Attention: Mark Kellam II

Fax: (904) 271-2469

Email: agency.transaction@db.com

c/o Deutsche Bank Securities Inc.

Commercial Real Estate

200 Crescent Court, Suite 550

Dallas, Texas 75201

Attention: Linda Davis

Email: Linda-x.davis@db.com

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you in connection with the Senior Unsecured Credit Agreement dated as of July 21, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Deutsche Bank AG New York Branch, as Administrative Agent.

1. The Administrative Agent and, in the case of the making of any Swingline Loan, the Swingline Lender, is hereby authorized to disburse all Loan proceeds to the Borrower into the following account(s):

ABA Routing Number:
Account Number:

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

3. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

EXH. A-2-2

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the          day of             ,     .

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

EXH. A-2-3

EXHIBIT A-3

to

Senior Unsecured Credit Agreement

dated as of July 21, 2015

by and among

Choice Hotels International, Inc.,

as Borrower,

the Lenders party thereto

and

Deutsche Bank AG New York Branch,

as Administrative Agent

FORM OF NOTICE OF PREPAYMENT

EXH. A-3-1

NOTICE OF PREPAYMENT

Dated as of:

Deutsche Bank AG New York Branch

  as Administrative Agent

c/o Hanover Street Capital, LLC

48 Wall Street, 14th floor

New York, New York 10005

Attention: Amy Sinensky

Fax: (212) 380-9396

Email: amy.sinensky@hanoverstcap.com

c/o DB Services New Jersey, Inc.

Global Business Services

60 Wall Street

New York, New York 10005

Attention: Mark Kellam II

Fax: (904) 271-2469

Email: agency.transaction@db.com

c/o Deutsche Bank Securities Inc.

Commercial Real Estate

200 Crescent Court, Suite 550

Dallas, Texas 75201

Attention: Linda Davis

Email: Linda-x.davis@db.com

Ladies and Gentlemen:

This irrevocable Notice of Prepayment is delivered to you under Section 2.05(c) of the Senior Unsecured Credit Agreement dated as of July 21, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent.

1. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [ABR Loans,][Eurocurrency Loans,][Eurodollar Loans,] [Competitive Bid Loans] and/or [Swingline Loans]:             .1

2. The Loan to be prepaid is a:2

☐	Swingline Loan ( )

[1]	Complete with an amount in accordance with Section 2.05(c) of the Credit Agreement.
[2]	Check each applicable box and indicate the amount of the prepayment allocable to each.

EXH. A-4-2

☐	Revolving Loan ( )

☐	Competitive Bid Loan ( )

3. The Borrower shall repay the above-referenced Loans on the following Business Day:                 .3

4. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the     day of             ,     .

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

[3]	Complete with a Business Day that provides at least four (4) Business Days’ irrevocable notice to the Administrative Agent with respect to Eurocurrency Loans, at least three (3) Business Days’ irrevocable notice to the Administrative Agent with respect to Eurodollar Loans and Competitive Bid Loans and notice received no later than 2:00 P.M. Eastern Time on the proposed date of repayment with respect to ABR Loans and Swingline Loans.

EXH. A-4-3

EXHIBIT A-4

to

Senior Unsecured Credit Agreement

dated as of July 21, 2015

by and among

Choice Hotels International, Inc.,

as Borrower,

the Lenders party thereto

and

Deutsche Bank AG New York Branch,

as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

EXH. A-4-1

NOTICE OF CONVERSION/CONTINUATION

Dated as of:

Deutsche Bank AG New York Branch

  as Administrative Agent

c/o Hanover Street Capital, LLC

48 Wall Street, 14th floor

New York, New York 10005

Attention: Amy Sinensky

Fax: (212) 380-9396

Email: amy.sinensky@hanoverstcap.com

c/o DB Services New Jersey, Inc.

Global Business Services

60 Wall Street

New York, New York 10005

Attention: Mark Kellam II

Fax: (904) 271-2469

Email: agency.transaction@db.com

c/o Deutsche Bank Securities Inc.

Commercial Real Estate

200 Crescent Court, Suite 550

Dallas, Texas 75201

Attention: Linda Davis

Email: Linda-x.davis@db.com

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (the “Notice”) is delivered to you under Section 2.10 of the Senior Unsecured Credit Agreement dated as of July 21, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent.

1. The Loan to which this Notice relates is a [Revolving Loan].

2. This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐ Converting all or a portion of an ABR Loan into a Eurodollar Loan (denominated in dollars),

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The principal amount of such Loan to be converted is $ .

EXH. A-4-2

(c)	The requested effective date of the conversion of such Loan is .

(d)	The requested Interest Period applicable to the converted Loan is .

☐ Converting all or a portion of a Eurodollar Loan (denominated in dollars) into an ABR Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The last day of the current Interest Period for such Loan is .

(c)	The principal amount of such Loan to be converted is $ .

(d)	The requested effective date of the conversion of such Loan is .

☐ Continuing all or a portion of a Eurodollar Loan as a Eurodollar Loan

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The last day of the current Interest Period for such Loan is .

(c)	The principal amount of such Loan to be continued is $ .

(d)	The requested effective date of the continuation of such Loan is .

(e)	The requested Interest Period applicable to the continued Loan is .

☐ Continuing all or a portion of a Eurocurrency Loan as a Eurocurrency Loan (in the same Alternative Currency)

(a)	Such Loan is denominated in .

(b)	The aggregate outstanding principal balance of such Loan is .

(c)	The last day of the current Interest Period for such Loan is .

(d)	The principal amount of such Loan to be continued is .

(e)	The requested effective date of the continuation of such Loan is .

(f)	The requested Interest Period applicable to the continued Loan is .

3. The principal amount of all Loans outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

4. All of the conditions applicable to the conversion or continuation of the Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied or waived to the date of such Loan.

5. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

EXH. A-4-3

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the     day of            ,     .

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

EXH. A-4-4

EXHIBIT A-5

to

Senior Unsecured Credit Agreement

dated as of July 21, 2015

by and among

Choice Hotels International, Inc.,

as Borrower,

the Lenders party thereto

and

Deutsche Bank AG New York Branch,

as Administrative Agent

FORM OF COMPETITIVE BID REQUEST

EXH. A-5-1

COMPETITIVE BID REQUEST

Dated as of:

Deutsche Bank AG New York Branch

  as Administrative Agent

c/o Hanover Street Capital, LLC

48 Wall Street, 14th floor

New York, New York 10005

Attention: Amy Sinensky

Fax: (212) 380-9396

Email: amy.sinensky@hanoverstcap.com

c/o DB Services New Jersey, Inc.

Global Business Services

60 Wall Street

New York, New York 10005

Attention: Mark Kellam II

Fax: (904) 271-2469

Email: agency.transaction@db.com

c/o Deutsche Bank Securities Inc.

Commercial Real Estate

200 Crescent Court, Suite 550

Dallas, Texas 75201

Attention: Linda Davis

Email: Linda-x.davis@db.com

Ladies and Gentlemen:

This Competitive Bid Request is delivered to you under Section 2.04(a) of the Senior Unsecured Credit Agreement dated as of July 21, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc. (the “Borrower”), the Lenders party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent.

1. The Borrower hereby requests a Competitive Bid Loan under the Credit Agreement, and in connection therewith sets forth below the terms on which such Competitive Bid Loan is requested to be made:

(a)	Date of Competitive Bid Loan[1]

(b)	Principal Amount of Competitive Bid Loan[2]

(c)	Competitive Bid Rate(s)[3]

[1]	Complete with a Business Day in accordance with Section 2.04(a)(ii) of the Credit Agreement.
[2]	The aggregate principal amount of such borrowing shall be in a minimum principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof in accordance with Section 2.04(a)(iii) of the Credit Agreement.
[3]	Specify whether the Competitive Bid Loan is to be a Eurodollar Competitive Bid Loan or a Fixed Rate Loan.

EXH. A-5-2

(d)	Competitive Bid Interest Period(s) and the last day thereof

2. The principal amount of all Loans outstanding as of the date hereof (including the requested Competitive Bid Loan) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

3. All of the conditions applicable to the Competitive Bid Loan requested herein as set forth in the Credit Agreement have been satisfied or waived as of the date hereof and will remain satisfied to the date of such Competitive Bid Loan.

4. Capitalized terms used herein and not defined herein have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Competitive Bid Request as of the     day of             ,         .

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

EXH. A-5-3

EXHIBIT A-6

to

Senior Unsecured Credit Agreement

dated as of July 21, 2015

by and among

Choice Hotels International, Inc.,

as Borrower,

the Lenders party thereto

and

Deutsche Bank AG New York Branch,

as Administrative Agent

FORM OF INVITATION TO BID

EXH. A-6-1

INVITATION TO BID

Dated as of:

[Complete                                                                                   address                                                                                           block]

[with                                      contact                                              details                                                  of                                            ]

[each Lender, as appropriate]

Ladies and Gentlemen:

Reference is made to the Senior Unsecured Credit Agreement dated as of July 21, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc. (the “Borrower”), the Lenders party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent. Capitalized terms used herein and not defined herein have the meanings assigned thereto in the Credit Agreement.

1. The Borrower made a Competitive Bid Request on                     ,             , pursuant to Section 2.04(a) of the Credit Agreement, and in connection therewith you are invited to submit a Competitive Bid by [Date]/[Time]. Your Competitive Bid must comply with Section 2.04 of the Credit Agreement and the terms set forth below on which such Competitive Bid Loan is requested to be made.

(a)	Date of Competitive Bid Loan

(b)	Principal amount of
Competitive Bid Loan

(c)	Competitive Bid Rate(s)

(d)	Competitive Bid Interest Period(s) and the last
day thereof

[Signature Page Follows]

EXH. A-6-2

Very truly yours,

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EXH. A-6-3

EXHIBIT A-7

to

Senior Unsecured Credit Agreement

dated as of July 21, 2015

by and among

Choice Hotels International, Inc.,

as Borrower,

the Lenders party thereto

and

Deutsche Bank AG New York Branch,

as Administrative Agent

FORM OF COMPETITIVE BID

EXH. A-7-1

COMPETITIVE BID

Dated as of:

Deutsche Bank AG New York Branch

  as Administrative Agent

c/o Hanover Street Capital, LLC

48 Wall Street, 14th floor

New York, New York 10005

Attention: Amy Sinensky

Fax: (212) 380-9396

Email: amy.sinensky@hanoverstcap.com

c/o DB Services New Jersey, Inc.

Global Business Services

60 Wall Street

New York, New York 10005

Attention: Mark Kellam II

Fax: (904) 271-2469

Email: agency.transaction@db.com

c/o Deutsche Bank Securities Inc.

Commercial Real Estate

200 Crescent Court, Suite 550

Dallas, Texas 75201

Attention: Linda Davis

Email: Linda-x.davis@db.com

Ladies and Gentlemen:

The undersigned, [Name of Lender] refers to the Senior Unsecured Credit Agreement dated as of July 21, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc. (the “Borrower”), the Lenders party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent. Capitalized terms not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1. The undersigned hereby irrevocably makes a Competitive Bid pursuant to Section 2.04(b) of the Credit Agreement, in response to the Competitive Bid Request made by the Borrower on                     ,     , and in connection therewith sets forth below the terms on which such Competitive Bid is made:

(a)	Date of Competitive Bid Loan

(b)	Principal Amount of Competitive Bid Loan[1]

[1]	The amount shall be in a minimum of $1,000,000 or a whole multiple of $1,000,000 in excess thereof in accordance with Section 2.04(b) of the Credit Agreement.

EXH. A-7-2

(c)	Competitive Bid Rate(s)

(d)	Competitive Bid Interest Period(s) and the last day thereof

2. The undersigned hereby confirms that it is prepared, subject to the conditions set forth in the Credit Agreement, to extend credit to the Borrower upon acceptance by the Borrower of this bid in accordance with Section 2.04(c) of the Credit Agreement.

[Signature Page Follows]

Very truly yours,

[NAME OF LENDER]

By:
Name:
Title:

EXH. A-7-3

EXHIBIT A-8

to

Senior Unsecured Credit Agreement

dated as of July 21, 2015

by and among

Choice Hotels International, Inc.,

as Borrower,

the Lenders party thereto

and

Deutsche Bank AG New York Branch,

as Administrative Agent

FORM OF COMPETITIVE BID ACCEPT/REJECT LETTER

EXH. A-8-1

COMPETITIVE BID ACCEPT/REJECT LETTER

Dated as of:

Deutsche Bank AG New York Branch

  as Administrative Agent

c/o Hanover Street Capital, LLC

48 Wall Street, 14th floor

New York, New York 10005

Attention: Amy Sinensky

Fax: (212) 380-9396

Email: amy.sinensky@hanoverstcap.com

c/o DB Services New Jersey, Inc.

Global Business Services

60 Wall Street

New York, New York 10005

Attention: Mark Kellam II

Fax: (904) 271-2469

Email: agency.transaction@db.com

c/o Deutsche Bank Securities Inc.

Commercial Real Estate

200 Crescent Court, Suite 550

Dallas, Texas 75201

Attention: Linda Davis

Email: Linda-x.davis@db.com

Ladies and Gentlemen:

This Competitive Bid Accept/Reject Letter is delivered to you under Section 2.04(c) of the Senior Unsecured Credit Agreement dated as of July 21, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), by and among Choice Hotels International, Inc. (the “Borrower”), the Lenders party thereto and Deutsche Bank AG New York Branch, as Administrative Agent.

1. The Borrower has received a summary of bids in connection with our Competitive Bid Request dated                     ,         , and in accordance with Section 2.04(c) of the Credit Agreement, the Borrower hereby accepts the following:

(a) Date of Competitive Bid Loan

(b) Principal Amount of Competitive Bid Loan

(c) Competitive Bid Rate(s)

(d) Competitive Bid Interest Period(s)

(e) Lender

EXH. A-8-2

2. The Borrower hereby rejects the following bids:

(a) Date of Competitive Bid Loan

(b) Principal Amount of Competitive Bid Loan

(c) Competitive Bid Rate(s)

(d) Competitive Bid Interest Period(s)

(e) Lender

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Competitive Bid Accept/Reject Letter as of the     day of             ,             .

Very truly yours,

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

EXH. A-8-3

CONFIDENTIAL

EXHIBIT B

to

Senior Unsecured Credit Agreement

dated as of July 21, 2015

by and among

Choice Hotels International, Inc.,

as Borrower,

the Lenders party thereto

and

Deutsche Bank AG New York Branch,

as Administrative Agent

FORM OF ADMINISTRATIVE QUESTIONNAIRE

EXH. B-1

CONFIDENTIAL

Administrative detail reply form

Choice Hotels International, Inc.

Name of entity for signature page:

	Credit contact	Operations contact	Legal counsel

Name:

Title:

Address:

Telephone:

Facsimile #:

Email:

Payment Instructions:

Fed wire instructions

(Name of Lender)

(Address)

(City/State/Zip)

(ABA #)	(Account #)

(Attention)

Loan advance instructions	Operations contact

Deutsche Bank AG New York Branch New York, New York ABA# 021-001-033 Credit to Commercial Loan Division A/C # 60200119 Reference: Choice Hotels	Phelecia Parker Tel: 904-271-3583 Fax: 866-240-3622 Email: phelecia.parker@db.com Email: NA. AgencyServicing@db.com

EXH. B-2

EXHIBIT C

to

Senior Unsecured Credit Agreement

dated as of July 21, 2015

by and among

Choice Hotels International, Inc.,

as Borrower,

the Lenders party thereto

and

Deutsche Bank AG New York Branch,

as Administrative Agent

FORM OF ASSIGNMENT AND ACCEPTANCE

EXH. C-1

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Senior Unsecured Credit Agreement dated as of July 21, 2015, by and among Choice Hotels International, Inc., a Delaware corporation (the “Borrower”), the Lenders party thereto and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms not defined herein shall have the meaning assigned thereto in the Credit Agreement.

1. The Assignor hereby sells and assigns, without recourse, to the Assignee, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth on the reverse hereof, the interests set forth on the reverse hereof (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth on the reverse hereof in the Commitment of the Assignor on the Effective Date and the Competitive Bid Loans owing to the Assignor which are outstanding on the Effective Date. Each of the Assignor and the Assignee hereby makes and agrees to be bound by all the representations, warranties and agreements set forth in Section 9.04(c) of the Credit Agreement, a copy of which is has been received by each such party. From and after the Effective Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the interests assigned by this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the Loan Documents and (ii) the Assignor shall, to the extent of the interest assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

2. This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is organized under the laws of a jurisdiction outside the United States, the forms specified in Section 2.20(e) of the Credit Agreement, duly completed and executed by such Assignee, (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form of Exhibit B to the Credit Agreement and (iii) a processing and recordation fee of $3,500 (unless such fee has otherwise been waived by the Administrative Agent).

3. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflicts of laws principles or provisions.

Date of Assignment:

Legal Name of Assignor:

Legal Name of Assignee:

Assignee’s Address for Notices:

EXH. C-2

Effective Date of Assignment
(may not be fewer than 5 Business
Days after the Date of Assignment):

Facility	Principal Amount Assigned	Percentage Assigned of Facility and Commitment Thereunder (as set forth, to at least 8 decimals, as a percentage of the Facility and the aggregate Commitments of all Lenders thereunder)

ABR Loans:

Eurodollar Loans:

Eurocurrency Loans:

Eurodollar Competitive Loans			Bid

Fixed Rate Competitive Loans			Bid

Swingline Loan Participations

EXH. C-3

The terms set forth above
are hereby agreed to:

, as Assignor

By:
Name:
Title:

, as Assignee

By:
Name:
Title:

Accepted:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:	][1]

[1]	Include to the extent required under Section 9.04(b).

EXH. C-4

EXHIBIT D

to

Senior Unsecured Credit Agreement

dated as of July 21, 2015

by and among

Choice Hotels International, Inc.,

as Borrower,

the Lenders party thereto

and

Deutsche Bank AG New York Branch,

as Administrative Agent

FORM OF GUARANTEE AGREEMENT FOR RESTRICTED SUBSIDIARIES

[See attached.]

EXH. D-1

EXECUTION COPY

GUARANTEE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”), dated as of July 21, 2015, is made by certain Restricted Subsidiaries of CHOICE HOTELS INTERNATIONAL, INC., a Delaware corporation (such Restricted Subsidiaries, collectively, the “Guarantors”, each, a “Guarantor”), in favor of DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent (in such capacity, the “Administrative Agent”) for the ratable benefit of itself and the other Lender Parties from time to time parties to the Senior Unsecured Credit Agreement, dated of even date herewith (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Lenders, and the Administrative Agent.

STATEMENT OF PURPOSE

Pursuant to the terms of the Credit Agreement, the Lender Parties have agreed to make Loans to the Borrower upon the terms and subject to the conditions set forth therein.

The Borrower and the Guarantors, though separate legal entities, comprise one integrated financial enterprise, and all Loans made to the Borrower will inure, directly or indirectly, to the benefit of each of the Guarantors.

It is a condition precedent to the obligation of the Lender Parties to make their respective Loans to the Borrower under the Credit Agreement that the Guarantors shall have executed and delivered this Guaranty to the Administrative Agent, for the ratable benefit of itself and the other Lender Parties.

NOW, THEREFORE, in consideration of the premises, in order to induce the Lender Parties to make Loans under the Credit Agreement from time to time, and to induce the holders of the Hedging Obligations to enter into Hedging Agreements from time to time, and to induce the holders of the Cash Management Obligations to enter into Cash Management Agreements from time to time, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Guarantor hereby agrees with the Administrative Agent for the ratable benefit of the Lender Parties as follows:

ARTICLE II

DEFINED TERMS

SECTION 2.01. Definitions. The following terms when used in this Guaranty shall have the meanings assigned to them below:

“Additional Guarantor” means each Restricted Subsidiary of the Borrower which hereafter becomes a Guarantor pursuant to Section 4.16 hereof and Section 5.09 of the Credit Agreement.

“Applicable Insolvency Laws” means all Applicable Laws governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (including, without limitation, 11 U.S.C. Sections 544, 547, 548 and 550 and other “avoidance” provisions of Title 11 of the United States Code, as amended or supplemented).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“ECP” means an eligible contract participant as defined in the Commodity Exchange Act.

“Guaranteed Obligations” has the meaning set forth in Section 2.1.

“Guaranty Agreement Supplement” means an instrument in the form of Exhibit A hereto.

“Lender Parties” shall mean the Administrative Agent, the Swingline Lender, the Lenders, the holders of any Cash Management Obligations and the holders of any Hedging Obligations.

“Paid in Full” means, with respect to any Guaranteed Obligations, (a) the payment in full in cash of all such Guaranteed Obligations (other than (i) contingent indemnification obligations to the extent no claim giving rise thereto has been asserted and (ii) Hedging Obligations and Cash Management Obligations that, at the time of determination, are allowed by the Person to whom such Guaranteed Obligations are owing to remain outstanding or are not required to be repaid or cash collateralized pursuant to the provisions of any document governing the applicable Hedging Obligations or Cash Management Obligations) and (b) the termination or expiration of all of the Commitments.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time such Swap Obligation is incurred or such other Person as constitutes an ECP under the Commodity Exchange Act or any regulations promulgated thereunder.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

SECTION 2.02. Other Definitional Provisions. Capitalized terms used and not otherwise defined in this Guaranty including the preambles and recitals hereof shall have the meanings ascribed to them in the Credit Agreement. In the event of a conflict between capitalized terms defined herein and in the Credit Agreement, the Credit Agreement shall control. The words “hereof,” “herein”, “hereto” and “hereunder” and words of similar import when used in this Guaranty shall refer to this Guaranty as a whole and not to any particular provision of this Guaranty, and Section references are to this Guaranty unless otherwise specified. The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

ARTICLE III

GUARANTY

SECTION 3.01. Guaranty. Each Guarantor hereby, jointly and severally with the other Guarantors, unconditionally guarantees to the Administrative Agent for the ratable benefit of itself and the other Lender Parties, and their respective permitted successors, endorsees, transferees and assigns, the prompt payment and performance of all Obligations of the Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether enforceable or unenforceable as against the Borrower, whether or not discharged, stayed or otherwise affected by any Applicable Insolvency Law or proceeding thereunder, whether created directly with the Administrative Agent or any other Lender Party or acquired by the Administrative Agent or any other Lender Party through assignment or endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Borrower, including all of the foregoing, but in each case excluding all Excluded Swap Obligations, being hereafter collectively referred to as the “Guaranteed Obligations”).

SECTION 3.02. Bankruptcy Limitations on Guarantors. Notwithstanding anything to the contrary contained in Section 2.1, it is the intention of each Guarantor, the Administrative Agent and the other

2

Lender Parties that, in any proceeding involving the bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution or insolvency or any similar proceeding with respect to any Guarantor or its assets, the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent and the other Lender Parties) shall be equal to, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of Applicable Insolvency Laws after giving effect to Section 2.3. To that end, but only in the event and to the extent that after giving effect to Section 2.3 such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent and the other Lender Parties) or any payment made pursuant to such Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent and the other Lender Parties) would, but for the operation of the first sentence of this Section 2.2, be subject to avoidance or recovery in any such proceeding under Applicable Insolvency Laws after giving effect to Section 2.3, the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent and the other Lender Parties) shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render such Guarantor’s obligations with respect to the Guaranteed Obligations (or any other obligations of such Guarantor to the Administrative Agent and the other Lender Parties) unenforceable or avoidable or otherwise subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this Section 2.2 and is otherwise subject to avoidance and recovery in any such proceeding under Applicable Insolvency Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation and the Guaranteed Obligations as limited by the first sentence of this Section 2.2 shall in all events remain in full force and effect and be fully enforceable against such Guarantor. The first sentence of this Section 2.2 is intended solely to preserve the rights of the Administrative Agent hereunder against such Guarantor in such proceeding to the maximum extent permitted by Applicable Insolvency Laws and neither such Guarantor, the Borrower, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under Applicable Insolvency Laws in such proceeding.

SECTION 3.03. Agreements for Contribution

(a) To the extent any Guarantor is required, by reason of its obligations hereunder, to pay to any Lender Party an amount greater than the amount of value (as determined in accordance with Applicable Insolvency Laws) actually made available to or for the benefit of such Guarantor on account of the Credit Agreement, this Guaranty or any other Loan Document, such Guarantor shall have an enforceable right of contribution against the remaining Guarantors, and the remaining Guarantors shall be jointly and severally liable, for repayment of the full amount of such excess payment. Subject only to the subordination provided in subsection 2.3(d), such Guarantor further shall be subrogated to any and all rights of the Lender Parties against the Borrower and the remaining Guarantors to the extent of such excess payment.

(b) To the extent that any Guarantor would, but for the operation of this Section 2.3 and by reason of its obligations hereunder or its obligations to other Guarantors under this Section 2.3, be rendered insolvent for any purpose under Applicable Insolvency Laws, each of the Guarantors hereby agrees to indemnify such Guarantor and commits to make a contribution to such Guarantor’s capital in an amount at least equal to the amount necessary to prevent such Guarantor from having been rendered insolvent by reason of the incurrence of any such obligations.

(c) To the extent that any Guarantor would, but for the operation of this Section 2.3 be rendered insolvent under any Applicable Insolvency Law by reason of its incurring of obligations to any other Guarantor under the foregoing subsections 2.3(a) and (b), such Guarantor shall, in turn, have rights of contribution and indemnity, to the full extent provided in the foregoing subsections 2.3(a) and (b), against the remaining Guarantors, such that all obligations of all of the Guarantors hereunder and under this Section 2.3 shall be allocated in a manner such that no Guarantor shall be rendered insolvent for any purpose under Applicable Insolvency Law by reason of its incurrence of such obligations.

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(d) Notwithstanding any payment or payments by any of the Guarantors hereunder, or any set-off or application of funds of any of the Guarantors by the Administrative Agent or any other Lender Party, or the receipt of any amounts by the Administrative Agent or any other Lender Party with respect to any of the Guaranteed Obligations, none of the Guarantors shall be entitled to be subrogated to any of the rights of the Administrative Agent or any other Lender Party against the Borrower or the other Guarantors for the payment of the Guaranteed Obligations nor shall any of the Guarantors seek any reimbursement from the Borrower or any of the other Guarantors in respect of payments made by such Guarantor in connection with the Guaranteed Obligations, until all amounts owing to the Administrative Agent and the other Lender Parties on account of the Guaranteed Obligations are Paid in Full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been Paid in Full, such amount shall be held by such Guarantor in trust for the Administrative Agent, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly endorsed by such Guarantor to the Administrative Agent, if required) to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as set forth in the Credit Agreement.

SECTION 3.04. Nature of Guaranty.

(a) Each Guarantor agrees that this Guaranty is a continuing, unconditional guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by:

(i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, the Credit Agreement, any other Loan Document, any Hedging Agreement or any other agreement, document or instrument to which the Borrower or any Subsidiary thereof is or may become a party;

(ii) the absence of any action to enforce this Guaranty, the Credit Agreement or any other Loan Document, any Hedging Agreement or the waiver or consent by the Administrative Agent or any other Lender Party with respect to any of the provisions of this Guaranty, the Credit Agreement or any other Loan Document or Hedging Agreement;

(iii) the existence, value or condition of, or failure to perfect its Lien against, any security for or other guaranty of the Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any other Lender Party in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty);

(iv) any structural change in, restructuring of or other similar organizational change of the Borrower or any Subsidiary thereof;

(v) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(vi) any failure of any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender Party;

(vii) the failure of any other Person (other than, with respect to this Guaranty, the Administrative Agent) to execute or deliver this Guaranty, any Guaranty Agreement Supplement (as hereinafter defined) or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations (other than any release or reduction described in Section 4.15); or

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(viii) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor;

it being agreed by each Guarantor that, subject to the first sentence of Section 2.2 and to Section 4.15, its obligations under this Guaranty shall not be discharged until the final indefeasible payment and performance, in full, of the Guaranteed Obligations (other than contingent indemnification obligations to the extent no claim giving rise thereto has been asserted) and the termination of the Commitments.

(b) Each Guarantor represents, warrants and agrees that the Guaranteed Obligations and its obligations under this Guaranty are not and shall not be subject to any counterclaims or offsets or defenses of any kind (other than the defense of payment) against the Administrative Agent, the other Lender Parties or the Borrower whether now existing or which may arise in the future.

(c) Each Guarantor hereby agrees and acknowledges that the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Guaranty, and all dealings between the Borrower and any of the Guarantors, on the one hand, and the Administrative Agent and the other Lender Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Guaranty.

SECTION 3.05. Waivers. To the extent permitted by Applicable Law, each Guarantor expressly waives all of the following rights and defenses (and agrees not to take advantage of or assert any such right or defense):

(a) any rights it may now or in the future have under any statute (including, without limitation, any rights and defenses that are or may become available to such Guarantor by reason of North Carolina General Statutes Section 26-7, et seq., California Civil Code Sections 2787 through 2855, inclusive, 2899 and 3433, or any similar laws), or at law or in equity, or otherwise, to compel the Administrative Agent or any other Lender Party to proceed in respect of the Obligations against the Borrower or any other Person or against any security for or other guaranty of the payment and performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, such Guarantor;

(b) any defense based upon the failure of the Administrative Agent or any other Lender Party to commence an action in respect of the Guaranteed Obligations against the Borrower, such Guarantor, any other guarantor or any other Person or any security for the payment and performance of the Guaranteed Obligations;

(c) any right to insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by such Guarantor of its obligations under, or the enforcement by the Administrative Agent or the other Lender Parties of this Guaranty;

(d) any right of diligence, presentment, demand, protest and notice (except as specifically required herein or any other Loan Document) of whatever kind or nature with respect to any of the Guaranteed Obligations and waives, to the fullest extent permitted by Applicable Law, the benefit of all provisions of Applicable Law which are or might be in conflict with the terms of this Guaranty;

(e) any right to revoke this Guaranty;

(f) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person;

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(g) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder;

(h) any duty on the part of any Lender Party to disclose to such Guarantor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender Party; and

(i) any and all right to notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any other Lender Party upon, or acceptance of, this Guaranty.

Each Guarantor agrees that any notice or directive given at any time to the Administrative Agent or any other Lender Party which is inconsistent with any of the foregoing waivers shall be null and void and may be ignored by the Administrative Agent or such other Lender Party, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Credit Agreement, the other Loan Documents and the Hedging Agreements and, but for this Guaranty and such waivers, the Administrative Agent and the other Lender Parties would decline to enter into the Credit Agreement, the other Loan Documents and the Hedging Agreements.

SECTION 3.06. Modification of Loan Documents, etc. Neither the Administrative Agent nor any other Lender Party shall incur any liability to any Guarantor as a result of any of the following, and none of the following shall impair or release this Guaranty or any of the obligations of any Guarantor under this Guaranty:

(a) any change or extension of the manner, place or terms of payment of, or renewal or alteration of all or any portion of, the Guaranteed Obligations;

(b) any action under or in respect of the Credit Agreement, any other Loan Document or any Hedging Agreement in the exercise of any remedy, power or privilege contained therein or available to any of them at law, in equity or otherwise, or waiver or refraining from exercising any such remedies, powers or privileges;

(c) any amendment to or modification of, in any manner whatsoever, the Credit Agreement, any other Loan Document or any Hedging Agreement;

(d) any extension or waiver of the time for performance by any Guarantor, any other guarantor, the Borrower or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under the Credit Agreement, any other Loan Document or any Hedging Agreement, or waiver of such performance or compliance or consent to a failure of, or departure from, such performance or compliance;

(e) any taking and holding of security or collateral for the payment of the Guaranteed Obligations or the sale, exchange, release, disposal of, or other dealing with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or the other Lender Parties have been granted a Lien, to secure any Indebtedness of any Guarantor, any other guarantor or the Borrower to the Administrative Agent or the other Lender Parties;

(f) any release of anyone who may be liable in any manner for the payment of any amounts owed by any Guarantor, any other guarantor or the Borrower to the Administrative Agent or any other Lender Party;

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(g) any modification or termination of the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of any Guarantor, any other guarantor or the Borrower are subordinated to the claims of the Administrative Agent or any other Lender Party; or

(h) any application of any sums by whomever paid or however realized to any Guaranteed Obligations owing by any Guarantor, any other guarantor or the Borrower to the Administrative Agent or any other Lender Party in such manner as the Administrative Agent or any other Lender Party shall determine in its reasonable discretion.

SECTION 3.07. Demand by the Administrative Agent. In addition to the terms set forth in this Article II and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding Guaranteed Obligations are declared to be immediately due and payable, then the Guarantors shall, upon demand in writing therefor by the Administrative Agent to the Guarantors, pay all or such portion of the outstanding Guaranteed Obligations due hereunder then declared due and payable. Notwithstanding the foregoing, each Guarantor agrees that, in the event of the dissolution or insolvency of the Borrower or any Guarantor, or the inability or failure of the Borrower or any Guarantor to pay debts as they become due, or an assignment by the Borrower or any Guarantor for the benefit of creditors, or the commencement of any case or proceeding in respect of the Borrower or any Guarantor under bankruptcy, insolvency or similar laws, and if such event shall occur at a time when any of the Guaranteed Obligations may not then be due and payable, each Guarantor will pay to the Administrative Agent, for the ratable benefit of the Lender Parties and their respective permitted successors, indorsees, transferees and assigns, forthwith the full amount which would be payable hereunder by each Guarantor if all such Guaranteed Obligations were then due and payable.

SECTION 3.08. Remedies. Upon the occurrence and during the continuance of any Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, enforce against the Guarantors their respective obligations and liabilities hereunder and exercise such other rights and remedies as may be available to the Administrative Agent hereunder, under the Credit Agreement, the other Loan Documents, the Hedging Agreements or otherwise.

SECTION 3.09. Benefits of Guaranty. The provisions of this Guaranty are for the benefit of the Administrative Agent and the other Lender Parties and their respective permitted successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between the Borrower, the Administrative Agent and the other Lender Parties, the obligations of the Borrower under the Loan Documents or the Hedging Agreements. In the event all or any part of the Guaranteed Obligations are transferred, endorsed or assigned by the Administrative Agent or any other Lender Party to any Person or Persons as permitted under the Credit Agreement, any reference to an “Administrative Agent”, or “Lender Party” herein shall be deemed to refer equally to such Person or Persons.

SECTION 3.10. Termination; Reinstatement.

(a) Subject to subsection (c) below, this Guaranty shall remain in full force and effect until all the Guaranteed Obligations shall have been Paid in Full.

(b) No payment made by the Borrower, any Guarantor, any other guarantor or any other Person received or collected by the Administrative Agent or any other Lender Party from the Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the obligations of the Guarantors or any payment received or collected from such Guarantor in respect of the obligations of the Guarantors), remain liable for the obligations of the Guarantors up to the maximum liability of such Guarantor hereunder until the Guaranteed Obligations shall have been Paid in Full.

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(c) Each Guarantor agrees that, if any payment made by the Borrower or any other Person applied to the Guaranteed Obligations is at any time avoided, annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened avoidance claim, or the proceeds of any collateral are required to be refunded by the Administrative Agent or any other Lender Party to the Borrower, its estate, trustee, receiver or any other Person, including, without limitation, any Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, each Guarantor’s liability hereunder (and any Lien or collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered (and if any Lien or collateral securing such Guarantor’s liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), this Guaranty (and such Lien or collateral) shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of such Guarantor in respect of the amount of such payment (or any Lien or collateral securing such obligation).

SECTION 3.11. Payments. Payments by the Guarantors shall be made to the Administrative Agent, to be credited and applied to the Guaranteed Obligations in accordance with Section 2.12 of the Credit Agreement, in immediately available dollars to an account designated by the Administrative Agent or at the Administrative Agent’s address specified in Section 9.01 of the Credit Agreement or at any other address that may be specified in writing from time to time by the Administrative Agent.

SECTION 3.12. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its Guaranteed Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Guaranty, or otherwise in respect of the Guaranteed Obligations, as it relates to such other Loan Party, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Guaranty shall remain in full force and effect until a discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Guaranty constitute, and this Guaranty shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce the Administrative Agent and the other Lender Parties to make any Loans, each Guarantor hereby represents and warrants, and covenants and agrees (as the context may require) that:

SECTION 4.01. Existence. Such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization other than in such jurisdictions where failure to so qualify would not have a Material Adverse Effect.

SECTION 4.02. Authorization of Guaranty; Enforceability. Such Guarantor has the right, power and authority to execute, deliver and perform this Guaranty and has taken all necessary corporate, limited liability company or other organizational action to authorize its execution, delivery and performance of this Guaranty. This Guaranty has been duly executed and delivered by the duly authorized officers of such Guarantor and this Guaranty constitutes the legal, valid and binding obligation of such Guarantor enforceable

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in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 4.03. No Conflict; Consents. The execution, delivery and performance by such Guarantor of this Guaranty will not, by the passage of time, the giving of notice or otherwise, (i) violate any provision of any Applicable Law or contractual obligation of such Guarantor other than any violation that could not reasonably be expected to have a Material Adverse Effect and (ii) will not result in the creation or imposition of any Lien upon or with respect to any property or revenues of such Guarantor other than Liens permitted under Section 6.02 of the Credit Agreement. No consent or authorization of, filing with, or other act by or in respect of, any arbitrator or Governmental Authority and no consent of any other Person (including, without limitation, any stockholder or creditor of such Guarantor), is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty, except such as have been made or obtained and are in full force and effect, and except when failure to obtain any such consents or approvals, make any such filing or do any other act could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.04. Litigation. No actions, suits or proceedings before any arbitrator or Governmental Authority are pending or, to the knowledge of any Responsible Officer of such Guarantor, threatened by or against such Guarantor or against any of its properties with respect to this Guaranty or any of the transactions contemplated hereby (i) which involve any Loan Document or the Transactions (excluding any such actions, suits or proceedings threatened by the Lender Parties or the Administrative Agent) or (ii) as to which there is a reasonable probability of an adverse determination and which, if such probable adverse determination occurred, could, individually or in the aggregate, reasonably be anticipated to result in a Material Adverse Effect.

SECTION 4.05. Title to Assets. Such Guarantor has title to the real property owned by it and a valid leasehold interest in the real property leased by it, and has good and marketable title to all of its personal property, except (i) for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes or (ii) where such failure would not otherwise, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free of any and all Liens of any type whatsoever, except those permitted by Section 6.02 of the Credit Agreement.

ARTICLE V

MISCELLANEOUS

SECTION 5.01. Amendments, Waivers and Consents. None of the terms, covenants, agreements or conditions of this Guaranty may be amended, supplemented or otherwise modified, nor may they be waived, nor may any consent be given, except in accordance with Section 9.08 of the Credit Agreement.

SECTION 5.02. Notices. All notices and communications hereunder shall be given to the addresses and otherwise made in accordance with Section 9.01 of the Credit Agreement; provided that notices and communications to the Guarantors shall be directed to the Guarantors, at the address of the Borrower set forth in Section 9.01 of the Credit Agreement.

SECTION 5.03. Enforcement Expenses, Indemnification.

(a) Each Guarantor agrees to pay or reimburse the Administrative and each other Lender Party for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with enforcing or preserving any rights under this Guaranty and the other Loan Documents to which such Guarantor is a party,

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including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding, in each case, to the extent the Borrower would be required to do so pursuant to Section 9.05 of the Credit Agreement. Such costs and expenses shall include, without limitation, the reasonable and documented out-of-pocket fees and disbursements of counsel to each Lender Party and of counsel to the Administrative Agent, in each case, to the extent the Borrower would be required to do so pursuant to Section 9.05 of the Credit Agreement.

(b) Each Guarantor agrees to pay, and to save the Administrative Agent and the other Lender Parties harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the collateral or in connection with any of the transactions contemplated by this Guaranty.

(c) Each Guarantor agrees to pay, and to save the Administrative Agent and the other Lender Parties harmless from any and all liabilities, obligations, losses, damages, penalties, costs and expenses in connection with actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Guaranty, in each case, to the extent the Borrower would be required to do so pursuant to Section 9.05 of the Credit Agreement.

(d) The agreements in this Section 4.3 shall survive termination of the Commitments and repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

SECTION 5.04. Governing Law. This Guaranty shall be construed in accordance with and governed by the laws of the State of New York.

SECTION 5.05. Consent to Jurisdiction and Venue; Judgment Currency.

(a) Each Guarantor, the Borrower and the Administrative Agent hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the County and City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or any other Loan Document shall affect any right that the Administrative Agent or any other Lender Party may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against the Borrower, any Guarantor or their respective properties in the courts of any jurisdiction.

(b) Each Guarantor, the Borrower and the Administrative Agent hereby irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any New York State or Federal court referred to in paragraph (a) of this Section 4.5. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each Guarantor and each other party hereto hereby consents to service of process in the manner provided for notices in Section 9.01 of the Credit Agreement. Nothing in this Guaranty will affect the right of any party to this Guaranty to serve process in any other manner permitted by Applicable Law.

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(d) If for the purpose of obtaining judgment in any court it is necessary to convert a sum due under the Credit Agreement in one currency into another currency, the parties hereto agree, to the fullest extent that they may effectively do so under Applicable Law, that the rate of exchange used shall be the spot rate at which in accordance with normal banking procedures the first currency could be purchased in New York City with such other currency by the Person obtaining such judgment on the Business Day preceding that on which final judgment is given. Each Guarantor shall indemnify the Lender Parties and hold each such Person harmless from and against all loss or damage resulting from any change in exchange rates between the date any claim is reduced to judgment and the date of payment thereof by any Guarantor.

SECTION 5.06. Waiver of Jury Trial; Waiver of Punitive Damages.

(a) Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by Applicable Law any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Guaranty or any of the other Loan Documents. Each party hereto (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Guaranty and the other Loan Documents, as applicable, by, among other things, the mutual waivers and certifications in this Section 4.6.

(b) No Punitive/Exemplary Damages. The Administrative Agent, the Borrower (on behalf of itself and its Subsidiaries) and each Guarantor hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to this Guaranty or any other Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future.

SECTION 5.07. Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the other Lender Parties set forth in this Guaranty is not intended to be exhaustive and the exercise by the Administrative Agent and the other Lender Parties of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any other Lender Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any such right, power or privilege shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Lender Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such other Lender Party would otherwise have on any future occasion. No course of dealing between the Borrower, the Administrative Agent and the other Lender Parties or their respective agents or employees shall be effective to change, modify or discharge any provision of this Guaranty or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 5.08. Successors and Assigns. This Guaranty shall be binding upon each Guarantor and its respective the successors and assigns and shall inure to the benefit of each Guarantor (and shall bind all Persons who become bound as a Guarantor under this Guaranty), the Administrative Agent and the other Lender Parties and their successors and permitted assigns; provided that no Guarantor may assign, transfer or delegate any of its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent (given in accordance with Section 4.1).

SECTION 5.09. Severability. In the event any one or more of the provisions contained in this Guaranty or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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SECTION 5.10. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Guaranty and are not to affect the construction of, or to be taken into consideration in interpreting, this Guaranty.

SECTION 5.11. Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. This Guaranty may be delivered by facsimile or other electronic transmission of the relevant signature pages hereof.

SECTION 5.12. Set-Off. Each Guarantor hereby irrevocably authorizes the Administrative Agent and each other Lender Party at any time and from time to time upon the occurrence and during the continuation of an Event of Default and in accordance with Section 9.06 of the Credit Agreement, without notice to such Guarantor or any other Guarantor, any such notice being expressly waived by each Guarantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case, whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such other Lender Party to or for the credit or the account of such Guarantor, or any part thereof in such amounts as the Administrative Agent or such other Lender Party may elect, against and on account of the obligations and liabilities of such Guarantor to the Administrative Agent or such other Lender Party hereunder and claims of every nature and description of the Administrative Agent or such other Lender Party against such Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any other Loan Document or otherwise, as the Administrative Agent or such other Lender Party may elect, whether or not the Administrative Agent or any other Lender Party has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each other Lender Party shall notify such Guarantor promptly of any such set-off and the application made by the Administrative Agent or such other Lender Party of the proceeds thereof; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each other Lender Party under this Section 4.12 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such other Lender Party may have.

SECTION 5.13. Integration. This Guaranty and the other Loan Documents represent the agreement of the Guarantors, the Administrative Agent and the other Lender Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any other Lender Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 5.14. Acknowledgements. Each Guarantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Guaranty and the other Loan Documents to which it is a party;

(b) it has received a copy of the Credit Agreement and has reviewed and understands the same;

(c) neither the Administrative Agent nor any other Lender Party has any fiduciary relationship with or duty to any Guarantor arising out of or in connection with this Guaranty or any of the other Loan Documents, and the relationship between the Guarantors, on the one hand, and the Administrative Agent and the other Lender Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

12

(d) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby or thereby among the Lender Parties or among the Guarantors and the Lender Parties.

SECTION 5.15. Releases.

(a) At such time as the Guaranteed Obligations shall have been Paid in Full, this Guaranty and all obligations (other than those expressly stated to survive such termination or as may be reinstated after such termination) of the Administrative Agent and each Guarantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party.

(b) Notwithstanding anything contained herein to the contrary, a Guarantor will be automatically and unconditionally released from its obligations under this Guaranty upon (i) the sale or disposition of such Guarantor (by merger, consolidation, the sale of its Capital Stock or the sale of all or substantially all of its assets (other than by lease)) and whether or not the Guarantor is the surviving corporation in such transaction, to a Person which is not the Borrower or a Restricted Subsidiary, so long as such transaction is not prohibited by the Credit Agreement and would not result in a Default or Event of Default thereunder, (ii) the redesignation of such Guarantor as an Unrestricted Subsidiary pursuant to Section 5.09 of the Credit Agreement or (iii) the release of such Guarantor as set forth in Section 9.20 of the Credit Agreement. Without the consent or other agreement of any Lender, the Administrative Agent is authorized to release a Guarantor, and shall release such Guarantor, upon the delivery of an officer’s certificate certifying in writing to the Administrative Agent that the conditions for such release described in this Section 4.15(b) have been satisfied. To the extent the Administrative Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Administrative Agent shall, at Borrower’s cost, do so promptly upon requests of the Borrower or the relevant Loan Party without the consent or further agreement of any Lender.

SECTION 5.16. Additional Guarantors. Each Restricted Subsidiary of the Borrower that is required to become a party to this Guaranty pursuant to Section 5.09 of the Credit Agreement shall become a Guarantor for all purposes of this Guaranty upon execution and delivery by such Restricted Subsidiary of a Guaranty Agreement Supplement.

[Signature Pages to Follow]

13

IN WITNESS WHEREOF, each of the Guarantors has executed and delivered this Guaranty by their duly authorized officers, all as of the day and year first above written.

CHOICE HOTELS INTERNATIONAL SERVICES CORP., as Guarantor

By:
Name:
Title:

SUBURBAN FRANCHISE HOLDING
COMPANY, INC., as Guarantor

By:
Name:
Title:

SUBURBAN FRANCHISE SYSTEMS, INC., as Guarantor

By:
Name:
Title:

CHOICE HOTELS INTERNATIONAL, INC., as Borrower

By:
Name:
Title:

[Signature Pages Continue]

S	CHOICE HOTELS – GUARANTEE AGREEMENT

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

S	CHOICE HOTELS – GUARANTEE AGREEMENT

Exhibit A

GUARANTEE AGREEMENT SUPPLEMENT

THIS GUARANTEE AGREEMENT SUPPLEMENT, dated as of             , 20    , (this “Supplement”) is made by [                            ], a [                            ] (the “New Subsidiary Guarantor”) in favor of DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent for the Lender Parties party to the Credit Agreement (as defined in the Guarantee Agreement referred to below).

1. Reference is hereby made to the Guarantee Agreement dated as of [            ], 2015, made by certain Restricted Subsidiaries of Choice Hotels International, Inc. party thereto, as guarantors, in favor of the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”). This Supplement supplements the Guarantee Agreement, forms a part thereof and is subject to the terms thereof. Capitalized terms used and not defined herein shall have the meanings given thereto or referenced in the Credit Agreement or the Guaranty, as applicable.

2. The New Subsidiary Guarantor hereby agrees to unconditionally guarantee to the Administrative Agent for the ratable benefit of itself and the other Lender Parties and their respective permitted successors, endorsees, transferees and assigns, the prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of all Obligations of the Borrower (exclusive of all Excluded Swap Obligations) to the same extent and upon the same terms and conditions as are contained in the Guarantee Agreement.

3. The New Subsidiary Guarantor hereby agrees that by executing this Supplement it is a Guarantor (as defined in the Guaranty) under the Guaranty as if a signatory thereto on the Closing Date, and the New Subsidiary Guarantor shall comply with, and be subject to, all of the terms, covenants, conditions and agreements and hereby makes each representation and warranty, in each case set forth therein. The New Subsidiary Guarantor agrees that the “Guarantee Agreement”, “Guarantee” or “Guaranty” as used herein or in any other Loan Documents shall mean the Guaranty as supplemented hereby.

4. The New Subsidiary Guarantor hereby acknowledges it has received a copy of the Credit Agreement and the Guaranty and that it has read and understands the terms thereof.

5. Attached hereto as Annex A is a schedule setting forth all information of the type required to be provided pursuant to Section 3.08 to the Credit Agreement therein with respect to the New Subsidiary Guarantor.

6. All notices and communications to the New Subsidiary Guarantor shall be given to the addresses and otherwise made in accordance with Section 9.01 of the Credit Agreement; provided that notices and communications to the New Subsidiary Guarantor shall be directed to the New Subsidiary Guarantor at the address of the Borrower set forth in Section 9.01 of the Credit Agreement.

7. The New Subsidiary Guarantor hereby waives acceptance by the Administrative Agent and the other Lender Parties of the guaranty by the New Subsidiary Guarantor under the Guaranty upon the execution of this Supplement by the New Subsidiary Guarantor.

8. This Supplement may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. This Supplement may be delivered by facsimile or other electronic transmission of the relevant signature pages hereof.

9. This Supplement shall be governed by and construed and interpreted in accordance with the laws of the State of New York.

[Signature Page to Follow]

16

IN WITNESS WHEREOF, the undersigned hereby causes this Guarantee Agreement Supplement to be executed and delivered as of the date first above written.

[ ]

By:
Name:
Title:

17

ANNEX A

Supplemental Schedule 3.08 to Credit Agreement

18

EXHIBIT E

to

Senior Unsecured Credit Agreement

dated as of July 21, 2015

by and among

Choice Hotels International, Inc.,

as Borrower,

the Lenders party thereto

and

Deutsche Bank AG New York Branch,

as Administrative Agent

FORM OF NOTE

EXH. E-1

NOTE

$	Dated: , 20

FOR VALUE RECEIVED, the undersigned, CHOICE HOTELS INTERNATIONAL, INC. a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY             (the “Lender”) on the Maturity Date the aggregate principal amount of the Revolving Credit Advances and the Swingline Advances (each as defined below) owing to the Lender by the Borrower pursuant to the Senior Unsecured Credit Agreement dated as of July 21, 2015 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; terms defined therein, unless otherwise defined herein, being used herein as therein defined) among the Borrower, the Lender and certain other lender parties party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent for the Lender and such other lender parties.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Credit Advance and Swingline Advance from the date of such Revolving Credit Advance or Swingline Advance, as the case may be, until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in the applicable Permitted Currency in which each Revolving Loan was initially funded to Deutsche Bank AG New York Branch, as Administrative Agent, at 60 Wall Street, New York, New York 10005, in same day funds. Each Revolving Credit Advance and Swingline Advance owing to the Lender by the Borrower, and all payments made on account of principal thereof, shall be recorded by the Lender and, prior to any transfer hereof, endorsed on the grid attached hereto, which is part of this Promissory Note; provided, however, that the failure of the Lender to make any such recordation or endorsement shall not affect the Obligations of the Borrower under this Promissory Note.

This Promissory Note is one of the Notes referred to in, and is entitled to the benefits of, the Credit Agreement. The Credit Agreement, among other things, (i) provides for the making of advances (variously, the “Revolving Credit Advances” or the “Swingline Advances”) by the Lender to or for the benefit of the Borrower from time to time in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness of the Borrower resulting from each such Revolving Credit Advance and Swingline Advance being evidenced by this Promissory Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified. If any conflict or inconsistency exists between this Note and the Credit Agreement, the Credit Agreement shall control and govern to the extent of such conflict or inconsistency.

[Signature Page Follows]

EXH. E-2

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

EXH. E-3

ADVANCES AND PAYMENTS OF PRINCIPAL

Date	Amount of Advance	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

EXH. E-4

EXHIBIT F

to

Senior Unsecured Credit Agreement

dated as of July 21, 2015

by and among

Choice Hotels International, Inc.,

as Borrower,

the Lenders party thereto

and

Deutsche Bank AG New York Branch,

as Administrative Agent

FORM OF DESIGNATED BANK NOTE

EXH. F-1

FORM OF DESIGNATED BANK NOTE

$	, 20

FOR VALUE RECEIVED, Choice Hotels International, Inc., a Delaware corporation (the “Borrower”), promises to pay to                                         (the “Lender”) the unpaid principal amount of each Competitive Bid Loan made by the Lender to the Borrower pursuant to the Credit Agreement referred to below on the dates specified therein. The Borrower promises to pay interest on the unpaid principal amount of each such Competitive Bid Loan on the dates and at the rate or rates provided for in the Credit Agreement. All such payments of principal and interest shall be made in lawful money of the United States in immediately available funds at the office of the Administrative Agent.

All Competitive Bid Loans made by the Lender, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Lender and, if the Lender so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Competitive Bid Loan then outstanding may be endorsed by the Lender on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof, provided that the failure of the Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This promissory note is one of the Designated Bank Notes referred to in the Senior Unsecured Credit Agreement, dated as of July 21, 2015, by and among the Borrower, the institutions from time to time party thereto, and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, supplemented, restated, or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement. Reference is made to the Credit Agreement for provisions for the prepayment hereof, the acceleration of the maturity hereof upon the happening of certain events and certain waivers by the Borrower.

THIS PROMISSORY NOTE SHALL BE INTERPRETED, AND THE RIGHTS AND LIABILITIES OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

BORROWER:

CHOICE HOTELS INTERNATIONAL, INC.

By:
Name:
Title:

EXH. F-2

LOANS AND PAYMENTS OF PRINCIPAL

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Maturity Date	Notation Made By

EXH. F-3

EXHIBIT G

to

Senior Unsecured Credit Agreement

dated as of July 21, 2015

by and among

Choice Hotels International, Inc.,

as Borrower,

the Lenders party thereto

and

Deutsche Bank AG New York Branch,

as Administrative Agent

FORM OF DESIGNATION AGREEMENT

EXH. G-1

FORM OF DESIGNATION AGREEMENT

Dated             , 20

Reference is made to the Senior Unsecured Credit Agreement dated as of July 21, 2015 (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), among Choice Hotels International, Inc., a Delaware corporation (the “Borrower”), the Lenders named therein, and Deutsche Bank AG New York Branch, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[NAME OF DESIGNOR] (the “Designor”), [NAME OF DESIGNEE] (the “Designee”), and the Administrative Agent agree as follows:

1. The Designor hereby designates the Designee, and the Designee hereby accepts such designation, to have a right to make Competitive Bid Loans pursuant to Article II of the Credit Agreement. Any assignment by the Designor to the Designee of its rights to make a Competitive Bid Loan pursuant to such Article II shall be effective at the time of the funding of such Competitive Bid Loan and not before such time.

2. Except as set forth in Section 7 below, the Designor makes no representation or warranty and assumes no responsibility pursuant to this Designation Agreement with respect to (a) any statements, warranties or representations made in or in connection with any Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument and document furnished pursuant thereto and (b) the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto.

3. The Designee (a) confirms that it has received a copy of each Loan Document, together with copies of the financial statements referred to in the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Designation Agreement; (b) agrees that it will independently and without reliance upon the Administrative Agent, the Designor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Loan Document; (c) confirms that it is a Designated Bank; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under any Loan Document as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (e) agrees to be bound by each and every provision of each Loan Document and further agrees that it will perform in accordance with their terms all of the obligations which by the terms of any Loan Document are required to be performed by it as a Designated Bank, including any and all obligations set forth in Section 9.04(i) of the Credit Agreement.

4. The Designee hereby appoints the Designor as the Designee’s agent and attorney in fact, and grants to the Designor an irrevocable power of attorney, to receive payments made for the benefit of the Designee under the Credit Agreement, to deliver and receive all communications and notices under the Credit Agreement and other Loan Documents and to exercise on the Designee’s behalf all rights to vote and to grant and make approvals, waivers, consents or amendments to or under the Credit Agreement or other Loan Documents. Any document executed by the Designor on the Designee’s behalf in connection with the Credit Agreement or other Loan Documents shall be binding on the Designee to the same extent as if actually signed by the Designee. The Borrower, the Administrative Agent and each of the other Lenders may rely on and are beneficiaries of the preceding provisions.

EXH. G-2

5. Following the execution of this Designation Agreement by the Designor and the Designee, it will be delivered to the Administrative Agent for acceptance by the Administrative Agent. The effective date for this Designation Agreement (the “Effective Date”) shall be the date of acceptance hereof by the Administrative Agent, unless otherwise specified on the signature page hereto.

6. The Designor unconditionally agrees to pay or reimburse the Designee for, and save the Designee harmless against, all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed or asserted by any of the parties to the Loan Documents against the Designee, in its capacity as such, in any way relating to or arising out of this Designation Agreement or any other Loan Documents or any action taken or omitted by the Designee hereunder or thereunder.

7. Upon such acceptance by the Administrative Agent, as of the Effective Date, the Designee shall be a party to the Credit Agreement with a right to make Competitive Bid Loans as a Lender pursuant to Sections 2.03 and 2.04 of the Credit Agreement and the rights and obligations of a Lender related thereto. Notwithstanding the foregoing, the Designor, as agent for the Designee, shall be and remain obligated to the Borrower and the other Lenders for each and every one of the obligations of the Designee and the Designor with respect to the Credit Agreement and any sums otherwise payable to the Borrower by the Designee.

8. This Designation Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

9. This Designation Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Designation Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Designation Agreement.

[Signature Page Follows]

EXH. G-3

IN WITNESS WHEREOF, the Designor and the Designee, intending to be legally bound, have caused this Designation Agreement to be executed by their officers thereunto duly authorized as of the date first above written.

Effective Date:	, 20

[NAME OF DESIGNOR], as
Designor

By:
Name:
Title:

[NAME OF DESIGNEE], as
Designee

By:
Name:
Title:

Applicable Lending Office (and address for notices):

[ADDRESS]

Accepted this day
of , 20

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

EXH. G-4